Spidi & Fisch, PC ATTORNEYS AT LAW
1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660 Facsimile: (202) 434-4661

FOIA CONFIDENTIAL TREATMENT REQUEST
PURSUANT TO 17 CFR 200.83

VIA HAND DELIVERY

April 3, 2013

Christian Windsor, Esq.
Special Counsel
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC  20549

RE:	TF Financial Corporation
Registration Statement on Form S-4
Filed February 8, 2013
File No. 333-186555

Dear Mr. Windsor:

On April 1, 2013, TF Financial Corporation (“TF Financial”) filed Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-186555) (“Amendment No. 1”).  Amendment No. 1 was filed in response to the Staff’s comments set forth in the Staff’s comment letter dated March 7, 2013.  In the letter accompanying Amendment No. 1, we stated that the materials requested in response to comment #13 (reproduced below) would be submitted supplementally pursuant to a confidential treatment request.  The enclosed materials represent the unredacted versions of the requested documents.  Redacted versions are being filed via EDGAR.  We hereby request confidential treatment pursuant to 17 CFR §200.83 for the redacted portions of these documents.  Such documents have been labeled with the “Confidential Treatment Requested by TF Financial Corporation” and bates-stamped TFCSF00001-TFCSF0000252.   Please direct any comments or questions on this matter to the undersigned or John J. Spidi, Esq. at (202) 434-4660.  Our facsimile number is (202) 434-4661.

Opinion of Roebling’s Financial Advisor, page 44

13.	Please provide us with copies of any reports, presentations or other materials provided by FinPro to the Roebling Board.

Pursuant to the Staff’s request, enclosed are the following materials:

Confidential Treatment Requested by TF Financial Corporation                      TFCSF00001

SPIDI & FISCH, PC

CONFIDENTIAL TREATMENT REQUESTED BY TF FINANCIAL CORPORATION

Christian Windsor, Esq.
April 3, 2013

1.	Capital Markets Presentation (April 2, 2012)

2.	Process Overview (April 2012)

3.	Capital Markets Presentation (April 27, 2012)

4.	Capital Markets Presentation (June 27, 2012)

5.	Capital Markets Presentation (August 6, 2012)

6.	Capital Markets Presentation (October 26, 2012)

7.	Fairness Opinion Presentation (December 17, 2012)

***

If you have any additional comments or questions, please direct such inquiries to John J. Spidi, Esq. or the undersigned of this office.  Thank you for your prompt attention to this matter.

Sincerely,

/s/ Joan S. Guilfoyle

Joan S. Guilfoyle

cc:           Kent C. Lufkin, President and Chief Executive Officer, TF Financial Corporation
John J. Spidi, Esq.

Confidential Treatment Requested by TF Financial Corporation                      TFCSF00002

CAPITAL MARKETS PRESENTATION
(April 2, 2012)

Materials Prepared For:

Roebling Bank

Roebling Financial Corp Inc.

Capital Markets Presentation

April 2, 2012

FinPro
Building value together
20 Church Street • Liberty Corner, NJ 07938 • P: (908) 604-9336 • F: (908) 604-5951 • finpro@finpronj.com • www.finpronj.com

Table of Contents . . .

Industry Update

Due to the continued weak housing market, asset quality remains a key issue for community banks . . .

Asset Quality Migration Trends

($ Millions)	2008Q3	2008Q4	2009Q1	2009Q2	2009Q3	2009Q4	2010Q1
Loans 30-89 Days Past Due	$ 120,489	$ 157,568	$ 156,996	$ 139,526	$ 141,310	$ 138,284	$ 142,841
Loans 90 Days Past Due	46,426	74,609	90,683	98,721	109,348	129,815	143,651
Nonaccrual Loans	139,980	157,573	198,915	229,428	253,950	261,739	261,864
Restructured Loans	21,206	23,476	32,685	46,092	49,498	57,511	63,597
OREO	22,579	26,768	29,809	33,796	37,019	41,105	46,039
Total	**$ 350,681**	**$ 439,994**	**$ 509,087**	**$ 547,564**	**$ 591,124**	**$ 628,454**	**$ 657,993**

	2010Q2	2010Q3	2010Q4	2011Q1	2011Q2	2011Q3	2011Q4
Loans 30-89 Days Past Due	$ 123,175	$ 122,455	$ 116,528	$ 109,419	$ 100,214	$ 99,319	$ 100,606
Loans 90 Days Past Due	133,182	130,256	128,002	125,086	120,206	121,224	125,556
Nonaccrual Loans	249,311	242,902	227,333	213,517	196,947	185,993	178,328
Restructured Loans	65,391	74,821	81,622	113,969	118,797	126,423	128,829
OREO	49,162	52,862	52,100	51,757	50,750	50,056	46,106
Total	**$ 620,221**	**$ 623,096**	**$ 605,584**	**$ 613,748**	**$ 586,914**	**$ 583,018**	**$ 579,425**

Total problem assets peaked in 2010Q1.

Delinquencies and nonaccrual loans have declined over the time horizon.

There is still a substantial amount of problem assets that need to work through the migration pipeline.

While asset quality issues will take time to work through the pipeline, the “excess liquidity crisis” is also a key topic that will drive industry performance in 2012 . . .

Cash levels have increased and margin has declined below historical standards and will likely see further declines.

Median Cash as a % of Total Assets



10.00%
9.00%
8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
6.78%
6.74%
8.18%
6.83%
8.23%
6.83%
5.93%
5.99%
6.32%
5.90%
5.88%
7.94%
8.77%
9.36%
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011L4

Net Interest Margin



4.30
4.20
4.10
4.00
3.90
3.80
3.70
3.60
3.50
3.40
4.22
4.24
4.06
3.99
4.17
3.99
4.01
4.07
4.04
3.91
3.74
3.70
3.80
3.80
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011L4

Loan growth overall for NJ institutions has been anemic in 2011, however, the data suggests it is a tale of "the have and the have not's" . . .

Gross Loans Outstanding ($ in billions) for all NJ Headquartered Institutions


100.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
81.21
70.39
50.62
62.86
54.09
62.86
67.05
78.78
77.69
83.19
91.15
94.17
94.19
94.86
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011Y

Annual growth in 2011 was 0.71%

		Loan Growth From 2010 to 2011		Annual Percentage Growth		
		Yes	No	0-5%	5-10%	10% or more
Asset Size	$500 Mil and Below	31	34	9	6	16
	$500 Mil to $1 Bil	14	9	5	2	7
	Greater than $1 Bil	13	9	4	4	5
	Total Reporting	**58**	**52**	**18**	**12**	**28**

Source: SNL Financial

And the efficiency and net noninterest expense ratios for the industry have been going in the wrong direction. These ratios will need to improve in order to hold or improve core earnings in 2012 . . .

Efficiency Ratio



74.0%
72.0%
70.0%
68.0%
66.0%
64.0%
62.0%
60.0%
58.0%
56.0%
62.6%
62.6%
64.4%
64.6%
63.1%
64.6%
64.6%
64.1%
65.0%
66.9%
69.3%
72.0%
70.4%
70.0%
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011L4

Net Noninterest Expense Ratio



2.40
2.35
2.30
2.25
2.20
2.15
2.10
2.05
2.00
2.24
2.24
2.20
2.14
2.18
2.14
2.18
2.20
2.22
2.24
2.29
2.38
2.34
2.34
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011L4

The focus in 2012 is on strong, recurring earnings coupled with effective risk management . . .

- Capital continues to be "king".
- The asset quality focus for 2012 will be on the migration of problem assets to disposition.
- Many institutions are flush with excess liquidity.
- Loan generation and strong investment portfolio management will be key for strong recurring earnings in 2012 and beyond.
- Spread and margin will likely compress for most institutions, and as such, an institution's ability to control expenses will be also be a key driver of earnings.
- The stress testing scenarios that were mandatory for the "Too Big to Fail" 19 will need to carried out for most institutions. In the "new normal", risk management needs to be blended with the strategic planning process.
- Institutions who have strong capital positions and risk management programs will be able to thrive and take advantage of growth opportunities in their respective markets.

Capital Markets Update

Financial stocks significantly underperformed the broader market in 2011 after underperforming the market in 2007 through 2010. However, financials have led the rally so far in 2012 . . .

Historical Performance of Select Indices


SNL Bank
SNL Thrift
SNL Bank and Thrift
S&P 500
NASDAQ
60.00%
40.00%
20.00%
0.00%
-20.00%
-40.00%
-60.00%

	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10	Dec-11	Mar-12
SNL Bank	-11.53%	30.90%	8.49%	-2.06%	13.01%	-25.17%	-45.56%	-2.79%	11.22%	-23.68%	30.03%
SNL Thrift	16.88%	38.12%	8.32%	0.68%	13.17%	-42.16%	-38.20%	-10.23%	0.88%	-19.01%	10.91%
SNL Bank and Thrift	-9.20%	31.63%	8.45%	-1.80%	12.93%	-26.56%	-45.06%	-3.21%	10.66%	-23.45%	29.08%
S&P 500	-23.37%	26.38%	8.99%	3.00%	13.62%	3.53%	-38.49%	23.45%	12.78%	-0.02%	11.76%
NASDAQ	-31.53%	50.01%	8.59%	1.37%	9.52%	9.81%	-40.54%	43.89%	16.91%	-2.17%	19.19%

Data as of 03/29/2012

Multiples have improved modestly in 2012 year-to-date. At year end 2011, the national bank median price to tangible book was slightly below 100% while the national thrift median was well below tangible book value . . .

National Bank and Thrift Trading Multiples



Trading Price to Tangible Book (%)
300.0
250.0
200.0
150.0
100.0
50.0
-
Trading Price to LTM EPS (x)
25.0
20.0
15.0
10.0
5.0
-

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	29-Mar-12
National Bank P/TB	178.2	232.4	246.0	233.2	230.8	165.4	116.3	97.65	118.3	99.59	116.6
National Thrift P/TB	129.2	167.2	176.3	157.6	156.7	118.7	85.55	83.70	83.76	76.66	81.10
National Bank P/E	13.72	16.85	18.15	15.96	16.80	13.93	15.53	15.98	15.11	13.27	14.29
National Thrift P/E	12.53	16.82	16.69	16.11	19.26	20.59	17.74	19.78	16.98	17.39	17.87

The trading tangible book multiples by size illustrate that there continues to be a premium for size and liquidity and Mid Atlantic thrifts trade at a premium to the national thrift median . . .

	Trading Tangible Book Multiples										
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	3/29/2012
National Medians											
National Bank	178.3	232.5	246.0	233.2	230.8	165.4	116.3	97.7	118.3	99.6	116.6
National Savings Bank/Thrift/Mutual	129.3	167.2	176.3	157.6	156.7	118.8	85.6	83.7	83.8	76.7	81.1
National MHC	209.6	262.6	214.0	173.2	184.1	161.7	122.1	123.0	119.0	98.6	121.5
Regional Medians											
Mid-Atlantic Bank	187.5	231.8	232.9	211.3	215.2	162.5	135.9	103.1	122.0	92.4	111.6
Midwest Bank	174.1	211.2	235.8	208.3	209.7	164.1	121.6	86.4	117.1	102.8	121.7
New England Bank	178.3	253.9	254.5	219.3	211.1	172.1	135.9	133.0	160.2	140.6	152.0
Southeast Bank	167.8	232.0	240.9	221.2	223.5	142.4	96.0	89.1	107.0	73.9	90.9
Southwest Bank	219.7	254.8	287.6	310.9	282.6	218.3	183.6	143.6	152.0	143.9	154.7
West Bank	182.9	252.1	297.8	290.1	282.7	179.0	110.2	102.6	115.1	106.4	129.2
Mid-Atlantic Savings Bank/Thrift/Mutual	172.6	244.2	236.8	189.4	188.9	137.7	116.8	100.8	101.2	86.3	90.9
Midwest Savings Bank/Thrift/Mutual	120.0	158.6	159.9	135.5	139.0	112.0	71.1	70.7	73.3	58.8	73.1
New England Savings Bank/Thrift/Mutual	129.8	194.8	197.9	169.1	162.4	122.4	98.9	99.6	116.4	90.1	96.2
Southeast Savings Bank/Thrift/Mutual	104.8	146.0	157.8	187.7	188.3	101.6	64.8	52.0	52.5	67.9	72.3
Southwest Savings Bank/Thrift/Mutual	NA	NA	NA	115.4	117.5	89.8	69.8	93.2	81.2	87.6	88.1
West Savings Bank/Thrift/Mutual	124.5	166.5	171.0	154.3	152.3	109.4	62.7	66.1	76.2	68.3	79.8
Mid-Atlantic MHC	173.7	246.5	214.0	174.0	186.0	146.5	133.6	145.2	127.2	103.5	131.8
Midwest MHC	NA	NA	NA	173.2	180.4	176.5	71.0	87.2	110.4	83.9	89.6
New England MHC	NA	NA	159.4	164.0	175.3	138.8	101.0	78.3	100.8	106.0	112.9
Southeast MHC	238.6	306.5	301.4	268.3	375.3	421.9	171.0	193.8	127.5	111.5	109.4
Southwest MHC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
West MHC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Size Medians											
<$250MM Bank	112.0	132.3	157.8	130.2	110.7	91.8	52.7	76.7	79.1	85.2	84.3
$250MM-$500MM Bank	136.7	170.7	178.9	164.4	154.3	120.9	66.6	66.7	81.6	61.0	78.1
$500MM-$1B Bank	141.8	189.5	201.5	192.6	183.5	132.0	79.7	70.7	81.1	68.1	88.0
$1B-$5B Bank	179.4	241.7	248.3	234.4	241.5	168.9	141.1	106.0	123.1	103.1	125.1
>$5B Bank	236.8	305.1	338.8	297.8	302.0	219.6	190.4	148.8	155.1	131.1	153.6
<$250MM Savings Bank/Thrift/Mutual	101.9	168.0	177.9	105.3	103.1	82.8	55.6	34.9	43.3	67.5	53.1
$250MM-$500MM Savings Bank/Thrift/Mutual	124.4	161.7	163.8	132.3	137.6	105.1	76.8	80.1	75.0	69.8	74.2
$500MM-$1B Savings Bank/Thrift/Mutual	121.9	155.9	163.4	150.8	149.4	109.2	71.5	57.1	76.5	75.1	81.7
$1B-$5B Savings Bank/Thrift/Mutual	139.6	191.9	190.8	175.6	179.1	134.9	114.7	99.8	105.2	87.6	96.0
>$5B Savings Bank/Thrift/Mutual	202.1	234.3	310.4	252.4	287.4	178.8	174.9	139.5	125.3	129.4	137.8
Exchange Medians											
Liquid	169.9	225.3	236.3	214.2	211.9	149.5	106.1	93.3	106.6	89.7	106.9
Pink Sheet/OTC	127.6	151.2	159.6	155.4	153.7	126.0	88.8	75.3	74.1	64.3	72.5

Data as of 03/29/2012

On an earning basis, Mid Atlantic thrifts and thrifts under $250 million trade at a modest discount to the national median . . .

	Trading Earnings Multiples										
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	3/29/2012
National Medians											
National Bank	13.7	16.8	18.1	16.0	16.8	13.9	15.5	16.0	15.1	13.3	14.3
National Savings Bank/Thrift/Mutual	12.5	16.8	16.7	16.1	19.3	20.6	17.7	19.8	17.0	17.4	17.9
National MHC	25.5	27.6	25.8	51.0	35.8	29.3	41.7	44.7	25.9	22.9	25.3
Regional Medians											
Mid-Atlantic Bank	13.9	16.9	18.1	15.7	16.7	14.6	15.6	15.9	14.5	12.6	13.0
Midwest Bank	13.0	16.6	17.9	15.7	16.8	13.6	15.3	14.8	15.8	13.6	13.3
New England Bank	12.3	16.8	18.4	14.9	16.9	14.4	13.0	12.6	14.5	13.5	13.7
Southeast Bank	13.7	16.9	18.0	16.2	16.8	13.7	16.6	17.8	14.2	14.5	16.1
Southwest Bank	13.3	16.4	17.9	16.6	17.4	14.6	15.7	16.4	17.6	13.6	15.9
West Bank	14.0	17.7	19.1	16.6	16.6	13.5	15.9	16.6	17.9	14.2	16.4
Mid-Atlantic Savings Bank/Thrift/Mutual	12.1	16.8	16.0	14.9	18.5	18.0	18.2	17.0	17.0	13.9	15.5
Midwest Savings Bank/Thrift/Mutual	13.4	15.9	16.7	16.0	16.1	20.3	15.7	17.8	13.8	13.3	15.6
New England Savings Bank/Thrift/Mutual	14.1	24.0	19.6	32.2	38.7	33.9	34.4	24.9	23.1	24.0	23.1
Southeast Savings Bank/Thrift/Mutual	11.7	16.2	22.1	26.5	19.3	26.1	14.6	17.8	14.4	28.1	19.9
Southwest Savings Bank/Thrift/Mutual	NA	NA	NA	34.7	62.8	61.3	16.8	26.9	23.9	20.4	20.6
West Savings Bank/Thrift/Mutual	11.8	16.9	15.6	14.8	16.7	18.1	17.6	27.0	14.7	17.6	15.6
Mid-Atlantic MHC	25.5	27.6	25.8	46.7	37.5	29.7	41.7	33.2	25.2	24.4	28.2
Midwest MHC	NA	NA	NA	NA	NA	NA	65.0	34.7	42.6	24.8	25.1
New England MHC	NA	NA	NA	NA	39.8	29.0	NA	51.2	22.6	20.1	24.8
Southeast MHC	NA	NA	NA	51.0	18.8	NA	18.4	66.7	33.0	NA	60.7
Southwest MHC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
West MHC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Size Medians											
<$250MM Bank	16.1	37.5	20.2	19.8	14.6	12.9	18.3	15.5	10.8	13.1	13.8
$250MM-$500MM Bank	14.3	17.4	17.6	17.0	18.6	17.8	15.0	15.1	15.7	14.2	15.8
$500MM-$1B Bank	13.4	17.9	18.5	16.0	16.8	14.1	12.8	14.3	12.8	10.3	11.7
$1B-$5B Bank	13.4	16.7	18.2	15.7	16.9	13.7	15.1	16.1	14.7	13.3	13.5
>$5B Bank	13.8	16.8	18.0	15.9	16.5	13.9	17.5	17.8	17.7	14.1	16.0
<$250MM Savings Bank/Thrift/Mutual	21.2	22.7	11.6	62.5	60.7	51.4	NA	NA	35.0	18.0	15.7
$250MM-$500MM Savings Bank/Thrift/Mutual	12.7	17.7	18.9	15.0	20.9	21.3	11.1	26.9	21.2	16.5	19.4
$500MM-$1B Savings Bank/Thrift/Mutual	10.8	14.8	15.8	17.9	20.4	20.8	17.6	18.4	17.0	20.1	18.7
$1B-$5B Savings Bank/Thrift/Mutual	12.6	17.2	17.4	16.0	17.3	18.7	17.2	17.1	16.3	18.0	17.9
>$5B Savings Bank/Thrift/Mutual	15.1	17.3	16.9	19.3	20.8	22.9	24.2	37.6	17.5	17.4	15.6
Exchange Medians											
Liquid	13.5	16.8	18.1	16.0	17.0	14.3	15.9	16.6	15.7	13.8	14.9
Pink Sheet/OTC	13.1	15.8	17.0	16.0	16.5	15.7	14.4	14.4	13.1	11.5	11.7

Data as of 03/29/2012

M&A Update

Merger activity has increased in 2012 year-to-date, following a modest amount of activity in 2011. 2011 aggregate deal value and average deal value in 2011 are skewed by three transactions. 2012 levels are also skewed as the UnionBanCal Corporation and Prosperity Bancshares transactions which account for a large portion aggregate deal value . . .



Historical Merger Activity
Aggregate Deal Value
Number of Deals

Merger Activity	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Number of Deals	475	334	254	250	211	260	269	268	293	286	142	118	172	155	48
Aggregate Deal Value	288,485	68,690	93,770	40,423	17,189	72,348	130,793	29,159	105,577	72,040	31,798	1,324	12,156	16,974	3,019
Average Deal Value	607	206	369	162	81	278	486	109	360	252	224	11	71	110	63

Data as of 03/13/2012

Note: Three large transactions in 2011 included: Capital One's acquisition of ING Direct USA, Comerica's acquisition of Sterling Bancshares and PNC's acquisition of RBC's U.S. retail banking subsidiary

National acquisition tangible book multiples for both banks and thrifts have improved from 2011, but remain well below historic levels. Bank and thrift earnings multiples have declined year to date in 2012 . . .



National Acquisition Multiples
Acquisition Price to Tangible Book (%)
Acquisition Price to LTM EPS (x)
250.0
200.0
150.0
100.0
50.0
0.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
National Bank P/TB	169.0	211.8	219.8	225.0	230.5	220.1	160.5	114.7	114.7	107.5	112.0
National Thrift P/TB	150.3	177.2	192.0	180.5	198.3	161.9	124.9	108.8	125.8	110.5	119.0
National Bank P/E	18.98	21.60	22.53	22.71	22.58	22.73	22.42	18.32	23.01	25.17	19.99
National Thrift P/E	19.28	19.38	22.52	22.36	25.34	22.61	26.24	-	20.63	31.92	20.63

Note: For all announced deals as of 3/29/2012

Source: SNL Financial

Mid Atlantic institutions sold at a premium to the industry as a whole in 2011. Smaller deals are priced lower on a tangible book basis . . .

	Acquisition Tangible Book Multiples										
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
National Medians											
National Bank P/TB	169.1	211.8	219.9	225.1	230.5	220.2	160.6	114.7	114.8	107.5	112.0
National Thrift P/TB	150.3	177.2	192.0	180.5	198.4	161.9	124.9	108.9	125.8	110.5	119.0
Regional Medians											
Southwest Bank P/TB	176.2	183.7	227.3	230.4	243.6	231.5	195.4	156.0	139.9	123.4	168.9
Southeast Bank P/TB	171.6	222.8	250.0	227.1	245.3	210.9	155.4	72.7	97.3	63.7	93.6
Northeast Bank P/TB	278.6	248.0	246.8	192.6	213.2	211.4	189.7	134.3	129.9	144.0	194.4
Midwest Bank P/TB	159.8	173.2	164.3	183.1	210.5	208.9	160.4	108.1	109.2	101.4	100.0
Mid Atlantic Bank P/TB	221.8	277.4	249.3	238.4	178.1	242.2	143.7	90.2	110.5	132.0	116.3
West Bank P/TB	168.1	228.3	252.1	239.2	287.7	252.0	129.3	107.4	128.4	90.2	101.3
Southwest Thrift P/TB	127.5	172.7	157.5	263.7	198.4	117.0	93.1	NA	NA	102.3	NA
Southeast Thrift P/TB	224.1	224.0	148.9	230.7	221.9	144.1	131.8	101.9	NA	110.8	NA
Northeast Thrift P/TB	238.4	266.9	225.4	NA	202.4	NA	172.0	NA	152.5	184.1	119.0
Midwest Thrift P/TB	122.7	141.3	166.3	172.6	151.1	162.9	124.9	148.2	126.4	80.2	NA
Mid Atlantic Thrift P/TB	159.6	212.9	225.4	259.4	198.7	204.7	84.8	99.9	122.4	110.5	102.1
West Thrift P/TB	153.1	159.0	201.5	212.3	274.6	250.0	32.1	NA	NA	130.6	NA

	Acquisition Tangible Book Multiples										
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Size Medians											
< $10MM Bank P/TB	147.0	153.0	142.3	166.9	161.2	166.1	156.7	107.4	109.6	95.8	100.0
$10MM to $50MM Bank P/TB	176.7	215.6	233.5	220.3	220.0	200.4	160.6	124.2	123.9	106.7	99.8
$50MM to $100MM Bank P/TB	249.4	262.8	231.6	272.5	255.7	280.6	201.0	117.3	109.5	125.8	87.5
$100MM to $500MM Bank P/TB	278.3	300.9	314.1	314.9	332.2	270.0	234.2	93.7	140.5	174.3	120.3
>= $500MM Bank P/TB	293.9	318.6	343.0	321.7	373.5	350.4	57.3	NA	130.7	163.5	206.4
< $10MM Thrift P/TB	121.3	133.0	147.0	176.0	155.9	106.9	94.3	148.2	126.4	123.5	119.0
$10MM to $50MM Thrift P/TB	133.0	146.8	177.6	168.6	172.3	151.5	163.3	99.9	125.2	98.9	102.1
$50MM to $100MM Thrift P/TB	165.7	172.7	172.5	172.5	204.2	NA	116.1	86.0	136.1	NA	NA
$100MM to $500MM Thrift P/TB	247.7	256.2	206.1	230.0	272.7	183.9	172.0	117.9	110.7	184.1	NA
>= $500MM Thrift P/TB	247.8	271.8	306.4	230.7	308.6	251.7	66.0	NA	165.3	102.2	NA

Data as of 03/29/2012

Earnings multiples have fluctuated . . .

	Acquisition Earnings Multiples										
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
National Medians											
National Bank P/E	19.0	21.6	22.5	22.7	22.6	22.7	22.4	18.3	23.0	25.2	20.0
National Thrift P/E	19.3	19.4	22.5	22.4	25.3	22.6	26.2	NA	20.6	31.9	NA
Regional Medians											
Southwest Bank P/E	21.7	22.9	22.6	23.4	21.3	17.9	18.0	25.8	23.2	27.7	12.6
Southeast Bank P/E	22.2	23.4	28.7	25.1	24.6	22.6	19.8	17.9	27.9	18.2	24.3
Northeast Bank P/E	17.2	22.6	17.8	22.0	24.8	18.8	NA	NA	19.2	25.2	16.3
Midwest Bank P/E	17.0	19.1	19.3	20.3	23.1	24.3	26.2	17.1	22.2	17.3	16.1
Mid Atlantic Bank P/E	20.7	21.9	25.5	20.9	26.7	28.3	23.7	8.4	19.9	32.2	28.8
West Bank P/E	16.3	19.7	19.8	22.2	20.3	24.0	59.5	19.3	47.1	33.6	27.4
Southwest Thrift P/E	20.0	17.1	30.5	19.9	32.5	43.6	NA	NA	NA	36.0	NA
Southeast Thrift P/E	16.0	14.8	19.7	23.5	25.3	25.2	40.8	NA	NA	17.0	NA
Northeast Thrift P/E	19.1	19.9	30.9	NA	24.5	NA	23.8	NA	22.7	28.5	NA
Midwest Thrift P/E	21.1	21.7	22.9	23.3	25.4	22.4	15.7	NA	12.6	35.2	NA
Mid Atlantic Thrift P/E	26.9	23.8	19.3	22.0	31.0	23.9	38.4	NA	20.0	31.9	NA
West Thrift P/E	12.1	17.4	17.9	17.3	15.4	17.0	NA	NA	NA	47.2	NA
Size Medians											
< $10MM Bank P/E	17.7	19.9	19.1	25.8	26.4	22.7	21.8	25.8	24.1	19.4	12.2
$10MM to $50MM Bank P/E	20.0	22.2	22.9	20.7	22.8	24.1	23.3	18.2	24.1	25.5	20.0
$50MM to $100MM Bank P/E	20.3	21.1	27.5	23.4	24.3	22.9	23.4	NA	NA	64.3	NA
$100MM to $500MM Bank P/E	18.6	22.6	24.2	24.2	22.1	21.6	18.7	8.4	22.2	23.3	28.8
>= $500MM Bank P/E	17.8	21.9	19.4	15.6	18.3	21.5	25.1	NA	NA	NA	17.0
< $10MM Thrift P/E	20.8	34.8	23.5	22.5	39.9	NA	NA	NA	NA	35.2	NA
$10MM to $50MM Thrift P/E	19.9	26.4	24.5	21.4	28.3	22.9	40.8	NA	16.6	17.0	NA
$50MM to $100MM Thrift P/E	22.1	16.4	18.3	25.2	25.3	NA	33.2	NA	20.1	NA	NA
$100MM to $500MM Thrift P/E	18.8	18.7	23.1	23.5	20.1	20.5	25.0	NA	NA	31.0	NA
>= $500MM Thrift P/E	18.1	18.3	18.1	15.0	19.2	23.7	NA	NA	24.6	31.9	NA

Data as of 03/29/2012

Since 2008, there have not been many “traditional” open bank transactions in NJ . . .

				Announced Purchase Price to:						Target's Financials at Announcement				
Buyer/ Target	Buyer State	Target State	Announce Date	Deal Value ($mil)	Book Value (%)	Tangible Book Value (%)	LTM Earnings (x)	LTM Core Earnings (x)	Tangible Book Premium/ Core Deposits (%)	Total Assets $000s	Tangible Equity/ Assets (%)	NPAs/ Assets (%)	LTM ROAA (%)	LTM ROAE (%)
*BCB Bancorp, Inc./ Allegiance Community Bank	NJ	NJ	Apr-11	6.8	97.2	97.2	NA	NA	(0.2)	$ 121,348	5.78	4.79	0.32	5.42
*BCB Bancorp, Inc./ Pamrapo Bancorp, Inc.	NJ	NJ	Jun-09	46.9	NM	NM	NM	NM	NM	592,373	9.19	1.29	0.31	3.32
*Center Bancorp, Inc./ Saddle River Valley Bank	NJ	NJ	Feb-12	11.0	78.2	78.2	NA	NA	(3.1)	118,510	11.86	0.78	(2.65)	(16.95)
*Investor group/ Northern State Bank		NJ	Jul-10	NA	NA	NA	NA	NA	NA	63,208	9.54	1.19	(1.04)	(11.93)
Investor group/ Saddle River Valley Bancorp		NJ	Oct-09	NA	NA	NA	NA	NA	NA	69,923	8.64	-	(3.50)	(31.02)
Investor group/ Sun Bancorp, Inc.		NJ	Jul-10	NA	NA	NA	NA	NA	NA	3,531,998	6.34	2.87	(0.51)	(5.01)
*Kearny Financial Corp. (MHC)/ Central Jersey Bancorp	NJ	NJ	May-10	72.3	150.0	153.1	NM	NM	4.5	571,295	9.79	1.60	(4.31)	(42.68)
Ocean Shore Holding Co./ CBHC Financialcorp, Inc.	NJ	NJ	Feb-11	11.9	130.0	130.0	10.3	NA	1.6	136,038	7.69	0.61	0.91	12.28
*Roma Financial Corporation (MHC)/ Sterling Banks, Inc.	NJ	NJ	Mar-10	14.7	87.5	99.6	NM	NM	(0.0)	383,067	3.88	5.45	(6.84)	(100.83)
Minimum				6.8	78.2	78.2	10.3	-	(3.1)	63,208	3.9	-	(6.8)	(100.8)
Maximum				72.3	150.0	153.1	10.3	-	4.5	3,531,998	11.9	5.5	0.9	12.3
Average				27.3	108.6	111.6	10.3	-	0.6	620,864	8.1	2.1	(1.9)	(20.8)
Median				13.3	97.2	99.6	10.3	-	(0.0)	136,038	8.6	1.3	(1.0)	(11.9)

**FinPro served as financial advisor to either the Buyer or Target*

- The median acquisition price to tangible book of the transactions was 99.6%.
- There were 3 deals below tangible book, and 2 deals north of 130% of tangible book.
- 3 of the 9 deals involved investor groups.
- The targets generally had healthy asset quality ratios, but most had unprofitable years prior to being acquired.

For deals since the beginning of 2010 in the Mid Atlantic region, the median acquisition price to tangible book multiple for thrift institutions with total assets below $500 million was 115.1% . . .

					Purchase Price to:					Target's Financials at Announcement				
Buyer/ Target	Buyer State	Target State	Announce Date	Deal Value ($mil)	Book Value (%)	Tangible Book Value (%)	LTM Earnings (x)	LTM Core Earnings (x)	Tangible Book Premium/ Core Deposits (%)	Total Assets $000s	Tangible Equity/ Assets (%)	NPAs/ Assets (%)	LTM ROAA (%)	LTM ROAE (%)
Beneficial Mutual Bancorp, Inc. (MHC)/ SE Financial Corp.	PA	PA	Dec-11	31.8	110.5	110.5	NM	NA	NA	$ 306,871	8.26	NA	0.09	1.11
Berkshire Hills Bancorp, Inc./ Rome Bancorp, Inc.	MA	NY	Oct-10	73.3	119.6	119.6	19.3	20.0	NA	329,637	18.59	0.69	1.08	5.98
Center Bancorp, Inc./ Saddle River Valley Bank	NJ	NJ	Feb-12	11.5	87.6	90.0	NA	NA	(1.6)	120,216	10.88	1.41	(2.85)	(19.41)
ESSA Bancorp, Inc./ First Star Bancorp, Inc.	PA	PA	Dec-11	24.7	84.0	84.0	NM	NA	(1.0)	423,335	6.48	1.63	(0.41)	(6.89)
Investor group/ Community FSB Holding Company	NJ	NY	Apr-11	NA	NA	NA	NA	NA	NA	52,176	7.09	15.53	(2.53)	(33.23)
Norwood Financial Corp./ North Penn Bancorp, Inc.	PA	PA	Dec-10	27.4	125.2	125.2	20.6	26.2	6.4	164,505	12.10	1.36	0.79	6.41
Ocean Shore Holding Co./ CBHC Financialcorp, Inc.	NJ	NJ	Feb-11	11.9	130.0	130.0	10.3	NA	1.6	136,038	7.69	0.61	0.91	12.28
Wallkill Valley Federal Savings & Loan Association/ Highland Falls Federal Savings & Loan Association	NY	NY	Jan-12	NA	NA	NA	NA	NA	NA	41,226	14.98	3.07	(0.30)	(1.95)
Minimum				11.5	84.0	84.0	10.3	20.0	(1.6)	41,226	6.5	0.6	(2.9)	(33.2)
Maximum				73.3	130.0	130.0	20.6	26.2	6.4	423,335	18.6	15.5	1.1	12.3
Average				30.1	109.5	109.9	16.7	23.1	1.3	196,751	10.8	3.5	(0.4)	(4.5)
Median				26.0	115.1	115.1	19.3	23.1	0.3	150,272	9.6	1.4	(0.1)	(0.4)

**FinPro served as financial advisor to either the Buyer or Target*

- There were 2 deals below tangible book, and 4 deals above 100% of tangible book.
- The targets generally had healthy asset quality ratios, but the profitability levels varied.
- The median total asset size of the buyers shown here was $1.1 billion.

Deal multiples are at announcement date. Acquisitions involving the MHC as the target were eliminated.
Source: SNL Financial

Roebling Financial Corp Inc.

Financial Highlights

The Company has 5 branches, 4 in Burlington County and 1 in Ocean County. The Company's branch network has grown at a modest pace over the prior 5 years . . .

Burlington County Market Share				
2011 Rank	Institution (State)	Branch Count	Deposit in Market ($000s)	Market Share (%)
1	Toronto-Dominion Bank	17	$ 1,936,181	23.27
2	Beneficial Mutual Bncp (MHC) (PA)	20	1,384,782	16.64
3	Wells Fargo & Co. (CA)	15	1,245,618	14.97
4	PNC Financial Services Group (PA)	14	816,230	9.81
5	Bank of America Corp. (NC)	10	539,587	6.48
6	Roma Financial Corp. (MHC) (NJ)	11	422,871	5.08
7	Cornerstone Financial Corp. (NJ)	6	246,638	2.96
17	Roebling Financial Corp. (NJ)	4	101,719	1.22
	Total For Institutions In Market	135	$ 8,322,001	

Ocean County Market Share				
2011 Rank	Institution (State)	Branch Count	Deposit in Market ($000s)	Market Share (%)
1	Hudson City Bancorp Inc. (NJ)	14	$ 2,696,041	20.64
2	Toronto-Dominion Bank	21	1,863,624	14.26
3	Wells Fargo & Co. (CA)	26	1,851,107	14.17
4	OceanFirst Financial Corp. (NJ)	18	1,404,686	10.75
5	Santander	25	1,314,909	10.06
6	Bank of America Corp. (NC)	22	1,149,747	8.8
7	Investors Bancorp Inc. (MHC) (NJ)	8	658,090	5.04
21	Roebling Financial Corp. (NJ)	1	34,964	0.27
	Total For Institutions In Market	197	$ 13,064,906	

Roebling Bank					For the period ending June 30,					
	City	County, ST	Zip code	Open date	2007	2008	2009	2010	2011	5 yr. CAGR (%)
Branch 1	New Egypt	Ocean, NJ	08533	Jun-98	$ 33,597	$ 32,320	$ 32,673	$ 32,942	$ 34,964	1.00
Branch 2	Roebling	Burlington, NJ	08554	NA	15,906	19,154	23,468	24,358	22,095	8.56
Branch 3	Roebling	Burlington, NJ	08554	NA	51,606	51,974	52,868	49,831	48,426	(1.58)
Branch 4	Mount Holly	Burlington, NJ	08060	Jul-05	11,546	17,526	23,936	21,645	19,684	14.27
Branch 5	Delran	Burlington, NJ	08075	Nov-06	7,377	7,119	12,672	10,612	11,514	11.77
				Total	$ 120,032	$ 128,093	$ 145,617	$ 139,388	$ 136,683	3.30

All deposit data shown is as of June 30, 2011

Source: SNL Financial

The Company's 5 branches are show on the map below . . .



Woodbourne
Langhorne
Fairless Hills
Levittown
Penndel
Pennsylvania Tpke
Bensalem
Bristol
Croydon
Cornwells Heights
Edgewater Park
Burlington
Delanco
Willingboro
Moorestown
Hainesport
Mount Holly
Lumberton
Rancocas Rd
Tullytown
Florence
Roebling
White Horse
Groveville
Bordentown
New Jersey Tpke
Allentown
Chesterfield
Columbus
Hornerstown
Plumsted Twp
New Egypt
Monmouth Rd
Jobstown
Wrightstown
McGuire Air Force Base
Fort Dix
Pemberton
Pemberton Heights
Browns Mills
Country Lake Estates
Route 206
Route 68
US Steel Industrial Park

Source: SNL Financial

The Company presently trades at a substantial discount to book value . . .

Roebling Financial Corp, Inc. Current Trading Position	Ticker: RBLG
Closing Price ($)	$ 3.75
Date of Closing Price:	3/29/2012
Market Capitalization ($M)	6
Shares Outstanding (Shares)	1,686,527

Current Pricing Multiples	
Price/ Book (%)	37.76
Price/ Tangible Book (%)	37.76
Price/ Earnings (x)	15.63
Price/ Trailing-four-quarter EPS (x)	15.00
Price/ Core EPS (x)	15.63
Price/ LTM Core EPS (x)	15.00
Current Dividend Yield (%)	NA
LTM Dividend Payout Ratio (%)	NM

RBLG Historical Stock Price and Volume
3/30/2009 to 3/29/2012



$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Stock Price
250,000
200,000
150,000
100,000
50,000
0
Volume
Mar-09
Jun-09
Sep-09
Dec-09
Mar-10
Jun-10
Sep-10
Dec-10
Mar-11
Jun-11
Sep-11
Dec-11
Stock Price
Volume

The Company's balance sheet has grown modestly over the time horizon and overall composition has remained similar. In 2011, the Company was able to offset the decline in net interest income with lower expenses and provision . . .

Roebling Financial Corp, Inc. (000s)	Annual 2007Y	2008Y	2009Y	2010Y	2011Y		Quarterly 2010Q4	2011Q1	2011Q2	2011Q3	2011Q4
Balance Sheet						CAGR - 5yr					
Total Assets	$ 147,008	$ 154,666	$ 172,346	$ 165,268	$ 164,441	2.84	$ 165,268	$ 166,084	$ 164,898	$ 163,868	$ 164,441
Cash & Equivalents	3,460	6,356	4,074	3,043	3,520	0.43	3,043	4,609	4,883	3,828	3,520
Total Securities	35,495	33,479	42,425	42,437	43,317	5.10	42,437	42,202	42,743	43,472	43,317
Net Loans	102,772	109,474	118,428	112,190	110,121	1.74	112,190	111,743	109,448	108,616	110,121
OREO	-	306	1,203	352	1,286	NA	352	880	1,115	1,611	1,286
Deposits	119,208	130,575	141,218	138,193	134,770	3.12	138,193	138,397	134,695	139,219	134,770
Borrowings	9,500	5,000	13,000	9,000	10,755	3.15	9,000	9,500	11,750	6,000	10,755
Total Equity	$ 16,859	$ 17,308	$ 16,267	$ 16,025	$ 16,751	(0.16)	$ 16,025	$ 16,154	$ 16,345	$ 16,630	$ 16,751
Balance Sheet Ratios (%)						Avg. - 5yr					
Cash & Equivalents / Total Assets	2.35	4.11	2.36	1.84	2.14	2.56	1.84	2.78	2.96	2.34	2.14
Total Securities / Total Assets	24.14	21.65	24.62	25.68	26.34	24.49	25.68	25.41	25.92	26.53	26.34
Net Loans / Total Assets	69.91	70.78	68.72	67.88	66.97	68.85	67.88	67.28	66.37	66.28	66.97
Deposits / Total Assets	81.09	84.42	81.94	83.62	81.96	82.61	83.62	83.33	81.68	84.96	81.96
Borrowings / Total Assets	6.46	3.23	7.54	5.45	6.54	5.84	5.45	5.72	7.13	3.66	6.54
Total Equity / Total Assets	11.47	11.19	9.44	9.70	10.19	10.40	9.70	9.73	9.91	10.15	10.19
Tangible Equity / Tangible Assets	11.47	11.19	9.44	9.70	10.19	10.40	9.70	9.73	9.91	10.15	10.19
Income Statement						CAGR - 5yr					
Interest Income	$ 7,975	$ 8,626	$ 8,580	$ 7,477	$ 6,760	(4.05)	$ 1,773	$ 1,726	$ 1,719	$ 1,674	$ 1,641
Interest Expense	3,483	3,451	3,149	2,105	1,674	(16.74)	477	437	427	420	390
Net Interest Income	4,492	5,175	5,431	5,372	5,086	3.15	1,296	1,289	1,292	1,254	1,251
Provision	47	278	3,245	725	(200)	NA	50	-	85	(285)	-
Noninterest Income	563	512	558	511	474	(4.21)	130	119	113	118	124
Noninterest Expense	4,417	4,667	5,228	5,218	5,121	3.77	1,156	1,156	1,311	1,445	1,209
Gain/Loss on Securities	-	-	140	-	-	NA	-	-	-	-	-
Net Income Before Taxes	591	742	(2,344)	(60)	639	1.97	220	252	9	212	166
Tax Expense	250	270	(959)	(56)	231	(1.96)	81	85	(2)	89	59
Extraordinary Items	-	-	-	-	-	NA	-	-	-	-	-
Net Income After Taxes	$ 341	$ 472	$ (1,385)	$ (4)	$ 408	4.59	$ 139	$ 167	$ 11	$ 123	$ 107

The Company's core EPS has rebounded back to 2008 levels after two years of losses. The Company has experienced margin compression since 2008 levels. Asset quality has strengthened since peaking in 2009 . . .

Roebling Financial Corp, Inc. (000s)	Annual 2007Y	2008Y	2009Y	2010Y	2011Y		Quarterly 2010Q4	2011Q1	2011Q2	2011Q3	2011Q4
Per Share Information (actual)						**CAGR - 5yr**					
Common Shares Outstanding	1,718,473	1,718,473	1,686,527	1,686,527	1,686,527	(0.47)	1,686,527	1,686,527	1,686,527	1,686,527	1,686,527
Average Diluted Shares	1,653,182	1,662,376	1,656,166	1,657,074	1,663,937	0.16	1,651,069	1,653,357	1,655,644	1,686,527	1,660,220
Book Value Per Share	$ 9.81	$ 10.07	$ 9.65	$ 9.50	$ 9.93	0.31	$ 9.50	$ 9.58	$ 9.69	$ 9.86	$ 9.93
Tangible Book Value Per Share	9.81	10.07	9.65	9.50	9.93	0.31	9.50	9.58	9.69	9.86	9.93
Diluted EPS before Extraordinary	0.21	0.28	(0.84)	(0.01)	0.25	4.46	0.08	0.10	0.01	0.08	0.06
Core EPS	0.21	0.28	(0.86)	(0.01)	0.25	4.46	0.08	0.10	0.01	0.08	0.06
Cash Basis EPS	0.21	0.28	(0.84)	(0.01)	0.25	4.46	0.08	0.10	0.01	0.08	0.06
Cash Dividends Per Share	$ 0.10	$ 0.10	$ 0.10	$ -	$ -	(100.00)	$ -	$ -	$ -	$ -	$ -
Earnings (%)						**Avg. - 5yr**					
Net Income	$ 341	$ 472	$ (1,385)	$ (4)	$ 408	(33.60)	$ 139	$ 167	$ 11	$ 123	$ 107
ROAA	0.25	0.31	(0.82)	(0.00)	0.25	(0.00)	0.33	0.40	0.03	0.30	0.26
ROAE	2.06	2.73	(7.88)	(0.03)	2.49	(0.13)	3.46	4.15	0.27	2.98	2.56
Yield on Interest Earning Assets	6.19	6.02	5.33	4.64	4.25	5.29	4.45	4.41	4.41	4.31	4.18
Cost of Interest Bearing Liab.	3.43	3.03	2.41	NA	NA	2.96	1.49	1.41	1.38	NA	1.25
Net Interest Spread	2.76	2.99	2.92	NA	NA	2.89	2.96	3.00	3.03	NA	2.93
Net Interest Margin	3.49	3.61	3.37	3.33	3.20	3.40	3.29	3.30	3.30	3.23	3.22
Noninterest Income / Avg. Assets	0.42	0.34	0.33	0.31	0.29	0.34	0.31	0.29	0.27	0.29	0.30
Noninterest Expense / Avg. Assets	3.26	3.11	3.07	3.11	3.11	3.13	2.79	2.79	3.17	3.52	2.95
Efficiency Ratio	87.40	81.19	82.63	78.71	84.19	82.82	80.43	81.46	89.96	84.11	81.16
Asset Quality Ratios (%)						**Avg. - 5yr**					
NPLs / Tot Loans	0.42	0.83	5.93	5.57	NA	3.19	5.57	5.79	3.94	2.08	NA
NPAs / Total Assets	0.35	0.79	4.88	4.10	NA	2.53	4.10	4.53	3.35	2.38	NA
NPA & Loans 90+ PD / TCE + ALLL	3.26	6.72	43.80	36.26	NA	22.51	36.26	40.06	31.53	22.79	NA
NCOs / Avg Loans	-	0.07	1.10	0.35	1.50	0.60	0.26	0.25	2.44	3.31	(0.01)
ALLL / Loans	0.72	0.87	2.41	2.76	1.17	1.59	2.76	2.71	2.24	1.19	1.17
ALLL / NPAs	144.51	77.85	34.75	47.04	NA	76.04	47.04	41.37	45.38	33.50	NA

**TCE = Tangible Common Equity*

The Company's loan portfolio is focused in residential mortgages while the deposit portfolio has a strong level of transaction accounts . . .

Loan Portfolio as of 2011Q4



0.48%
0.00%
0.22%
0.17%
2.56%
10.13%
13.67%
72.57%
Residential mortgages
Commercial real estate
Multifamily loans
Construction & land loans
HELOCS
Consumer loans
Commercial & industrial loans
Other loans

	Balance	Mix
Residential Mortgages	$ 80,698	72.57%
HELOCS	11,267	10.13%
Consumer Loans	184	0.17%
Commercial & Industrial Loans	536	0.48%
Other Loans	-	0.00%
Construction & Land Loans	241	0.22%
Multifamily Loans	2,851	2.56%
Loans, gross	**$ 111,196**	**100%**

Risk Based Capital	15,051
Construction Loans / RBC	1.60%
CRE NOO, Multifamily and Construction Loans / RBC	20.54%

Yield on Loans: 4.87%

Deposit Portfolio as of 2011Q4



0.00%
0.00%
43.30%
22.69%
34.01%
Transaction accounts
Savings and MMDA accounts
Retail time deposits
Brokered deposits
Other

	Balance	Mix
Transaction Accounts	$ 31,056	22.69%
Savings and MMDA Accounts	46,555	34.01%
Retail Time Deposits	59,272	43.30%
Brokered Deposits	-	0.00%
Other	-	0.00%
Total Deposits	**$ 136,883**	**100.00%**

Brokered Deposits / Total Deposits	0.00%
Core Deposits	56.70%

Cost Of Interest Bearing Deposits: 1.18%

Figures shown based off bank level regulatory data.

Source: SNL Financial

The Company's problem assets have moved through the migration pipeline throughout 2011 as evidenced by the decline in nonaccrual and the increase and elevated balance in OREO . . .

Loan Portfolio Asset Quality Detail as of 2011Q4

	30-89 PD	90+ PD	Nonaccr.	OREO	TDRs
Residential mortgages	$ 498	$ -	$ 411	$ 438	$ 285
Commercial real estate loans	-	-	113	169	1,152
Multifamily loans	-	-	-	-	-
Construction & land loans	-	-	-	679	-
Home equity loans	77	191	188	-	-
Consumer loans	-	-	-	-	-
Commercial & industrial loans	36	-	-	-	-
Other loans	-	-	-	-	-
Total	$ 611	$ 191	$ 712	$ 1,286	$ 1,437

Loan Portfolio Migration

	2010Q4	2011Q1	2011Q2	2011Q3	2011Q4
30-89 PD	$ 706	$ 732	$ 311	$ 236	$ 611
90+ PD	191	190	420	191	191
Nonaccrual	3,291	2,885	1,421	482	712
OREO	352	880	1,115	1,611	1,286
Total Problem Assets	**$ 4,540**	**$ 4,687**	**$ 3,267**	**$ 2,520**	**$ 2,800**
TDRs	673	1,856	1,623	1,601	1,437

Figures shown based off bank level regulatory data.
Source: SNL Financial

Compared to NJ institutions in the $125 to $225 million asset size range, the Company generally had better capital and asset quality, but worse earnings . . .

Peer Comparison – Operating Performance

			Balance Sheet		Loan Growth Rate		Capital			Asset Quality				Profitability			
Company	Ticker	City, State	Total Assets $000	Gross Loans/ Assets (%)	Last 12 Months (%)	Most Recent Quarter Annualized (%)	Tier 1 Leverage Ratio (%)	Risk Based Capital Ratio (%)	Tang. Equity/ Tang. Assets (%)	NPAs/ Total Assets (%)	Texas Ratio (%)	ALLL/ Gross Loans (%)	ALLL/ NPAs (%)	Net Interest Margin (%)	Efficiency Ratio (%)	ROAA (%)	ROAE (%)
Audubon Savings Bank	-	Audubon, NJ	$ 203,488	60.02	(5.03)	(12.02)	6.10	10.52	6.19	1.44	26.95	0.56	23.40	3.07	84.03	0.24	4.00
BankAsiana	-	Palisades Park, NJ	189,817	80.42	36.84	30.68	14.77	18.08	13.99	2.23	14.47	1.76	63.43	4.66	50.08	0.60	4.07
Brunswick Bank and Trust Company	BRBW	New Brunswick, NJ	139,975	69.64	4.86	17.96	17.12	26.24	18.00	8.05	40.90	2.42	20.95	3.82	136.46	(6.27)	(34.47)
Cross River Bank	-	Teaneck, NJ	186,085	68.01	74.95	62.92	8.49	12.16	8.55	0.26	2.82	1.08	280.53	4.37	61.96	1.39	15.80
Delanco Federal Savings Bank (MHC)	DLNO	Delanco, NJ	136,151	73.79	(4.35)	(11.74)	8.20	14.52	8.53	5.81	61.17	1.32	16.73	3.44	75.61	(1.61)	(18.54)
Enterprise National Bank N.J.	ENBN	Kenilworth, NJ	132,570	75.73	18.23	23.57	12.80	17.49	13.65	4.01	27.76	1.56	29.55	3.82	79.28	0.23	1.68
First Commerce Bank	-	Lakewood, NJ	154,665	73.99	105.82	53.93	14.37	20.26	14.16	1.71	14.52	1.31	56.63	4.14	66.66	1.08	7.51
First National Bank of Absecon	ASCN	Absecon, NJ	160,184	31.14	(1.60)	(8.33)	7.64	20.71	8.67	0.64	7.04	1.37	66.37	2.91	84.34	0.64	7.37
First National Bank of Elmer	ELMA	Elmer, NJ	214,189	79.13	(5.05)	(6.46)	9.64	14.50	9.83	1.52	21.96	1.22	63.37	4.21	80.78	0.41	4.27
Freedom Bank	-	Oradell, NJ	148,596	80.74	26.06	18.80	13.08	17.48	13.12	2.12	15.02	1.25	47.38	4.23	71.30	0.88	6.72
Glen Rock Savings Bank	-	Glen Rock, NJ	138,430	75.07	(2.78)	(15.22)	7.76	15.51	7.44	1.76	22.72	0.96	41.84	3.51	73.33	0.19	2.64
Harvest Community Bank	HCBP	Pennsville, NJ	191,251	71.90	(1.49)	5.41	7.21	11.43	7.91	6.71	70.77	2.19	23.44	3.72	78.21	(3.91)	(47.36)
Heritage Community Bank	-	Randolph, NJ	155,104	80.64	5.33	2.85	8.42	10.69	8.35	2.94	30.47	1.62	44.47	3.95	66.48	0.46	5.57
Highlands State Bank	HSBK	Vernon, NJ	166,067	80.32	8.69	1.22	10.72	13.55	10.76	5.51	46.07	1.56	22.75	4.11	79.83	1.94	17.52
Hilltop Community Bank	HTBC	Summit, NJ	165,281	65.94	2.50	(0.79)	11.85	16.24	11.90	2.41	18.20	2.08	56.94	4.45	64.70	0.78	6.20
Indus American Bank	-	Iselin, NJ	206,440	78.63	(4.32)	(12.45)	7.64	11.23	7.63	5.79	61.98	2.49	33.83	4.15	80.56	(2.18)	(26.91)
Liberty Bell Bank	LBBB	Marlton, NJ	172,905	77.04	(2.85)	(2.92)	8.34	11.32	8.34	8.62	95.01	1.01	9.06	3.76	97.26	0.32	3.81
Lincoln Park Savings Bank (MHC)	LPBC	Lincoln Park, NJ	182,850	39.02	3.26	(1.86)	7.76	19.49	7.65	1.92	24.45	0.48	9.88	2.74	66.18	0.50	6.53
Llewellyn-Edison Savings Bank, FSB	-	West Orange, NJ	133,126	41.00	(10.99)	(19.31)	16.83	45.66	16.86	1.60	9.30	0.86	22.01	3.11	82.58	0.33	1.97
Millville Savings and Loan Association	-	Millville, NJ	145,274	26.47	(12.80)	(14.78)	10.78	38.69	11.40	0.86	6.96	3.43	105.87	2.01	87.19	0.15	1.32
New Jersey Community Bank	NJCB	Freehold, NJ	132,018	66.55	3.74	4.23	11.41	16.38	11.58	0.68	6.18	1.25	122.47	3.44	79.60	0.42	3.62
New Millennium Bank	NMNB	New Brunswick, NJ	212,110	62.59	(21.59)	(21.93)	5.28	10.17	5.60	8.96	105.43	4.75	33.11	3.62	121.34	(0.96)	(17.20)
Pennsville National Bank	PEBA	Pennsville, NJ	196,578	31.92	(4.34)	4.51	8.09	18.10	9.63	0.86	10.91	1.32	48.88	3.18	61.76	0.87	9.17
Regal Bank	-	Livingston, NJ	216,466	78.33	27.31	16.35	11.10	14.59	11.13	0.33	2.77	1.20	280.00	4.77	67.02	0.64	5.67
RomAsia Bank	ROMA	Monmouth Junction, NJ	136,783	42.48	26.44	26.77	10.94	22.54	11.50	1.39	11.68	0.99	30.24	2.93	90.95	0.19	1.80
Shore Community Bank	SHRC	Toms River, NJ	203,073	56.80	(2.17)	(2.25)	9.52	17.54	10.18	4.68	42.08	1.73	21.02	3.40	75.05	0.46	4.59
Median			165,674	70.77	0.51	0.22	9.58	16.31	10.01	2.02	22.34	1.32	37.84	3.74	78.75	0.42	4.04
Average			$ 169,980	64.13	10.18	5.35	10.23	17.89	10.48	3.19	30.68	1.61	60.54	3.67	79.29	(0.09)	(0.87)
Roebling Financial Corp, Inc.	RBLG	Roebling, NJ	$ 164,441	67.62	(2.09)	5.43	8.58	15.64	10.19	1.33	13.66	0.97	49.06	3.22	81.16	0.26	2.56
Variance to Median			(1,233)	(3.15)	(2.60)	5.22	(1.00)	(0.67)	0.18	(0.69)	(8.68)	(0.35)	11.23	(0.52)	2.42	(0.15)	(1.47)
Variance to Average			$ (5,539)	3.49	(12.27)	0.08	(1.65)	(2.25)	(0.30)	(1.86)	(17.02)	(0.64)	(11.48)	(0.45)	1.87	0.35	3.44

Confidential Treatment Requested by TF Financial Corporation

The Company's data shown for the regulatory capital ratios and asset quality is utilizing bank level data.

Source: SNL Financial

The Company trades at a discount on a tangible book basis to the NJ peer group . . .

Peer Comparison – Market Performance

Company	Ticker	Market Cap. $mil	Stock Performance – Price Change – One Year (%)	Stock Performance – Price Change – Three Year (%)	Stock Performance – Total Return – One Year (%)	Stock Performance – Total Return – Three Year (%)	*Trading Price / Book Value (%)	*Trading Price / Tang. Book Value (%)	*Trading Price / MRQ Core EPS (x)	*Trading Price / LTM Core EPS (x)	Dividend Yield (%)	LTM Dividend Payout Ratio (%)
Audubon Savings Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
BankAsiana	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Brunswick Bank and Trust Company	BRBW	16.52	(13.08)	(18.12)	(13.08)	(18.12)	45.14	45.14	NM	NM	0.00	NM
Cross River Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Delanco Federal Savings Bank (MHC)	DLNO	7.80	(6.47)	19.25	(6.47)	19.25	65.50	65.50	NM	NM	NA	NM
Enterprise National Bank N.J.	ENBN	11.18	(5.88)	11.11	(5.88)	11.11	61.75	61.75	NA	27.06	NA	NM
First Commerce Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
First National Bank of Absecon	ASCN	9.49	(3.37)	(38.20)	(3.37)	(33.10)	67.80	67.80	10.37	38.64	0.00	NM
First National Bank of Elmer	ELMA	16.38	9.62	0.00	14.63	14.40	77.71	77.71	18.75	10.33	4.21	43.48
Freedom Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Glen Rock Savings Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Harvest Community Bank	HCBP	4.02	(33.96)	(35.06)	(33.96)	(35.06)	23.57	23.57	21.88	9.71	NA	NM
Heritage Community Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Highlands State Bank	HSBK	8.05	40.63	12.50	40.63	12.50	69.02	74.13	2.62	6.43	NA	NM
Hilltop Community Bank	HTBC	15.85	17.09	48.52	19.88	52.93	78.75	80.23	11.34	15.85	0.00	31.25
Indus American Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Liberty Bell Bank	LBBB	4.67	(31.11)	(57.43)	(31.11)	(57.43)	32.10	32.10	9.14	21.30	NA	NM
*Lincoln Park Savings Bank (MHC)	LPBC	7.21	(20.00)	23.08	(17.66)	28.26	38.82	38.93	NM	NM	3.00	29.55
Llewellyn-Edison Savings Bank, FSB	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Millville Savings and Loan Association	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
New Jersey Community Bank	NJCB	11.25	12.81	82.00	12.81	82.00	73.58	73.58	20.31	20.31	NA	NM
New Millennium Bank	NMNB	1.25	(74.00)	(90.90)	(74.00)	(90.90)	10.56	10.56	NA	NA	NA	NA
Pennsville National Bank	PEBA	14.24	0.00	(16.28)	2.93	(3.51)	65.27	65.27	8.13	9.22	0.00	26.90
Regal Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
RomAsia Bank	ROMA	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Shore Community Bank	SHRC	7.26	(2.30)	(28.57)	(2.30)	(28.57)	35.09	35.09	7.93	9.79	NA	NM
Median		8.77	(4.63)	(8.14)	(4.63)	3.80	63.51	63.51	10.37	13.09	0.00	30.40
Average		$ 9.66	(7.86)	(6.29)	(6.93)	(3.30)	53.19	53.67	12.27	16.86	1.20	32.79
Roebling Bank	RBLG	$ 6.32	(18.83)	(36.44)	(18.83)	(36.44)	37.76	37.76	15.63	15.00	NA	NM
Variance to Median		$ (2.44)	(14.21)	(28.30)	(14.21)	(40.24)	(25.75)	(25.75)	5.25	1.91	NA	NA
Variance to Average		$ (3.33)	(10.97)	(30.15)	(11.91)	(33.14)	(15.43)	(15.91)	3.35	(1.86)	NA	NA

*Denotes that trading price multiple metrics are based on estimated fully converted value per share

Confidential Treatment Requested by TF Financial Corporation

TFCSF000033

Market data as of 3/29/2012. ROMA was removed from this analysis.

Source: SNL Financial

FinPro
Building value together

Roebling Financial Corp Inc.

Potential Stand Alone Valuation

[PAGE 31 REDACTED]

[PAGE 32 REDACTED]

[PAGE 33 REDACTED]

Potential Partners

There are three categories of potential partners . . .

Primary Focus

1. *Large / Local buyers*
   - This is the most likely group of candidates to be interested in acquiring the Company.
   - A larger (generally above $750 million in total assets) buyer will be able to fund the transaction from a capital perspective and will likely have the highest likelihood of regulatory approval.

Alternative Focus

1. *Similar size / Local institutions*
   - An institution in a similar size asset range to the Company could be a potential partner in a "merger of equals" transaction.
   - Typically these transactions are viable based on the pro forma analytics, however, social and control issues keep the likelihood of these types of transactions from succeeding.
2. *Investor groups*
   - There have been several investor group transactions in the Mid Atlantic region.
   - Investor groups continue to be active in the community banking space due to the unofficial moratorium on de novo charters.
   - Compared to existing institutions, investor groups typically cannot pay as much in consideration due to the lack of synergies.

[PAGE 36 REDACTED]

[PAGE 37 REDACTED]

Strategic Rationale

Reasons to consider selling today . . .

- Economic return of remaining independent will not likely exceed a sale value today
  - The base projections assume record profitability levels
  - The Bank's value will grow based upon the growth of tangible book value which equates to ROE less dividend payout (2-5% annually)
  - Long term growth opportunities are limited.
- Improves liquidity to shareholders
- As consolidation occurs the pool of potentially interested buyers declines thereby reducing demand for institutions in your size range.
  - Less demand generally results in lower pricing
- The market is improving, however, the credible threat of rising interest rates is not yet apparent.
  - Bank earnings and valuations suffer during periods of rising interest rates.
- If stock is the form of consideration, the Bank's shareholders can benefit from acquirer's improved earnings and dividends, as well as a potential "double dip".

Reasons to remain independent . . .

- The belief that the market for banks will substantially improve
- The belief that the Bank could substantially outperform historical levels
- Employee impact for the minority of employees
- Community impact

PROCESS OVERVIEW
(April 2012)

Roebling Bank

Process Overview

April 2012

5 Phases of an M&A Process



1. Background
2. Preparation
3. Bid Process
4. Legal
5. Implementation
1. Strategic Plan
2. Determine Merger Team
3. Build Value Book
4. Develop Wish List
5. Determine Sale Approach
6. Develop Bidder List
7. Build Bid Book
8. Distribute Confidentiality Agreement
9. Distribute Process Letter And Bid Book
10. Receive, Analyze, and Rank Bids
11. Due Diligence
12. Draft Definitive Agreement
13. Merger Meeting
14. Deal Announcement
15. Draft Proxy Statement
16. Develop Integration Issues and Plan
17. Regulatory Approval
18. Obtain Shareholder Vote
19. Close the Deal

CAPITAL MARKETS PRESENTATION
(April 27, 2012)

Materials Prepared For:

Roebling Bank

Roebling Financial Corp Inc.

Capital Markets Presentation

April 27, 2012

FinPro
Building value together
20 Church Street • Liberty Corner, NJ 07938 • P: (908) 604-9336 • F: (908) 604-5951 • finpro@finpronj.com • www.finpronj.com

Table of Contents . . .

Industry Update

Industry wide asset quality is still an issue as problem assets have been slow to migrate through the pipeline to disposition . . .

Asset Quality Migration Trends

($ Millions)	2008Q2	2008Q3	2008Q4	2009Q1	2009Q2	2009Q3	2009Q4
Loans 30-89 Days Past Due	$ 109,866	$ 120,518	$ 157,607	$ 157,028	$ 139,581	$ 141,345	$ 138,327
Loans 90 Days Past Due	35,106	46,427	74,609	90,684	98,721	109,348	129,815
Nonaccrual Loans	131,158	140,001	157,609	198,968	229,496	254,031	261,849
Restructured Loans	18,777	21,212	23,483	32,694	46,103	49,530	57,511
OREO	19,039	22,586	26,775	29,817	33,810	37,042	41,127
Total	**$ 313,946**	**$ 350,743**	**$ 440,083**	**$ 509,191**	**$ 547,711**	**$ 591,297**	**$ 628,630**

	2010Q1	2010Q2	2010Q3	2010Q4	2011Q1	2011Q2	2011Q3	2011Q4
Loans 30-89 Days Past Due	$ 142,883	$ 123,208	$ 122,490	$ 116,570	$ 109,450	$ 100,235	$ 99,339	$ 100,627
Loans 90 Days Past Due	143,651	133,183	130,256	128,002	125,087	120,206	121,224	125,556
Nonaccrual Loans	262,001	249,477	243,091	227,504	213,684	197,040	186,083	178,380
Restructured Loans	63,598	65,393	74,825	81,627	113,973	118,801	126,427	128,834
OREO	46,052	49,175	52,676	52,121	51,784	50,780	50,085	46,128
Total	**$ 658,185**	**$ 620,435**	**$ 623,339**	**$ 605,824**	**$ 613,978**	**$ 587,062**	**$ 583,158**	**$ 579,524**

Overall problem assets peaked in the first quarter of 2010.

TDR's have increased, partially due to accounting changes. Delinquencies (30-89 + 90 PD) remain high, but below their peak levels.

Change in OREO has been minimal

Asset quality will remain an issue for years to come, however, as problem asset levels have decline for the industry, provision has also declined . . .

As such, provision expense has declined since peaking in 2009 and has been the key driver of overall profitability in the industry.

Industry Median Profitability Measurements



Return on Avg. Assets
Provision to Avg. Assets
1.20
1.00
0.80
0.60
0.40
0.20
0.00
1.06
1.06
0.99
1.02
1.07
1.02
1.03
1.06
1.02
0.92
0.62
0.47 0.47
0.71
0.13
0.14
0.16
0.14
0.18
0.14
0.12
0.11
0.10
0.11
0.28
0.38
0.25
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011Y

Provision declining

Profitability increasing

Provision level of 0.25% is still high compared to recent historical standards.

The "inverse liquidity crisis" is becoming a dominant theme of the banking industry. Balance sheets have shifted away from loans and towards cash as deposits have flowed in . . .

Median Gross Loans as a % of Total Assets


75.00%
70.00%
65.00%
60.00%
55.00%
50.00%
63.48%
65.11%
64.61%
64.02%
64.26%
64.02%
66.24%
67.22%
68.41%
69.28%
70.35%
67.70%
65.25%
62.63%
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011Y

Median Cash as a % of Total Assets


10.00%
9.00%
8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
6.78%
6.74%
8.18%
6.83%
8.23%
6.83%
5.93%
5.99%
6.32%
5.90%
5.88%
7.94%
8.77%
9.36%
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011Y

Thus far though, net interest margin has held up . . .



Net Interest Margin
4.30
4.20
4.10
4.00
3.90
3.80
3.70
3.60
3.50
3.40
4.22
4.24
4.06
3.99
4.17
3.99
4.01
4.07
4.04
3.91
3.74
3.70
3.80
3.80
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011Y

However, spread and margin are going to come under pressure for most institutions due to the "inverse liquidity crisis" and the tight yield curve.

As a result of low demand for credit and increased regulatory scrutiny, overall gross loans outstanding in the industry is still below 2008 levels . . .

Gross Loans Outstanding ($ in trillions)



9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
4.23
4.62
4.73
5.40
5.02
5.40
6.07
6.66
7.15
7.82
7.79
7.20
7.29
7.41
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011Y

Annual growth in 2011 was 1.6%.

Loan generation for NJ institutions has been especially problematic in 2011 and the data suggests it is a tale of "the haves and the have not's" . . .

Gross Loans Outstanding ($ in billions) for all NJ Headquartered Institutions



100.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
81.21
70.39
50.62
62.86
54.09
62.86
67.05
78.78
77.69
83.19
91.15
94.17
94.19
94.86
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011Y

Annual growth in 2011 was 0.71%

		Loan Growth From 2010 to 2011		Annual Percentage Growth		
		Yes	No	0-5%	5-10%	10% or more
Asset Size	$500 Mil and Below	31	34	9	6	16
	$500 Mil to $1 Bil	14	9	5	2	7
	Greater than $1 Bil	13	9	4	4	5
	Total Reporting	**58**	**52**	**18**	**12**	**28**

In addition to problems with asset generation, efficiency and net noninterest expense ratios for the industry have been going in the wrong direction. These ratios will need to improve in order to hold or improve core earnings in 2012 . . .

Efficiency Ratio


74.0%
72.0%
70.0%
68.0%
66.0%
64.0%
62.0%
60.0%
58.0%
56.0%
62.6%
62.6%
64.4%
64.6%
63.1%
64.6%
64.6%
64.1%
65.0%
66.9%
69.3%
72.0%
70.4%
70.0%
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011L4

Net Noninterest Expense Ratio


2.40
2.35
2.30
2.25
2.20
2.15
2.10
2.05
2.00
2.24
2.24
2.20
2.14
2.18
2.14
2.18
2.20
2.22
2.24
2.29
2.38
2.34
2.34
1999Y
2000Y
2001Y
2003Y
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011L4

Note: 2011 data is for the quarter ended 12/31/2011

Source: SNL Financial

The focus in 2012 is on strong, recurring earnings coupled with effective risk management . . .

- Capital continues to be "king".
- The asset quality focus for 2012 will be on the migration of problem assets to disposition.
- Many institutions are flush with excess liquidity.
- Loan generation and strong investment portfolio management will be key for strong recurring earnings in 2012 and beyond.
- Spread and margin will likely compress for most institutions, and as such, an institution's ability to control expenses will be also be a key driver of earnings.
- The stress testing scenarios that were mandatory for the "Too Big to Fail" 19 will need to carried out for most institutions. In the "new normal", risk management needs to be blended with the strategic planning process.
- Institutions who have strong capital positions and risk management programs will be able to thrive and take advantage of growth opportunities in their respective markets.

Capital Markets Update

Financials have lead the rally so far in 2012 after financials significantly underperformed the broader market in 2007 through 2011 . . .

Historical Performance of Select Indices



SNL Bank
SNL Thrift
SNL Bank and Thrift
S&P 500
NASDAQ
60.00%
40.00%
20.00%
0.00%
-20.00%
-40.00%
-60.00%

	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10	Dec-11	Apr-12
SNL Bank	-11.53%	30.90%	8.49%	-2.06%	13.01%	-25.17%	-45.56%	-2.79%	11.22%	-23.71%	21.45%
SNL Thrift	16.88%	38.12%	8.32%	0.68%	13.17%	-42.16%	-38.20%	-10.23%	0.88%	-18.70%	5.77%
SNL Bank and Thrift	-9.20%	31.63%	8.45%	-1.80%	12.93%	-26.56%	-45.06%	-3.21%	10.66%	-23.47%	20.67%
S&P 500	-23.37%	26.38%	8.99%	3.00%	13.62%	3.53%	-38.49%	23.45%	12.78%	0.00%	8.69%
NASDAQ	-31.53%	50.01%	8.59%	1.37%	9.52%	9.81%	-40.54%	43.89%	16.91%	-1.80%	14.02%

Data as of 04/24/2012

At year end 2011, the national bank median price to tangible book was at 100% while the national thrift median was well below tangible book value. Multiples improved in 2012 year-to-date . . .

National Bank and Thrift Trading Multiples



Trading Price to Tangible Book (%)
Trading Price to LTM EPS (x)
300.0
250.0
200.0
150.0
100.0
50.0
-
25.0
20.0
15.0
10.0
5.0
-

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	24-Apr-12
National Bank P/TB	178.2	232.4	245.7	233.6	230.9	165.9	116.5	97.90	118.5	100.1	115.0
National Thrift P/TB	129.2	167.2	176.3	157.6	156.7	118.7	85.55	83.70	83.76	78.18	82.85
National Bank P/E	13.72	16.85	18.15	15.96	16.80	13.93	15.53	15.83	15.11	12.67	13.32
National Thrift P/E	12.53	16.82	16.69	16.11	19.26	20.59	17.74	19.78	17.09	16.00	18.53

The trading tangible book multiples by size illustrate that there continues to be a premium for size and liquidity and Mid Atlantic thrifts trade at a premium to the national thrift median . . .

Trading Tangible Book Multiples

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	4/24/2012
National Medians											
National Bank	178.3	232.5	245.7	233.6	231.0	166.0	116.6	97.9	118.5	100.2	115.0
National Thrift	129.3	167.2	176.3	157.6	156.7	118.8	85.6	83.7	83.8	78.2	82.9
National MHC	209.6	262.6	214.0	173.2	184.1	161.7	122.1	123.0	119.0	111.1	117.8
Regional Medians											
Mid-Atlantic Bank	187.5	231.8	232.9	211.3	215.2	162.5	135.9	103.1	122.0	93.3	106.3
Midwest Bank	174.1	211.2	235.8	208.3	209.7	164.1	121.6	86.4	117.1	101.6	119.9
New England Bank	178.3	253.9	257.3	220.2	226.6	172.7	137.9	133.1	160.7	141.9	141.7
Southeast Bank	167.8	232.0	240.9	221.2	223.5	142.4	96.0	89.1	106.3	80.4	90.8
Southwest Bank	219.7	254.8	287.6	310.9	282.6	218.3	183.6	143.6	152.0	134.0	147.3
West Bank	182.9	252.1	297.8	290.1	282.7	179.0	110.2	102.6	115.1	104.2	127.9
Mid-Atlantic Thrift	172.6	244.2	236.8	189.4	188.9	137.7	116.8	100.8	101.2	86.3	86.5
Midwest Thrift	120.0	158.6	159.9	135.5	139.0	112.0	71.1	70.7	72.6	61.7	72.1
New England Thrift	129.8	194.8	197.9	169.1	162.4	122.4	98.9	99.6	116.4	89.1	98.2
Southeast Thrift	104.8	146.0	157.8	187.7	188.3	101.6	64.8	52.0	52.5	56.7	70.2
Southwest Thrift	NA	NA	NA	115.4	117.5	89.8	69.8	93.2	81.2	85.6	87.6
West Thrift	124.5	166.5	171.0	154.3	152.3	109.4	62.7	66.1	76.2	75.0	78.0
Mid-Atlantic MHC	173.7	246.5	214.0	174.0	186.0	146.5	133.6	145.2	127.2	121.0	123.8
Midwest MHC	NA	NA	NA	173.2	180.4	176.5	71.0	87.2	110.4	84.5	88.3
New England MHC	NA	NA	159.4	164.0	175.3	138.8	101.0	78.3	100.8	105.1	106.7
Southeast MHC	238.6	306.5	301.4	268.3	375.3	421.9	171.0	193.8	127.5	112.1	113.4
Southwest MHC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
West MHC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Size Medians											
<$250MM Bank	112.0	137.3	157.8	132.8	132.2	100.8	61.8	76.7	86.4	71.0	80.9
$250MM-$500MM Bank	136.7	170.7	176.6	164.4	154.3	120.9	66.6	66.1	79.1	62.8	79.0
$500MM-$1B Bank	141.8	189.5	201.7	192.6	183.5	131.0	79.4	70.7	80.5	70.5	84.1
$1B-$5B Bank	178.3	238.1	246.2	234.2	237.4	168.4	136.0	101.2	121.2	102.4	122.2
>$5B Bank	236.8	305.1	338.8	297.8	302.0	219.6	190.4	148.8	155.1	132.8	147.6
<$250MM Thrift	101.9	168.0	177.9	105.3	103.1	82.8	55.6	34.9	43.3	45.9	59.1
$250MM-$500MM Thrift	123.0	161.3	163.6	131.7	127.0	102.6	71.1	74.5	74.0	68.7	73.6
$500MM-$1B Thrift	116.1	148.8	160.3	150.8	155.7	109.2	71.5	57.1	76.2	75.9	82.1
$1B-$5B Thrift	139.6	191.9	190.8	175.6	179.1	134.3	113.0	99.7	103.7	88.0	93.4
>$5B Thrift	202.1	234.3	310.4	252.4	287.4	178.8	174.9	139.5	125.3	123.6	121.8
Exchange Medians											
Liquid	169.9	225.3	236.3	214.3	212.1	149.6	106.4	93.3	106.6	89.6	103.3
Pink Sheet/OTC	127.3	151.2	159.6	155.4	153.9	126.1	89.0	75.5	74.3	64.9	74.3

Data as of 04/24/2012

On an earning basis, Mid Atlantic thrifts and thrifts under $250 million trade at a discount to the national median . . .

	Trading Earnings Multiples										
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	41023
National Medians											
National Bank	13.7	16.8	18.1	16.0	16.8	13.9	15.5	15.8	15.1	12.7	13.3
National Thrift	12.5	16.8	16.7	16.1	19.3	20.6	17.7	19.8	17.1	16.0	18.5
National MHC	25.5	27.6	25.8	51.0	35.8	29.3	41.7	44.7	25.9	28.8	30.3
Regional Medians											
Mid-Atlantic Bank	13.9	16.9	18.1	15.7	16.7	14.6	15.6	15.9	14.5	12.0	12.5
Midwest Bank	13.0	16.6	17.9	15.7	16.8	13.5	15.3	14.8	15.8	11.7	12.4
New England Bank	12.3	16.8	18.4	14.9	16.9	14.4	13.0	12.6	14.5	12.9	13.0
Southeast Bank	13.7	16.9	18.0	16.2	16.8	13.7	16.6	17.7	14.2	14.3	15.1
Southwest Bank	13.3	16.4	17.9	16.6	17.4	14.6	15.7	16.4	17.6	14.2	15.1
West Bank	14.0	17.7	19.1	16.6	16.6	13.5	15.9	16.6	17.9	13.6	15.1
Mid-Atlantic Thrift	12.1	16.8	16.0	14.9	18.5	18.0	18.2	17.0	17.0	14.6	15.9
Midwest Thrift	13.4	15.9	16.7	16.0	16.1	20.3	15.7	17.8	13.8	13.1	14.9
New England Thrift	14.1	24.0	19.6	32.2	38.7	33.9	34.4	24.9	23.1	22.6	23.8
Southeast Thrift	11.7	16.2	22.1	26.5	19.3	26.0	14.6	17.8	23.2	16.0	19.3
Southwest Thrift	NA	NA	NA	34.7	62.8	61.3	16.8	26.9	23.9	19.9	20.2
West Thrift	11.8	16.9	15.6	14.8	16.7	18.1	17.6	27.0	14.7	13.4	14.7
Mid-Atlantic MHC	25.5	27.6	25.8	46.7	37.5	29.7	41.7	33.2	25.2	29.5	30.6
Midwest MHC	NA	NA	NA	NA	NA	NA	65.0	34.7	42.6	24.6	23.8
New England MHC	NA	NA	NA	NA	39.8	29.0	NA	51.2	22.6	23.2	23.1
Southeast MHC	NA	NA	NA	51.0	18.8	NA	18.4	66.7	33.0	61.7	61.4
Southwest MHC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
West MHC	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Size Medians											
<$250MM Bank	16.1	29.9	22.5	18.8	16.2	14.7	25.0	15.5	10.8	12.3	12.9
$250MM-$500MM Bank	14.3	17.4	17.6	17.2	18.7	18.1	14.3	15.9	15.7	12.5	15.3
$500MM-$1B Bank	13.8	17.9	18.5	16.0	17.1	14.3	13.8	14.3	12.8	9.7	11.2
$1B-$5B Bank	13.4	16.7	18.0	15.7	16.9	13.7	15.0	15.8	14.7	12.4	12.8
>$5B Bank	13.8	16.8	18.0	15.9	16.5	13.9	17.5	17.8	17.7	13.8	15.0
<$250MM Thrift	21.2	22.7	11.6	62.5	60.7	51.4	NA	NA	35.0	12.9	15.4
$250MM-$500MM Thrift	12.7	16.9	17.2	14.7	18.5	19.4	11.1	26.9	19.2	17.2	19.7
$500MM-$1B Thrift	10.8	14.9	15.7	16.2	20.4	23.7	17.6	19.8	16.1	17.0	19.6
$1B-$5B Thrift	12.6	17.2	17.4	16.0	17.3	18.7	17.2	17.3	16.3	15.8	16.1
>$5B Thrift	15.1	17.3	16.9	19.3	20.8	22.9	24.2	37.6	17.5	13.3	18.1
Exchange Medians											
Liquid	13.5	16.8	18.1	16.0	17.0	14.3	15.9	16.6	15.7	13.3	14.3
Pink Sheet/OTC	13.1	15.8	17.0	15.9	16.6	15.7	14.4	14.4	13.2	11.1	11.8

Data as of 04/24/2012

M&A Update

Merger activity in 2012 has rebounded following a weak 2011. The number of deals was below 2010. Aggregate deal value in 2011 is skewed by three transactions. 2012 levels are also skewed as the UnionBanCal Corporation and Prosperity Bancshares transactions which account for over 74% of aggregate deal value . . .



Historical Merger Activity
Aggregate Deal Value
Number of Deals

Merger Activity	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Number of Deals	475	334	254	250	211	260	269	269	293	286	142	118	172	154	59
Aggregate Deal Value	288,485	68,690	93,770	40,423	17,189	72,348	130,793	29,172	105,577	72,040	31,798	1,324	12,156	16,967	3,148
Average Deal Value	607	206	369	162	81	278	486	108	360	252	224	11	71	110	53

Data as of 04/24/2012

Note: Three large transactions in 2011 included: Capital One's acquisition of ING Direct USA, Comerica's acquisition of Sterling Bancshares and PNC's acquisition of RBC's U.S. retail banking subsidiary

National acquisition tangible book multiples for both banks and thrifts have improved from 2011, but remain well below historic levels. Bank earnings multiples have declined year to date in 2012 while earnings multiple data is unavailable for the few thrift acquisitions . . .



National Acquisition Multiples
Acquisition Price to Tangible Book (%)
Acquisition Price to LTM EPS (x)
250.0
200.0
150.0
100.0
50.0
0.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
National Bank P/TB	169.0	211.8	219.8	222.9	230.5	220.1	160.5	114.7	114.7	107.5	116.2
National Thrift P/TB	150.3	177.2	192.0	180.5	198.3	161.9	124.9	108.8	125.8	109.5	116.2
National Bank P/E	18.98	21.60	22.53	22.75	22.58	22.73	22.42	18.32	23.01	25.17	20.07
National Thrift P/E	19.28	19.38	22.52	22.36	25.34	22.61	26.24	-	20.63	31.92	-

Note: For all announced deals as of 3/29/2012

Source: SNL Financial

Mid Atlantic banks sold at a premium to the industry as a whole in 2011. Smaller deals are priced lower on a tangible book basis . . .

Acquisition Tangible Book Multiples

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
National Medians											
National Bank P/TB	169.1	211.8	219.9	223.0	230.5	220.2	160.6	114.7	114.8	107.5	116.3
National Thrift P/TB	150.3	177.2	192.0	180.5	198.4	161.9	124.9	108.9	125.8	109.5	116.3
Regional Medians											
Southwest Bank P/TB	176.2	183.7	227.3	230.4	243.6	231.5	195.4	156.0	139.9	123.4	206.4
Southeast Bank P/TB	171.6	222.8	250.0	227.1	245.3	210.9	155.4	72.7	97.3	62.6	115.4
Northeast Bank P/TB	278.6	248.0	246.8	192.6	213.2	211.4	189.7	134.3	129.9	144.0	194.4
Midwest Bank P/TB	159.8	173.2	164.3	183.9	210.5	208.9	160.4	108.1	109.2	101.4	112.0
Mid Atlantic Bank P/TB	221.8	277.4	249.3	238.4	178.1	242.2	143.7	90.2	110.5	132.0	122.4
West Bank P/TB	168.1	228.3	252.1	239.2	287.7	252.0	129.3	107.4	128.4	90.2	101.2
Southwest Thrift P/TB	127.5	172.7	157.5	263.7	198.4	117.0	93.1	NA	NA	102.3	NA
Southeast Thrift P/TB	224.1	224.0	148.9	230.7	221.9	144.1	131.8	101.9	NA	109.5	NA
Northeast Thrift P/TB	238.4	266.9	225.4	NA	202.4	NA	172.0	NA	152.5	184.1	116.3
Midwest Thrift P/TB	122.7	141.3	166.3	172.6	151.1	162.9	124.9	148.2	126.4	80.2	NA
Mid Atlantic Thrift P/TB	159.6	212.9	225.4	259.4	198.7	204.7	84.8	99.9	122.4	110.5	105.0
West Thrift P/TB	153.1	159.0	201.5	212.3	274.6	250.0	32.1	NA	NA	130.6	NA
Size Medians											
< $10MM Bank P/TB	147.0	153.0	142.3	166.9	161.2	166.1	156.7	107.4	109.6	95.8	100.0
$10MM to $50MM Bank P/TB	176.7	215.6	233.5	219.3	220.0	200.4	160.6	124.2	123.9	106.7	110.0
$50MM to $100MM Bank P/TB	249.4	262.8	231.6	272.5	255.7	280.6	201.0	117.3	109.5	125.8	118.3
$100MM to $500MM Bank P/TB	278.3	300.9	314.1	314.9	332.2	270.0	234.2	93.7	140.5	174.3	120.3
>= $500MM Bank P/TB	293.9	318.6	343.0	321.7	373.5	350.4	57.3	NA	130.7	163.5	215.3
< $10MM Thrift P/TB	121.3	133.0	147.0	176.0	155.9	106.9	94.3	148.2	126.4	123.5	116.3
$10MM to $50MM Thrift P/TB	133.0	146.8	177.6	168.6	172.3	151.5	163.3	99.9	125.2	98.9	105.0
$50MM to $100MM Thrift P/TB	165.7	172.7	172.5	172.5	204.2	NA	116.1	86.0	136.1	NA	NA
$100MM to $500MM Thrift P/TB	247.7	256.2	206.1	230.0	272.7	183.9	172.0	117.9	110.7	184.1	NA
>= $500MM Thrift P/TB	247.8	271.8	306.4	230.7	308.6	251.7	66.0	NA	165.3	102.2	NA

Data as of 04/24/2012

Source: SNL Financial

Earnings multiples have fluctuated . . .

	Acquisition Earnings Multiples										
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
National Medians											
National Bank P/E	19.0	21.6	22.5	22.8	22.6	22.7	22.4	18.3	23.0	25.2	20.1
National Thrift P/E	19.3	19.4	22.5	22.4	25.3	22.6	26.2	NA	20.6	31.9	0.0
Regional Medians											
Southwest Bank P/E	21.7	22.9	22.6	23.4	21.3	17.9	18.0	25.8	23.2	27.7	16.3
Southeast Bank P/E	22.2	23.4	28.7	25.1	24.6	22.6	19.8	17.9	27.9	18.2	24.3
Northeast Bank P/E	17.2	22.6	17.8	22.0	24.8	18.8	NA	NA	19.2	25.2	16.3
Midwest Bank P/E	17.0	19.1	19.3	20.4	23.1	24.3	26.2	17.1	22.2	17.3	12.2
Mid Atlantic Bank P/E	20.7	21.9	25.5	20.9	26.7	28.3	23.7	8.4	19.9	32.2	32.1
West Bank P/E	16.3	19.7	19.8	22.2	20.3	24.0	59.5	19.3	47.1	33.6	24.5
Southwest Thrift P/E	20.0	17.1	30.5	19.9	32.5	43.6	NA	NA	NA	36.0	NA
Southeast Thrift P/E	16.0	14.8	19.7	23.5	25.3	25.2	40.8	NA	NA	25.2	NA
Northeast Thrift P/E	19.1	19.9	30.9	NA	24.5	NA	23.8	NA	22.7	28.5	NA
Midwest Thrift P/E	21.1	21.7	22.9	23.3	25.4	22.4	15.7	NA	12.6	35.2	NA
Mid Atlantic Thrift P/E	26.9	23.8	19.3	22.0	31.0	23.9	38.4	NA	20.0	31.9	NA
West Thrift P/E	12.1	17.4	17.9	17.3	15.4	17.0	NA	NA	NA	47.2	NA
Size Medians											
< $10MM Bank P/E	17.7	19.9	19.1	25.8	26.4	22.7	21.8	25.8	24.1	19.4	12.2
$10MM to $50MM Bank P/E	20.0	22.2	22.9	20.8	22.8	24.1	23.3	18.2	24.1	25.5	20.1
$50MM to $100MM Bank P/E	20.3	21.1	27.5	23.4	24.3	22.9	23.4	NA	NA	64.3	NA
$100MM to $500MM Bank P/E	18.6	22.6	24.2	24.2	22.1	21.6	18.7	8.4	22.2	23.3	28.8
>= $500MM Bank P/E	17.8	21.9	19.4	15.6	18.3	21.5	25.1	NA	NA	NA	17.0
< $10MM Thrift P/E	20.8	34.8	23.5	22.5	39.9	NA	NA	NA	NA	35.2	NA
$10MM to $50MM Thrift P/E	19.9	26.4	24.5	21.4	28.3	22.9	40.8	NA	16.6	25.2	NA
$50MM to $100MM Thrift P/E	22.1	16.4	18.3	25.2	25.3	NA	33.2	NA	20.1	NA	NA
$100MM to $500MM Thrift P/E	18.8	18.7	23.1	23.5	20.1	20.5	25.0	NA	NA	31.0	NA
>= $500MM Thrift P/E	18.1	18.3	18.1	15.0	19.2	23.7	NA	NA	24.6	31.9	NA

Data as of 04/24/2012

Since the beginning of 2009, there have not been many "traditional" open bank transactions in NJ . . .

				Announced Purchase Price to:						Target's Financials at Announcement				
Buyer/ Target	Buyer State	Target State	Announce Date	Deal Value ($mil)	Book Value (%)	Tangible Book Value (%)	LTM Earnings (x)	LTM Core Earnings (x)	Tangible Book Premium/ Core Deposits (%)	Total Assets $000s	Tangible Equity/ Assets (%)	NPAs/ Assets (%)	YTD ROAA (%)	YTD ROAE (%)
*BCB Bancorp, Inc./ Allegiance Community Bank	NJ	NJ	Apr-11	6.8	97.2	97.2	NA	NA	(0.2)	$ 121,348	5.78	4.79	0.32	5.42
*BCB Bancorp, Inc./ Pamrapo Bancorp, Inc.	NJ	NJ	Jun-09	46.9	NM	NM	NM	NM	NM	592,373	9.19	1.29	0.29	3.21
*Center Bancorp, Inc./ Saddle River Valley Bank	NJ	NJ	Feb-12	11.5	87.6	90.0	NA	NA	(1.6)	120,216	10.88	1.41	(2.85)	(19.41)
*Investor group/ Northern State Bank		NJ	Jul-10	NA	NA	NA	NA	NA	NA	63,208	9.54	1.19	0.09	0.93
Investor group/ Saddle River Valley Bancorp		NJ	Oct-09	NA	NA	NA	NA	NA	NA	69,923	8.64	-	(2.02)	(21.15)
Investor group/ Sun Bancorp, Inc.		NJ	Jul-10	NA	NA	NA	NA	NA	NA	3,531,998	6.34	2.87	(0.09)	(0.85)
*Kearny Financial Corp. (MHC)/ Central Jersey Bancorp	NJ	NJ	May-10	72.3	150.0	153.1	NM	NM	4.5	571,295	9.79	1.60	0.52	5.27
Ocean Shore Holding Co./ CBHC Financialcorp, Inc.	NJ	NJ	Feb-11	11.9	130.0	130.0	10.3	NA	1.6	136,038	7.69	0.61	0.91	12.28
*Roma Financial Corporation (MHC)/ Sterling Banks, Inc.	NJ	NJ	Mar-10	14.7	87.5	99.6	NM	NM	(0.0)	383,087	3.88	5.45	(3.68)	(61.08)
Minimum				6.8	87.5	90.0	10.3	-	(1.6)	63,208	3.9	-	(3.7)	(61.1)
Maximum				72.3	150.0	153.1	10.3	-	4.5	3,531,998	10.9	5.5	0.9	12.3
Average				27.4	110.5	114.0	10.3	-	0.9	621,054	8.0	2.1	(0.7)	(8.4)
Median				13.3	97.2	99.6	10.3	-	(0.0)	136,038	8.6	1.4	0.1	0.9

**FinPro served as financial advisor to either the Buyer or Target*

- The median acquisition price to tangible book of the transactions was 99.6%.
- There were 3 deals below tangible book, and 2 deals at or above 130% of tangible book.
- 3 of the 9 deals involved investor groups.
- The targets generally had healthy asset quality ratios, but most had unprofitable years prior to being acquired.

For deals since the beginning of 2010 in the Mid Atlantic region, the median acquisition price to tangible book multiple for thrift institutions with total assets below $500 million was 115.1% . . .

					Purchase Price to:						Target's Financials at Announcement			
Buyer/ Target	Buyer State	Target State	Announce Date	Deal Value ($mil)	Book Value (%)	Tangible Book Value (%)	LTM Earnings (x)	LTM Core Earnings (x)	Tangible Book Premium/ Core Deposits (%)	Total Assets $000s	Tangible Equity/ Assets (%)	NPAs/ Assets (%)	LTM ROAA (%)	LTM ROAE (%)
*Beneficial Mutual Bancorp, Inc. (MHC)/ SE Financial Corp.	PA	PA	Dec-11	31.8	110.5	110.5	NM	NA	NA	$ 306,871	8.26	NA	0.16	1.98
Berkshire Hills Bancorp, Inc./ Rome Bancorp, Inc.	MA	NY	Oct-10	73.3	119.6	119.6	19.3	20.0	NA	329,637	18.59	0.69	1.13	6.12
*Center Bancorp, Inc./ Saddle River Valley Bank	NJ	NJ	Feb-12	11.5	87.6	90.0	NA	NA	(1.6)	120,216	10.88	1.41	(2.85)	(19.41)
ESSA Bancorp, Inc./ First Star Bancorp, Inc.	PA	PA	Dec-11	24.7	84.0	84.0	NM	NA	(1.0)	423,335	6.48	1.63	(0.13)	(2.01)
Investor group/ Community FSB Holding Company	NJ	NY	Apr-11	NA	NA	NA	NA	NA	NA	52,176	7.09	15.53	(2.53)	(33.23)
Norwood Financial Corp./ North Penn Bancorp, Inc.	PA	PA	Dec-10	27.4	125.2	125.2	20.6	26.2	6.4	164,505	12.10	1.36	0.69	5.64
Ocean Shore Holding Co./ CBHC Financialcorp, Inc.	NJ	NJ	Feb-11	11.9	130.0	130.0	10.3	NA	1.6	136,038	7.69	0.61	0.91	12.28
Wallkill Valley Federal Sav&Loan / Highland Falls Federal Sav. & Loan	NY	NY	Dec-11	NA	NA	NA	NA	NA	NA	41,226	14.98	3.07	(0.29)	(1.84)
Minimum				11.5	84.0	84.0	10.3	20.0	(1.6)	41,226	6.5	0.6	(2.9)	(33.2)
Maximum				73.3	130.0	130.0	20.6	26.2	6.4	423,335	18.6	15.5	1.1	12.3
Average				30.1	109.5	109.9	16.7	23.1	1.3	196,751	10.8	3.5	(0.4)	(3.8)
Median				26.0	115.1	115.1	19.3	23.1	0.3	150,272	9.6	1.4	0.0	0.1

**FinPro served as financial advisor to either the Buyer or Target*

- There were 2 deals below tangible book, and 4 deals above 100% of tangible book.
- The targets generally had healthy asset quality ratios, and the profitability levels varied.
- The median total asset size of the buyers shown here was $1.1 billion.

Roebling Financial Corp Inc.

Financial Highlights

The Company has 4 branches in Burlington County and 1 branch in Ocean County. Market demographics show little to no population growth from 2010 to 2011, with marginal growth projected between 2011 and 2016. Household income for Burlington County is higher than both the State and National medial and median household income is projected to climb through 2016 . . .

Burlington County Market Share

2011 Rank	Institution (State)	Branch Count	Deposit in Market ($000s)	Market Share (%)
1	Toronto-Dominion Bank	17	$ 1,936,181	23.27
2	Beneficial Mutual Bncp (MHC) (PA)	20	1,384,782	16.64
3	Wells Fargo & Co. (CA)	15	1,245,618	14.97
4	PNC Financial Services Group (PA)	14	816,230	9.81
5	Bank of America Corp. (NC)	10	539,587	6.48
6	Roma Financial Corp. (MHC) (NJ)	11	422,871	5.08
7	Cornerstone Financial Corp. (NJ)	6	246,638	2.96
17	Roebling Financial Corp. (NJ)	4	101,719	1.22
	Total For Institutions In Market	**135**	**$ 8,322,001**	

Ocean County Market Share

2011 Rank	Institution (State)	Branch Count	Deposit in Market ($000s)	Market Share (%)
1	Hudson City Bancorp Inc. (NJ)	14	$ 2,696,041	20.64
2	Toronto-Dominion Bank	21	1,863,624	14.26
3	Wells Fargo & Co. (CA)	26	1,851,107	14.17
4	OceanFirst Financial Corp. (NJ)	18	1,404,686	10.75
5	Santander	25	1,314,909	10.06
6	Bank of America Corp. (NC)	22	1,149,747	8.8
7	Investors Bancorp Inc. (MHC) (NJ)	8	658,090	5.04
21	Roebling Financial Corp. (NJ)	1	34,964	0.27
	Total For Institutions In Market	**197**	**$ 13,064,906**	

Market Demographics

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2011 (Actual)	Population Change 2010-2011 (%)	Projected Population Change 2011-2016 (%)	Median HH Income 2011 ($)	Projected HH Income Change 2011-2016 (%)
Burlington	17	4	101,719	1.22	74.42	74.42	447,896	(0.19)	1.15	73,189	13.58
Ocean	21	1	34,964	0.27	25.58	25.58	578,537	0.34	3.82	57,099	21.25
NJ Totals		**5**	**136,683**		**100.00**	**100.00**	**1,026,433**				
Weighted Average: New Jersey Franchise								**(0.05)**	**1.83**	**69,073**	**15.54**
Aggregate: Entire State of New Jersey							**8,806,972**	**0.17**	**1.50**	**67,128**	**18.98**
Aggregate: National							**310,704,322**	**0.63**	**3.42**	**50,227**	**14.55**

The Company's branch network has grown at a moderate pace over the prior 5 years . . .

Roebling Bank					For the period ending June 30,					
	City	County, ST	Zip code	Open date	2007	2008	2009	2010	2011	5 yr. CAGR (%)
Branch 1	New Egypt	Ocean, NJ	08533	Jun-98	$ 33,597	$ 32,320	$ 32,673	$ 32,942	$ 34,964	1.00
Branch 2	Roebling	Burlington, NJ	08554	NA	15,906	19,154	23,468	24,358	22,095	8.56
Branch 3	Roebling	Burlington, NJ	08554	NA	51,606	51,974	52,868	49,831	48,426	(1.58)
Branch 4	Mount Holly	Burlington, NJ	08060	Jul-05	11,546	17,526	23,936	21,645	19,684	14.27
Branch 5	Delran	Burlington, NJ	08075	Nov-06	7,377	7,119	12,672	10,612	11,514	11.77
				Total	**$ 120,032**	**$ 128,093**	**$ 145,617**	**$ 139,388**	**$ 136,683**	**3.30**

The map below shows the locations of the Company's 5 branches . . .



Woodbourne
Langhorne
Levittown
Penndel
Fairless Hills
Tullytown
Bensalem
Croydon
Bristol
Florence
Roebling
White Horse
Groveville
Bordentown
Fieldsboro
Allentown
Chesterfield
Mansfield Twp
Columbus
Burlington
Edgewater Park
Beverly
Delanco
Willingboro
Cornwells Heights
Plumsted Twp
New Egypt
Cookstown
Wrightstown
Fort Dix
Georgetown
Jobstown
Woodlane
Rancocas
New Jersey Tpke
B U R L I N G T O N

The Company presently trades at a substantial discount to book value with little trading volume . . .

Dollars in thousands

Roebling Financial Corp, Inc. Current Trading Position	Ticker: RBLG
Closing Price ($)	$ 3.75
Date of Closing Price:	4/24/2012
Market Capitalization ($M)	6
Shares Outstanding (Shares)	1,686,527

Current Pricing Multiples	
Price/ Book (%)	37.76
Price/ Tangible Book (%)	37.76
Price/ Earnings (x)	15.63
Price/ Trailing-four-quarter EPS (x)	15.00
Price/ Core EPS (x)	15.63
Price/ LTM Core EPS (x)	15.00
Current Dividend Yield (%)	NA
LTM Dividend Payout Ratio (%)	NM

RBLG Historical Stock Price and Volume
4/24/2009 to 4/23/2012


Stock Price
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
Volume
250,000
200,000
150,000
100,000
50,000
0
Apr-09
Jun-09
Aug-09
Oct-09
Dec-09
Feb-10
Apr-10
Jun-10
Aug-10
Oct-10
Dec-10
Feb-11
Apr-11
Jun-11
Aug-11
Oct-11
Dec-11
Feb-12
Stock Price
Volume

The Company's balance sheet has grown modestly over the time horizon and overall composition has remained similar. In 2011, the Company was able to offset the decline in net interest income with lower expenses and provision . . .

Roebling Financial Corp, Inc.											
	Annual						Quarterly				
(000s)	2007Y	2008Y	2009Y	2010Y	2011Y		2010Q4	2011Q1	2011Q2	2011Q3	2011Q4
Balance Sheet						CAGR - 5yr					
Total Assets	$ 147,008	$ 154,666	$ 172,346	$ 166,758	$ 163,868	2.75	$ 165,268	$ 166,084	$ 164,898	$ 163,868	$ 164,441
Cash & Equivalents	3,460	6,356	4,074	6,019	3,828	2.56	3,043	4,609	4,883	3,828	3,520
Total Securities	35,495	33,479	42,425	41,466	43,472	5.20	42,437	42,202	42,743	43,472	43,317
Net Loans	102,772	109,474	118,428	111,967	108,616	1.39	112,190	111,743	109,448	108,616	110,121
OREO	-	306	1,203	749	1,611	NA	352	880	1,115	1,611	1,286
Deposits	119,208	130,575	141,218	138,769	139,219	3.96	138,193	138,397	134,695	139,219	134,770
Borrowings	9,500	5,000	13,000	10,000	6,000	(10.85)	9,000	9,500	11,750	6,000	10,755
Total Equity	$ 16,859	$ 17,308	$ 16,267	$ 16,116	$ 16,630	(0.34)	$ 16,025	$ 16,154	$ 16,345	$ 16,630	$ 16,751
Balance Sheet Ratios (%)						Avg. - 5yr					
Cash & Equivalents / Total As	2.35	4.11	2.36	3.61	2.34	2.95	1.84	2.78	2.96	2.34	2.14
Total Securities / Total Assets	24.14	21.65	24.62	24.87	26.53	24.36	25.68	25.41	25.92	26.53	26.34
Net Loans / Total Assets	69.91	70.78	68.72	67.14	66.28	68.57	67.88	67.28	66.37	66.28	66.97
Deposits / Total Assets	81.09	84.42	81.94	83.22	84.96	83.13	83.62	83.33	81.68	84.96	81.96
Borrowings / Total Assets	6.46	3.23	7.54	6.00	3.66	5.38	5.45	5.72	7.13	3.66	6.54
Total Equity / Total Assets	11.47	11.19	9.44	9.66	10.15	10.38	9.70	9.73	9.91	10.15	10.19
Tangible Equity / Tangible As	11.47	11.19	9.44	9.66	10.15	10.38	9.70	9.73	9.91	10.15	10.19
Income Statement						CAGR - 5yr					
Interest Income	$ 7,975	$ 8,626	$ 8,580	$ 7,744	$ 6,892	(3.58)	$ 1,773	$ 1,726	$ 1,719	$ 1,674	$ 1,641
Interest Expense	3,483	3,451	3,149	2,276	1,761	(15.68)	477	437	427	420	390
Net Interest Income	4,492	5,175	5,431	5,468	5,131	3.38	1,296	1,289	1,292	1,254	1,251
Provision	47	278	3,245	1,100	(150)	NA	50	-	85	(285)	-
Noninterest Income	563	512	558	512	481	(3.86)	130	119	113	118	124
Noninterest Expense	4,417	4,667	5,228	5,305	5,068	3.50	1,156	1,156	1,311	1,445	1,209
Gain/Loss on Securities	-	-	140	-	-	NA	-	-	-	-	-
Net Income Before Taxes	591	742	(2,344)	(425)	694	4.10	220	252	9	212	166
Tax Expense	250	270	(959)	(201)	254	0.40	81	85	(2)	89	59
Extraordinary Items	-	-	-	-	-	NA	-	-	-	-	-
Net Income After Taxes	$ 341	$ 472	$ (1,385)	$ (224)	$ 440	6.58	$ 139	$ 167	$ 11	$ 123	$ 107

The Company's core EPS has rebounded back to 2008 levels after two years of losses. The Company has experienced margin compression since 2008 levels. Asset quality has strengthened since peaking in 2009 . . .

Roebling Financial Corp, Inc.			Annual						Quarterly		
(000s)	2007Y	2008Y	2009Y	2010Y	2011Y		2010Q4	2011Q1	2011Q2	2011Q3	2011Q4
Per Share Information (actual)						**CAGR - 5yr**					
Common Shares Outstanding	1,718,473	1,718,473	1,686,527	1,686,527	1,686,527	(0.47)	1,686,527	1,686,527	1,686,527	1,686,527	1,686,527
Average Diluted Shares	1,653,182	1,662,376	1,656,166	1,645,350	1,654,501	0.02	1,651,069	1,653,357	1,655,644	1,686,527	1,660,220
Book Value Per Share	$ 9.81	$ 10.07	$ 9.65	$ 9.56	$ 9.86	0.13	$ 9.50	$ 9.58	$ 9.69	$ 9.86	$ 9.93
Tangible Book Value Per Sha	9.81	10.07	9.65	9.56	9.86	0.13	9.50	9.58	9.69	9.86	9.93
Diluted EPS before Extraordi	0.21	0.28	(0.84)	(0.14)	0.27	6.48	0.08	0.10	0.01	0.08	0.06
Core EPS	0.21	0.28	(0.86)	(0.14)	0.27	6.48	0.08	0.10	0.01	0.08	0.06
Cash Basis EPS	0.21	0.28	(0.84)	(0.14)	0.27	6.48	0.08	0.10	0.01	0.08	0.06
Cash Dividends Per Share	$ 0.10	$ 0.10	$ 0.10	$ -	$ -	(100.00)	$ -	$ -	$ -	$ -	$ -
Earnings (%)						**Avg. - 5yr**					
Net Income	$ 341	$ 472	$ (1,385)	$ (224)	$ 440	(71)	$ 139	$ 167	$ 11	$ 123	$ 107
ROAA	0.25	0.31	(0.82)	(0.14)	0.27	(0.03)	0.33	0.40	0.03	0.30	0.26
ROAE	2.06	2.73	(7.88)	(1.38)	2.71	(0.35)	3.46	4.15	0.27	2.98	2.56
Yield on Interest Earning Ass	6.19	6.02	5.33	4.95	4.41	5.38	4.45	4.41	4.41	4.31	4.18
Cost of Interest Bearing Liab.	3.43	3.03	2.41	1.77	1.41	2.41	1.49	1.41	1.38	NA	1.25
Net Interest Spread	2.76	2.99	2.92	3.18	3.00	2.97	2.96	3.00	3.03	NA	2.93
Net Interest Margin	3.49	3.61	3.37	3.50	3.28	3.45	3.29	3.30	3.30	3.23	3.22
Noninterest Income / Avg. As	0.42	0.34	0.33	0.31	0.29	0.34	0.31	0.29	0.27	0.29	0.30
Noninterest Expense / Avg. A	3.26	3.11	3.07	3.21	3.10	3.15	2.79	2.79	3.17	3.52	2.95
Efficiency Ratio (%)	87.40	81.19	82.63	78.76	83.96	82.79	80.43	81.46	89.96	84.11	81.16
Asset Quality Ratios (%)						**Avg. - 5yr**					
NPLs / Tot Lns	0.42	0.83	5.93	5.08	2.08	2.87	5.57	5.79	3.94	2.08	NA
NPAs / Total Assets	0.35	0.79	4.88	3.96	2.38	2.47	4.10	4.53	3.35	2.38	NA
NPA & Loans 90+ PD / TCE -	3.26	6.72	43.80	35.53	22.79	22.42	38.26	40.06	31.53	22.79	NA
NCOs / Avg Loans	-	0.07	1.10	0.70	1.58	0.69	0.26	0.25	2.44	3.31	(0.01)
ALLL / Loans	0.72	0.87	2.41	2.79	1.19	1.59	2.76	2.71	2.24	1.19	1.17
ALLL / NPAs	144.51	77.85	34.75	48.57	33.50	67.83	47.04	41.37	45.38	33.50	NA

TCE = Tangible Common Equity

The Company's loan portfolio is focused in residential mortgages while the deposit portfolio has a strong level of transaction accounts . . .

Dollars in thousands

Loan Portfolio as of 2011Q4



0.22%
0.17%
0.48%
2.56%
10.13%
13.87%
72.57%
Residential mortgages
Commercial real estate
Multifamily loans
Construction & land loans
HELOCS
Consumer loans
Commercial & industrial loans
Other loans

	Balance	Mix
Residential Mortgages	$ 80,698	72.57%
HELOCS	11,267	10.13%
Consumer Loans	184	0.17%
Commercial & Industrial Loans	536	0.48%
Other Loans	-	0.00%
Construction & Land Loans	241	0.22%
Commercial Real Estate	15,419	13.87%
Multifamily Loans	2,851	2.56%
Loans, gross	**$ 111,196**	**100%**

Risk Based Capital	15,051
Construction Loans / RBC	1.60%
CRE NOO, Multifamily and Construction Loans / RBC	20.54%

Yield on Loans: 4.87%

Deposit Portfolio as of 2011Q4



22.69%
43.30%
34.01%
Transaction accounts
Savings and MMDA accounts
Retail time deposits
Brokered deposits
Other

	Balance	Mix
Transaction Accounts	$ 31,056	22.69%
Savings and MMDA Accounts	46,555	34.01%
Retail Time Deposits	59,272	43.30%
Brokered Deposits	-	0.00%
Other	-	0.00%
Total Deposits	**$ 136,883**	**100.00%**
Core Deposits	56.70%	

Cost of Interest Bearing Deposits: 1.15%

The Company's problem assets have moved through the migration pipeline throughout 2011 as evidenced by the decline in nonaccrual loans and the increase and elevated balance in OREO . . .

Loan Portfolio Asset Quality Detail as of 2011Q4

	30-89 PD	90+ PD	Nonaccr.	OREO	TDRs
Residential mortgages	$ 498	$ -	$ 411	$ 438	$ 285
Commercial real estate loans	-	-	113	169	1,152
Multifamily loans	-	-	-	-	-
Construction & land loans	-	-	-	679	-
Home equity loans	77	191	188	-	-
Consumer loans	-	-	-	-	-
Commercial & industrial loans	36	-	-	-	-
Other loans	-	-	-	-	-
Total	$ 611	$ 191	$ 712	$ 1,286	$ 1,437

Loan Portfolio Migration

	2010Q4	2011Q1	2011Q2	2011Q3	2011Q4
30-89 PD	$ 706	$ 732	$ 311	$ 236	$ 611
90+ PD	191	190	420	191	191
Nonaccrual	3,291	2,885	1,421	482	712
OREO	352	880	1,115	1,611	1,286
Total	**$ 4,540**	**$ 4,687**	**$ 3,267**	**$ 2,520**	**$ 2,800**
TDRs	673	1,856	1,623	1,601	1,437

Compared to NJ institutions in the $125 to $225 million asset size range, the Company generally had lower capital, better asset quality and weaker earnings . . .

Peer Comparison – Operating Performance

			Balance Sheet		Loan Growth Rate		Capital			Asset Quality				Profitability			
Company	Ticker	City, State	Total Assets $000	Gross Loans/ Assets (%)	Last 12 Months (%)	Most Recent Quarter Annualized (%)	Tier 1 Leverage Ratio (%)	Risk Based Capital Ratio (%)	Tang. Equity/ Tang. Assets (%)	NPAs/ Total Assets (%)	Texas Ratio (%)	ALLL/ Gross Loans (%)	ALLL/ NPAs (%)	Net Interest Margin (%)	Efficiency Ratio (%)	ROAA (%)	ROAE (%)
Audubon Savings Bank	-	Audubon, NJ	$ 203,488	60.02	(5.03)	(12.02)	6.10	10.52	6.19	1.44	26.95	0.56	23.40	3.07	84.03	0.24	4.00
BankAsiana	-	Palisades Park, NJ	189,817	80.42	36.84	30.68	14.77	18.08	13.99	2.23	14.47	1.76	63.43	4.66	50.08	0.60	4.07
Brunswick Bank and Trust Company	BRBW	New Brunswick, NJ	139,975	69.64	4.86	17.96	17.12	26.24	18.00	8.05	40.90	2.42	20.96	3.82	136.46	(6.27)	(34.47)
Cross River Bank	-	Teaneck, NJ	186,085	68.01	74.95	62.92	8.49	12.16	8.55	0.26	2.82	1.08	280.53	4.37	61.96	1.39	15.80
Delanco Federal Savings Bank (MHC)	DLNO	Delanco, NJ	136,151	73.79	(4.35)	(11.74)	8.20	14.52	8.53	5.81	61.17	1.32	16.73	3.44	75.61	(1.61)	(18.54)
Enterprise National Bank N.J.	ENBN	Kenilworth, NJ	132,570	75.73	18.23	23.57	12.80	17.49	13.65	4.01	27.76	1.56	29.55	3.82	79.28	0.23	1.68
First Commerce Bank	-	Lakewood, NJ	164,665	73.99	105.82	53.93	14.37	20.26	14.16	1.71	14.52	1.31	56.63	4.14	65.66	1.08	7.51
First National Bank of Absecon	ASCN	Absecon, NJ	160,231	31.13	(1.60)	(8.33)	7.61	20.61	8.61	0.64	7.09	1.37	66.37	2.91	84.34	0.64	7.40
First National Bank of Elmer	ELMA	Elmer, NJ	214,189	79.13	(5.05)	(6.46)	9.64	14.50	9.83	1.52	21.96	1.22	63.37	4.21	80.78	0.41	4.27
Freedom Bank	-	Oradell, NJ	148,596	80.74	26.06	18.80	13.08	17.48	13.12	2.12	15.02	1.25	47.38	4.23	71.30	0.88	6.72
Glen Rock Savings Bank	-	Glen Rock, NJ	138,430	76.07	(2.78)	(15.22)	7.76	15.51	7.44	1.76	22.72	0.98	41.84	3.51	73.33	0.19	2.64
Harvest Community Bank	HCBP	Pennsville, NJ	191,554	71.79	(1.49)	5.41	6.46	10.30	7.65	6.70	72.72	2.19	23.44	3.72	120.19	(4.91)	(60.38)
Heritage Community Bank	-	Randolph, NJ	165,077	80.66	5.33	2.85	8.42	10.68	8.35	2.94	30.48	1.62	44.47	3.88	66.12	0.45	5.51
Highlands State Bank	HSBK	Vernon, NJ	166,067	80.32	8.69	1.22	10.72	13.55	10.76	5.51	46.07	1.56	22.75	4.11	79.83	1.94	17.52
Hilltop Community Bank	HTBC	Summit, NJ	165,281	66.94	2.50	(0.79)	11.85	16.24	11.90	2.41	18.20	2.08	56.94	4.46	64.70	0.78	6.20
Indus American Bank	-	Iselin, NJ	205,569	78.90	(4.40)	(12.77)	7.22	10.74	7.24	5.19	55.86	2.95	44.82	4.15	80.56	(3.88)	(49.25)
Liberty Bell Bank	LBBB	Marlton, NJ	172,905	77.04	(2.85)	(2.92)	8.16	11.10	8.16	8.62	96.86	1.01	9.06	3.76	118.99	(0.38)	(4.55)
Lincoln Park Savings Bank (MHC)	LPBC	Lincoln Park, NJ	182,850	39.02	3.26	(1.86)	7.76	19.49	7.65	1.92	24.45	0.48	9.88	2.74	66.18	0.50	6.53
Llewellyn-Edison Savings Bank, FSB	-	West Orange, NJ	133,126	41.00	(10.99)	(19.31)	16.83	45.66	16.86	1.60	9.30	0.86	22.01	3.11	82.58	0.33	1.97
Millville Savings and Loan Association	-	Millville, NJ	145,274	26.47	(12.80)	(14.78)	10.78	38.69	11.40	0.86	6.96	3.43	105.87	2.01	87.19	0.15	1.32
New Jersey Community Bank	NJCB	Freehold, NJ	132,018	66.55	3.74	4.23	11.41	16.38	11.58	0.68	6.18	1.25	122.47	3.44	79.60	0.42	3.62
New Millennium Bank	NMNB	New Brunswick, NJ	212,110	62.59	(21.59)	(21.93)	5.28	10.17	5.60	8.98	105.43	4.75	33.11	3.62	121.34	(0.98)	(17.20)
Pennsville National Bank	PEBA	Pennsville, NJ	196,578	31.92	(4.34)	4.51	8.09	18.10	9.63	0.86	10.91	1.32	48.88	3.18	61.76	0.87	9.17
Regal Bank	-	Livingston, NJ	216,466	78.33	27.31	16.35	11.10	14.59	11.13	0.33	2.77	1.20	280.00	4.77	67.02	0.64	5.67
RomAsia Bank	ROMA	Monmouth Junction, NJ	136,783	42.48	26.44	26.77	10.94	22.54	11.50	1.39	11.68	0.99	30.24	2.93	90.95	0.19	1.80
Shore Community Bank	SHRC	Toms River, NJ	203,073	56.80	(2.17)	(2.25)	9.52	17.54	10.18	4.68	42.08	1.73	21.02	3.40	75.05	0.46	4.59
Median			165,674	70.72	0.51	0.22	9.58	16.31	10.01	2.02	22.34	1.32	43.16	3.74	79.44	0.42	4.04
Average			$ 169,959	64.13	10.18	5.34	10.17	17.81	10.45	3.16	30.59	1.63	60.97	3.67	81.73	(0.22)	(2.55)
Roebling Financial Corp, Inc.	RBLG	Roebling, NJ	$ 164,441	67.62	(2.09)	5.43	8.58	15.64	10.19	1.33	13.66	0.97	49.06	3.22	81.16	0.26	2.56
Variance to Median			(1,233)	(3.10)	(2.60)	5.22	(1.00)	(0.67)	0.18	(0.69)	(8.68)	(0.35)	5.91	(0.52)	1.72	(0.15)	(1.47)
Variance to Average			$ (5,518)	3.49	(12.27)	0.09	(1.59)	(2.17)	(0.26)	(1.83)	(16.93)	(0.66)	(11.91)	(0.45)	(0.56)	0.48	5.12

The Company's stock has significantly underperformed the NJ peer group and trades at a substantial discount on a tangible book basis . . .

Peer Comparison – Market Performance

			Stock Performance				*Trading Price /					
			Price Change		Total Return							
Company	Ticker	Market Cap. $mil	One Year (%)	Three Year (%)	One Year (%)	Three Year (%)	Book Value (%)	Tang. Book Value (%)	MRQ Core EPS (x)	LTM Core EPS (x)	Dividend Yield (%)	LTM Dividend Payout Ratio (%)
Audubon Savings Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
BankAsiana	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Brunswick Bank and Trust Company	BRBW	16.54	(7.38)	(9.60)	(7.38)	(9.60)	45.08	45.08	70.63	NM	0.00	NM
Cross River Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Delanco Federal Savings Bank (MHC)	DLNO	7.36	(24.87)	12.50	(24.87)	12.50	61.80	61.80	NM	NM	NA	NM
Enterprise National Bank N.J.	ENBN	11.18	(4.76)	0.00	(4.76)	0.00	61.75	61.75	NA	27.06	NA	NM
First Commerce Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
First National Bank of Absecon	ASCN	9.49	(1.58)	(21.07)	(1.58)	(14.55)	67.80	67.80	10.37	38.64	0.00	NM
First National Bank of Elmer	ELMA	16.38	9.62	0.00	14.43	14.44	77.71	77.71	18.75	10.33	4.21	43.48
Freedom Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Glen Rock Savings Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Harvest Community Bank	HCBP	6.04	5.20	(12.33)	5.20	(12.33)	41.22	41.22	NM	NM	NA	NM
Heritage Community Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Highlands State Bank	HSBK	7.33	17.14	(4.65)	17.14	(4.65)	62.88	67.54	2.38	5.85	NA	NM
Hilltop Community Bank	HTBC	14.85	10.87	4.24	13.51	7.34	73.01	74.38	14.58	12.93	0.00	27.03
Indus American Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Liberty Bell Bank	LBBB	5.28	(1.13)	(63.14)	(1.13)	(63.14)	37.38	37.38	NM	33.55	NA	NM
*Lincoln Park Savings Bank (MHC)	LPBC	7.21	(19.84)	23.08	(17.50)	28.26	38.82	38.93	NM	NM	3.00	13.64
Llewellyn-Edison Savings Bank, FSB	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Millville Savings and Loan Association	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
New Jersey Community Bank	NJCB	10.30	(3.88)	30.16	(3.88)	30.16	66.86	66.86	24.79	19.83	NA	NM
New Millennium Bank	NMNB	1.25	(60.00)	(90.90)	(60.00)	(90.90)	10.56	10.56	NA	NA	NA	NA
Pennsville National Bank	PEBA	14.24	0.00	(10.00)	5.93	6.75	65.27	65.27	8.13	9.22	5.83	53.68
Regal Bank	-	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
RomAsia Bank	ROMA	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Shore Community Bank	SHRC	7.58	8.29	(17.78)	8.29	(17.78)	36.66	36.66	8.28	10.23	NA	NM
Median		8.54	(1.36)	(7.13)	(1.36)	(2.33)	61.77	61.77	12.47	12.93	1.50	35.25
Average		$ 9.64	(5.17)	(11.39)	(4.04)	(8.11)	53.34	53.78	19.74	18.63	2.17	34.45
Roebling Financial Corp, Inc.	RBLG	$ 6.32	(22.68)	(36.44)	(22.68)	(36.44)	37.76	37.76	15.63	15.00	NA	NM
Variance to Median		$ (2.21)	(21.33)	(29.32)	(21.33)	(34.12)	(24.02)	(24.02)	3.16	2.07	NA	NA
Variance to Average		$ (3.32)	(17.51)	(25.05)	(18.64)	(28.33)	(15.59)	(16.03)	(4.11)	(3.63)	NA	NA

**Denotes that trading price multiple metrics are based on estimated fully converted value per share*

FinPro
Building value together

Market data as of 3/29/2012. ROMA was removed from this analysis.

Source: SNL Financial

Roebling Financial Corp Inc.

Potential Stand Alone Valuation

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Potential Partners

There are three categories of potential partners . . .

Primary Focus

1. *Large / Local buyers*
   - This is the most likely group of candidates to be interested in acquiring the Company.
   - A larger (generally above $750 million in total assets) buyer will be able to fund the transaction from a capital perspective and will likely have the highest likelihood of regulatory approval.

Alternative Focus

1. *Similar size / Local institutions*
   - An institution in a similar size asset range to the Company could be a potential partner in a "merger of equals" transaction.
   - Typically these transactions are viable based on the pro forma analytics, however, social and control issues keep the likelihood of these types of transactions from succeeding.
2. *Investor groups*
   - There have been several investor group transactions in the Mid Atlantic region.
   - Investor groups continue to be active in the community banking space due to the unofficial moratorium on de novo charters.
   - Compared to existing institutions, investor groups typically cannot pay as much in consideration due to the lack of synergies.

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Expected Pricing Range

[PAGE 44 REDACTED]

Strategic Rationale

Reasons to consider selling today . . .

- Economic return of remaining independent will not likely exceed a sale value today
  - The base projections assume record profitability levels
  - The Bank's value will grow based upon the growth of tangible book value which equates to ROE less dividend payout (3-4% annually)
  - Long term growth opportunities are limited.
- Improves liquidity to shareholders
- As consolidation occurs the pool of potentially interested buyers declines thereby reducing demand for institutions in your size range.
  - Less demand generally results in lower pricing
- The market is improving, however, the credible threat of rising interest rates is not yet apparent.
  - Bank earnings and valuations suffer during periods of rising interest rates.
- If stock is the form of consideration, the Bank's shareholders can benefit from acquirer's improved earnings and dividends, as well as a potential "double dip".

Reasons to remain independent . . .

- The belief that the market for banks will substantially improve
- The belief that the Bank could substantially outperform historical levels
- Employee impact for the minority of employees
- Community impact

Sale Process

There are three possible approaches to selling an institution. FinPro is a strong proponent of the "Soft Shop" approach . . .

- Private negotiation – A buyer and a seller negotiate a deal between themselves
  - This approach is normally undertaken to ensure social issues are addressed.
  - May not produce the highest price
  - Least work
- "Soft Shop" approach - An information package is prepared and distributed to a select number of possible bidders on a confidential basis.
  - Will likely generate the highest price.
  - Will allow the seller to maintain a controlled, confidential process without triggering the "Revlon Duties"
- Public auction - A public announcement is made that the Bank is for sale and bid instructions are made known.
  - Triggers "Revlon Duties" (i.e., must take the highest price without regard for social issues).
  - Will generate the highest price.
  - Will be extremely disruptive to the operations of the Bank.

5 Phases of an M&A Process . . .


Background
Preparation
Bid Process
Legal
Implementation
1. Strategic Plan
2. Determine Merger Team
3. Build Value Book
4. Develop Wish List
5. Determine Sale Approach
6. Develop a Select Bidder List
7. Build Bid Book
8. Distribute Confidentiality Agreement
9. Distribute Process Letter And Bid Book
10. Receive, Analyze, and Rank Bids
11. Due Diligence
12. Draft Definitive Agreement
13. Merger Meeting
14. Deal Announcement
15. Draft Proxy Statement
16. Develop Integration Issues and Plan
17. Regulatory Approval
18. Obtain Shareholder Vote
19. Close the Deal

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CAPITAL MARKETS PRESENTATION
(June 27, 2012)

Roebling Bank

Capital Markets Presentation

June 27, 2012

** CONFIDENTIAL **

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[PAGE 2 REDACTED]

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[PAGE 4 REDACTED]

Financial Overview of TF Financial Corp. ("THRD")

3rd Fed operates 14 branches in Southeast PA. Merging with THRD would expand the Bank's current franchise in the Trenton and Eastern Pennsylvania areas . . .



Frenchtown
Flemington
Readington
Somerset
Perkasie
Solebury
Princeton
Lansdale
Warminster
Ewing
Trenton
East Windsor
Hamilton Square
Levittown
Norristown
Abington
Bensalem
Cheltenham
Radnor
Willingboro
Marple
Havertown
Mount Holly
Fort Dix
Philadelphia
Springfield
Cherry Hill
Voorhees
Chester
Tabernacle
Mantua
Pine Hill
Waterford Works
Glassboro
Franklinville
Salem
RBLG
THRD

3rd FED BANK

- Founded in 1921 as the Polish American Savings Building and Loan Association in Northeast Philadelphia.
- TF Financial Corporation is the federally chartered holding company of 3rd Fed Bank.
- Total deposits of $567.5 million as of March 31, 2012.

3rd Fed's branches have shown average deposit growth since 2007 . . .

3rd Fed Bank	City	County, ST	Zip code	Open date		2007		2008		2009		2010		2011	5 yr. CAGR (%)
					For the period ending 2011										
Branch 1	Philadelphia	Philadelphia, PA	19149	01/01/21	$	66,514	$	66,806	$	72,137	$	75,959	$	73,218	2.43
Branch 2	Philadelphia	Philadelphia, PA	19137	01/01/21		45,166		46,319		44,375		46,815		45,029	(0.08)
Branch 3	Philadelphia	Philadelphia, PA	19125	01/01/21		38,288		35,696		35,339		37,842		37,254	(0.68)
Branch 4	Feasterville-Trev	Bucks, PA	19053	06/30/87		30,854		31,834		42,268		45,044		43,622	9.04
Branch 5	Philadelphia	Philadelphia, PA	19154	06/30/88		25,850		26,569		26,146		28,989		32,126	5.58
Branch 6	Doylestown	Bucks, PA	18901	01/01/06		34,074		33,146		32,473		33,173		34,225	0.11
Branch 7	Doylestown	Bucks, PA	18901	01/01/06		52,564		53,208		55,513		61,430		61,522	4.01
Branch 8	New Britain	Bucks, PA	18901	06/30/89		36,560		35,699		43,052		44,298		42,952	4.11
Branch 9	Newtown	Bucks, PA	18940	01/00/00		38,350		35,919		48,279		49,229		49,193	6.42
Branch 1 0	Philadelphia	Philadelphia, PA	19124	03/31/92		30,600		28,965		27,758		27,046		25,575	(4.39)
Branch 11	Trenton	Mercer, NJ	08618	01/01/12		40,240		41,262		44,110		50,226		49,867	5.51
Branch 12	Hamilton Square	Mercer, NJ	08690	06/30/85		35,806		49,571		51,780		50,249		48,013	7.61
Branch 13	Philadelphia	Philadelphia, PA	19123	04/07/03		9,174		8,378		7,693		7,501		7,661	(4.41)
Branch 14	Philadelphia	Philadelphia, PA	19123	09/30/05		938		1,667		3,381		5,852		5,380	54.76
Branch 15	Newtown	Bucks, PA	18940	01/00/00		NA		NA		NA		NA		-	NA
				Total	$	484,978	$	495,039	$	534,304	$	563,653	$	555,637	3.46

3rd Fed 's branches are located in Bucks, Mercer, and Philadelphia counties, RBLG does not have a charted presence in these areas . . .

Bucks, PA

2011 Rank	2010 Rank	Institution (ST)	Type	2011 Number of Branches	2011 Total Deposits in Market ($000)	2011 Total Market Share (%)	2010 Total Deposits in Market ($000)	2010 Total Market Share (%)
1	1	Wells Fargo & Co. (CA)	Bank	34	2,993,468	20.06	2,936,051	20.54
2	2	Toronto-Dominion Bank	Bank	19	1,771,591	11.87	1,679,284	11.75
3	3	RBS	Bank	21	1,187,112	7.95	1,237,144	8.66
4	4	PNC Financial Services Group (PA)	Bank	15	858,233	5.75	851,513	5.96
5	5	FSB Mutual Holdings Inc. (PA)	Bank HC	12	692,354	4.64	700,691	4.90
6	6	FNB Bancorp Inc. (PA)	Bank	17	673,131	4.51	632,592	4.43
7	7	Santander	Bank	9	626,873	4.20	588,628	4.12
8	8	Bank of America Corp. (NC)	Bank	12	613,149	4.11	518,472	3.63
9	9	First FS&LA of Bucks County (PA)	Savings Bank	11	509,535	3.41	467,897	3.27
10	10	QNB Corp. (PA)	Bank	7	503,722	3.37	452,037	3.16
17	**17**	**TF Financial Corp. (PA)**	**Thrift**	**6**	**231,514**	**1.55**	**233,174**	**1.63**
		Total For Institutions In Market		**263**	**14,926,163**		**14,290,848**	

Philadelphia, PA

2011 Rank	2010 Rank	Institution (ST)	Type	2011 Number of Branches	2011 Total Deposits in Market ($000)	2011 Total Market Share (%)	2010 Total Deposits in Market ($000)	2010 Total Market Share (%)
1	1	Wells Fargo & Co. (CA)	Bank	42	15,918,086	31.34	16,602,144	36.00
2	3	RBS	Bank	58	8,671,017	17.07	5,948,163	12.90
3	2	PNC Financial Services Group (PA)	Bank	40	7,209,140	14.19	6,629,433	14.38
4	4	Bank of America Corp. (NC)	Bank	19	5,713,083	11.25	5,214,457	11.31
5	5	Toronto-Dominion Bank	Bank	21	2,963,960	5.84	2,814,673	6.10
6	6	Santander	Bank	17	2,899,698	5.71	1,747,374	3.79
7	7	Beneficial Mutual Bncp (MHC) (PA)	Thrift	16	1,295,144	2.55	1,177,744	2.55
8	10	Bank of New York Mellon Corp. (NY)	Bank	1	662,732	1.30	515,243	1.12
9	8	Firstrust Savings Bank (PA)	Savings Bank	8	607,092	1.20	603,120	1.31
10	14	Citigroup Inc. (NY)	Bank	7	551,924	1.09	402,378	0.87
16	**16**	**TF Financial Corp. (PA)**	**Thrift**	**7**	**226,243**	**0.45**	**230,004**	**0.50**
		Total For Institutions In Market		**322**	**50,790,795**		**46,111,817**	

3rd Fed 's branches (continued) . . .

Mercer, NJ									
2011 Rank	2010 Rank	Institution (ST)	Type	2011 Number of Branches	2011 Total Deposits in Market ($000)	2011 Total Market Share (%)	2010 Total Deposits in Market ($000)	2010 Total Market Share (%)
1	1	Wells Fargo & Co. (CA)	Bank	18	1,928,662	16.93	2,285,282	20.70
2	3	Bank of America Corp. (NC)	Bank	18	1,835,113	16.11	1,504,043	13.62
3	2	PNC Financial Services Group (PA)	Bank	27	1,833,526	16.09	1,919,476	17.39
4	5	Roma Financial Corp. (MHC) (NJ)	Thrift	10	881,302	7.73	837,075	7.58
5	4	Toronto-Dominion Bank	Bank	8	873,564	7.67	873,370	7.91
6	6	Santander	Bank	14	751,604	6.60	734,843	6.66
7	9	First Choice Bank (NJ)	Comm'l Bank	5	449,421	3.94	275,516	2.50
8	7	NJ Manufacturers Insurance Co. (NJ)	Thrift HC	1	363,272	3.19	371,073	3.36
9	10	Bank of Princeton (NJ)	Bank	5	355,085	3.12	271,737	2.46
10	11	Hopewell Valley Cmnty Bank (NJ)	Bank	6	284,912	2.50	263,490	2.39
19	**18**	**TF Financial Corp. (PA)**	**Thrift**	**2**	**97,880**	**0.86**	**100,475**	**0.91**
		Total For Institutions In Market		**153**	**11,394,421**		**11,040,915**	

Source: SNL Financial

The financial overview of 3rd Fed shows a growing balance of cash and equivalents, securities as a percent of assets has been strong, and loans as a percent of total assets has been stable. Capital levels have been high and borrowings as a percent of assets decreased to 6.73% in the last quarter . . .

TF Financial Corporation

	Annual							Quarterly				
(000s)	2006Y	2007Y	2008Y	2009Y	2010Y	2011Y		2011Q1	2011Q2	2011Q3	2011Q4	2012Q1
Balance Sheet							CAGR - 5yr					
Total Assets	$ 652,603	$ 701,673	$ 733,708	$ 714,090	$ 691,757	$ 681,929	1.47	$ 684,221	$ 691,561	$ 695,168	$ 681,929	$ 693,421
Cash & Equivalents	12,404	5,680	2,719	12,801	7,437	14,928	(12.00)	10,668	8,786	14,475	14,928	22,340
Total Securities	124,366	145,727	153,506	132,680	136,899	124,756	2.43	128,848	136,079	128,550	124,756	133,544
Net Loans	484,539	518,067	545,989	530,734	501,658	494,613	0.87	498,879	499,263	505,732	494,613	491,376
OREO	-	-	-	1,279	7,482	11,730	NA	8,002	9,245	8,909	11,730	10,247
Deposits	478,087	472,394	489,850	552,716	550,135	551,288	3.57	547,753	552,104	551,678	551,288	562,201
Borrowings	101,701	153,221	168,148	80,241	61,987	46,908	(11.64)	55,387	55,345	59,500	46,908	46,685
Total Equity	$ 65,639	$ 67,843	$ 67,692	$ 71,874	$ 73,416	$ 77,408	2.84	$ 74,270	$ 75,420	$ 77,499	$ 77,408	$ 78,528
Balance Sheet Ratios (%)							Avg. - 5yr					
Cash & Equivalents / Total Assets	1.90	0.81	0.37	1.79	1.08	2.19	1.19	1.56	1.27	2.08	2.19	3.22
Total Securities / Total Assets	19.06	20.77	20.92	18.58	19.79	18.29	19.82	18.83	19.68	18.49	18.29	19.26
Net Loans / Total Assets	74.25	73.83	74.42	74.32	72.52	72.53	73.87	72.91	72.19	72.75	72.53	70.86
Deposits / Total Assets	73.26	67.32	66.76	77.40	79.53	80.84	72.85	80.05	79.83	79.36	80.84	81.08
Borrowings / Total Assets	15.58	21.84	22.92	11.24	8.96	6.88	16.11	8.09	8.00	8.56	6.88	6.73
Total Equity / Total Assets	10.06	9.67	9.23	10.07	10.61	11.35	9.93	10.85	10.91	11.15	11.35	11.32
Tangible Equity / Tangible Assets	9.46	9.11	8.69	9.52	10.05	10.79	9.36	10.29	10.35	10.59	10.79	10.77

3rd Fed's loan portfolio is heavily weighted in residential mortgages, with 65.10% of the total loan mix. The deposit portfolio is weighted towards savings and MMDA, with 46.48% of the total mix . . .

Dollars in thousands

Loan Portfolio as of 2012Q1



0.42%
0.94%
3.20%
4.50%
0.00%
3.97%
21.87%
65.10%
Residential mortgages
Commercial real estate
Multifamily loans
Construction & land loans
HELOCS
Consumer loans
Commercial & industrial loans
Other loans

Deposit Portfolio as of 2012Q1



0.00% 0.00%
31.89%
21.63%
46.48%
Transaction accounts
Savings and MMDA accounts
Retail time deposits
Brokered deposits
Other

	Balance	Mix
Residential Mortgages	$ 324,421	65.10%
HELOCS	22,438	4.50%
Consumer Loans	2,103	0.42%
Commercial & Industrial Loans	4,661	0.94%
Other Loans	-	0.00%
Construction & Land Loans	15,961	3.20%
Commercial Real Estate - Owner Occupied	19,396	3.89%
Commercial Real Estate - Non Owner Occupied	89,598	17.98%
Multifamily Loans	19,779	3.97%
Loans, gross	**$ 498,357**	**100%**

Risk Based Capital	75,467
Construction Loans / RBC	21.15%
CRE NOO, Multifamily and Construction Loans / RBC	166.08%

	Balance	Mix
Transaction Accounts	$ 122,741	21.63%
Savings and MMDA Accounts	263,758	46.48%
Retail Time Deposits	180,962	31.89%
Brokered Deposits	-	0.00%
Other	1	0.00%
Total Deposits	**$ 567,462**	**100.00%**
Brokered Deposits / Total Deposits	0.00%	
Core Deposits	68.11%	

3rd Fed's decreasing interest income has been offset by decreasing interest expenses, resulting in growing net interest income over the last 4 years. Book value per share has been growing over the last 5 years. EPS rebounded in 2011 following a 4 year declining trend. 3rd Fed also cut the dividend 2011 . . .

TF Financial Corporation												
	Annual							Quarterly				
(000s)	2006Y	2007Y	2008Y	2009Y	2010Y	2011Y		2011Q1	2011Q2	2011Q3	2011Q4	2012Q1
Income Statement							CAGR - 5yr					
Interest Income	$ 38,019	$ 38,128	$ 38,832	$ 36,597	$ 33,568	$ 31,288	(3.06)	$ 7,835	$ 7,932	$ 7,908	$ 7,613	$ 7,263
Interest Expense	15,861	18,355	18,071	13,981	10,208	7,415	(10.43)	2,019	1,943	1,903	1,550	1,471
Net Interest Income	22,158	19,773	20,761	22,616	23,360	23,873	1.33	5,816	5,989	6,005	6,063	5,792
Provision	150	-	1,500	2,930	4,241	3,728	130.59	900	1,450	528	850	500
Noninterest Income	2,832	3,736	3,437	3,311	3,507	2,860	5.49	739	693	583	845	1,237
Noninterest Expense	17,139	16,902	16,993	17,748	18,245	18,817	1.58	4,965	4,621	4,666	4,565	5,056
Gain/Loss on Securities	(51)	-	-	762	20	760	NA	-	210	-	550	-
Net Income Before Taxes	7,650	6,607	5,705	6,011	4,401	4,948	(12.91)	690	821	1,394	2,043	1,473
Tax Expense	2,136	1,762	1,469	1,497	1,049	1,019	(16.29)	72	122	314	511	318
Extraordinary Items	-	-	-	-	-	-	NA	-	-	-	-	-
Net Income After Taxes	$ 5,514	$ 4,845	$ 4,236	$ 4,514	$ 3,352	$ 3,929	(11.70)	$ 618	$ 699	$ 1,080	$ 1,532	$ 1,155
Per Share Information (actual)							CAGR - 5yr					
Common Shares Outstanding	3,017,946	2,972,088	2,795,360	2,806,233	2,822,449	2,831,874	(1.66)	2,822,449	2,822,449	2,824,034	2,831,874	2,833,521
Average Diluted Shares	2,856,254	2,866,284	2,767,491	2,648,906	2,682,135	2,702,710	(1.56)	2,695,909	2,705,935	2,705,168	2,711,000	2,722,405
Book Value Per Share	$ 21.75	$ 22.83	$ 24.22	$ 25.61	$ 26.01	$ 27.33	4.58	$ 26.31	$ 26.72	$ 27.44	$ 27.33	$ 27.71
Tangible Book Value Per Share	20.32	21.37	22.67	24.07	24.48	25.81	4.77	24.78	25.19	25.91	25.81	26.19
Diluted EPS before Extraordinary	1.93	1.70	1.53	1.70	1.25	1.45	(10.29)	0.23	0.26	0.40	0.57	0.42
Core EPS	1.96	1.70	1.53	1.59	1.25	1.27	(10.73)	0.23	0.21	0.40	0.44	0.36
Cash Basis EPS	1.96	1.70	1.53	1.70	1.25	1.45	(10.63)	0.23	0.26	0.40	0.57	0.42
Cash Dividends Per Share	$ 0.72	$ 0.76	$ 0.76	$ 0.76	$ 0.76	$ 0.20	1.29	$ 0.05	$ 0.05	$ 0.05	$ 0.05	$ 0.05

Profitability levels are solid, driven by strong margin and noninterest income. Asset quality has been improving on a quarterly basis . . .

TF Financial Corporation

(000s)	Annual 2006Y	2007Y	2008Y	2009Y	2010Y	2011Y	Avg. - 5yr	Quarterly 2011Q1	2011Q2	2011Q3	2011Q4	2012Q1
Earnings (%)												
Net Income	$ 5,514	$ 4,845	$ 4,236	$ 4,514	$ 3,352	$ 3,929	4,492	$ 618	$ 699	$ 1,080	$ 1,532	$ 1,155
ROAA	0.83	0.73	0.59	0.63	0.47	0.57	0.65	0.36	0.41	0.62	0.89	0.67
ROAE	8.68	7.24	6.12	6.63	4.55	5.17	6.64	3.33	3.73	5.67	7.81	5.91
Yield on Interest Earning Assets	6.13	6.13	5.73	5.42	5.11	5.02	5.70	5.08	5.11	5.01	4.88	4.71
Cost of Interest Bearing Liab.	2.68	3.11	2.81	2.17	1.62	1.23	2.48	1.35	1.29	1.24	1.02	0.98
Net Interest Spread	3.45	3.02	2.92	3.25	3.49	3.79	3.23	3.73	3.82	3.77	3.86	3.73
Net Interest Margin	3.60	3.21	3.09	3.37	3.58	3.85	3.37	3.75	3.87	3.86	3.96	3.76
Noninterest Income / Avg. Assets	0.43	0.56	0.48	0.46	0.49	0.42	0.48	0.43	0.40	0.34	0.49	0.57
Noninterest Expense / Avg. Assets	2.59	2.54	2.36	2.41	2.57	2.73	2.49	2.89	2.69	2.69	2.67	2.95
Efficiency Ratio (%)	67.20	70.60	70.80	67.31	65.14	65.68	68.21	73.00	65.74	64.39	59.92	68.60

3rd Fed Bank

	Annual 2006Y	2007Y	2008Y	2009Y	2010Y	2011Y	Avg. - 5yr	Quarterly 2011Q1	2011Q2	2011Q3	2011Q4	2012Q1
Asset Quality Ratios (%)												
NPLs / Tot Lns	0.42	0.96	0.75	1.91	3.31	2.05	1.47	3.54	2.92	2.58	2.05	2.79
NPAs / Total Assets	0.32	0.71	0.56	1.26	3.50	3.22	1.27	3.78	3.47	3.18	3.22	3.47
NPA+ Loans 90PD / Tang. Equity + ALLL	3.57	7.94	6.51	13.13	33.62	29.03	12.95	35.39	32.40	29.08	29.03	31.04
NCOs / Avg Loans	(0.02)	-	0.03	0.13	0.19	0.33	0.07	0.22	0.85	0.04	0.21	0.07
ALLL / Loans	0.59	0.48	0.61	0.87	1.16	1.16	0.74	1.13	1.10	1.11	1.16	1.40
ALLL / NPAs	135.78	49.78	80.28	51.83	24.30	26.39	68.39	22.10	23.10	25.65	26.39	28.92

3rd Fed's loan portfolio asset quality detail shows stable asset quality . . .

Dollars in thousands

Loan Portfolio Asset Quality Detail as of 2012Q1



$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
Residential mortgages
Commercial real estate loans
Multifamily loans
Construction & land loans
Home equity loans
Consumer loans
Commercial & industrial loans
Other loans
Total
30-89 PD
90+ PD
Nonaccr.
OREO

	30-89 PD	90+ PD	Nonaccr.	OREO
Residential mortgages	$ 111	$ -	$ 4,878	$ 3,090
Commercial real estate loans	455	-	2,039	1,771
Multifamily loans	-	-	-	-
Construction & land loans	-	-	6,580	5,386
Home equity loans	158	-	377	-
Consumer loans	18	-	9	-
Commercial & industrial loans	-	-	6	-
Other loans	-	-	-	-
Total	$ 742	$ -	$ 13,889	$ 10,247

Loan Portfolio Migration

	2011Q1	2011Q2	2011Q3	2011Q4	2012Q1
30-89 PD	$ 28	$ 239	$ 316	$ 3,894	$ 742
90+ PD	-	-	-	-	-
Nonaccrual	17,877	14,742	13,182	10,239	13,889
OREO	8,002	9,245	8,909	11,731	10,247
Total	**$ 25,907**	**$ 24,226**	**$ 22,407**	**$ 25,864**	**$ 24,878**

Source: SNL Financial

3rd Fed's stock price has grown over the past three years and currently trades at 91.26% of tangible book value. 3rd Fed 's stock is traded with a moderate volume on NASDAQ . . .

Dollars in thousands

TF Financial Corporation Current Trading Position	Ticker: THRD
Closing Price ($)	$ 23.90
Date of Closing Price:	6/22/2012
Market Capitalization ($M)	68
Shares Outstanding (Shares)	2,835,058

Current Pricing Multiples	
Price/ Book (%)	86.24
Price/ Tangible Book (%)	91.26
Price/ Earnings (x)	14.23
Price/ Trailing-four-quarter EPS (x)	14.48
Price/ Core EPS (x)	16.72
Price/ LTM Core EPS (x)	17.02
Current Dividend Yield (%)	0.84
LTM Dividend Payout Ratio (%)	12.12

THRD Historical Stock Price and Volume
6/26/2009 to 6/25/2012



30.00
25.00
20.00
15.00
10.00
5.00
0.00
Stock Price
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
Volume
Jun-09
Sep-09
Dec-09
Mar-10
Jun-10
Sep-10
Dec-10
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Stock Price
Volume

The officers and directors are presented below. Dennis Pollack is Larry Seidman's appointee . . .

Top Executives		
Name	**Position**	**Age**
Kent C. Lufkin	President & CEO	59
Dennis R. "Denny" Stewart	Executive VP & CFO	62

Board of Directors			
Name		**Age**	**Elected**
Albert M. Tantala Sr.	Chairman	73	2009
James B. "Jim" Wood	Vice Chairman	51	2008
Robert N. Dusek		72	1974
Kent C. Lufkin		59	2003
H. Donald "Don" Perkins Jr.		NA	2009
Dennis Pollack		61	2012
Joseph F. Slabinski III		62	2006
Kenneth A. Swanstrom		72	2003

Ownership of THRD is mixed between insiders and institutions . . .

Company Statistics		
Price ($)	As of:	6/26/2012
Market Cap ($M)		63.1
Shares Outstanding		2,835,058
Short Interest Shares		5,947
Total Float		1,964,816
Float (%)		69.30
Stakeholder/Insider Ownership (%)		30.70
Mutual Fund Ownership (%)		7.08
Institutional Ownership (%)		32.88
North American (16)		32.88
Non-North American (0)		-
Top 10 Instn Holders (%)		32.25

Holder	Position	Position Change	Shares Out (%)
Thomson Horstmann & Bryant Inc.	251,919	475	8.89
Dimensional Fund Advisors LP	182,740	5,118	6.45
Seidman & Associates LLC	154,768	2,728	5.46
Stilwell Value LLC	128,494	7,200	4.53
Vanguard Group Inc.	78,108	0	2.76
Minerva Advisors LLC	54,937	(2,100)	1.94
Private Capital Management LP	28,068	(2,205)	0.99
Renaissance Technologies LLC	14,839	1,000	0.52
Colorado Public Employees Retirement	11,235	0	0.40
Northern Trust Global Investments Ltd.	9,067	(82)	0.32

Source: SNL Financial

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CAPITAL MARKETS PRESENTATION
(August 6, 2012)

Roebling Bank

Capital Markets Presentation

August 6, 2012

** CONFIDENTIAL **

FinPro Capital Advisors, Inc.
9336 • F: (908) 604-5951 • fca@finprocapitaladvisors.com

[PAGE 1 REDACTED]

[PAGE 2 REDACTED]

TF Financial Corp. ("THRD") Pro Forma Update

The following table details the assumptions used in the pro forma analysis. The purchase price is $8.25 and consideration is 50% stock and 50% cash. Transaction expenses were assumed to be $2.8 million and cost savings were 30%. The credit mark on loans was $2.6 million . . .

THRD / RBLG

Consideration				
Deal Value ($000's)			$	13,914
Consideration Per Share			$	8.25
Buyer Stock Price to Calculate Exchange			$	22.26
Exchange Ratio				0.3706
Consideration Mix		**Resulting Ownership**		
Stock	50.00%	Buyer		90.07%
Cash	50.00%	Target		9.93%
Total	100.00%	Total		100.00%

Consideration Pricing Multiples		
Target Current Stock Price	$	4.06
Premium to Trading Price		103.2%
Price / Book Value		83.0%
Price / Tangible Book Value (TBV)		83.0%
Price / Fair Value Adjusted TBV		88.3%
Price / Historical Core EPS, diluted		#DIV/0!
Price / Proj. Year 1 Core EPS, diluted		27.5x
Franchise Premium / Core Deposits*		NM

Core deposits includes CD's < $100,000

Transaction Expenses and Assumptions			
Pre-Tax Opportunity Cost of Cash			1.75%
Transaction Adjustment Tax Rate			36.00%
*Pre-Tax One-Time Expenses	20.39%	$	2,837
Stock Option Treatment			Cashed Out
Warrant Treatment			Cashed Out
SARs Treatment			Cashed Out
**Yr 1 Operating Cost Savings	24.00%		341
**Yr 2 Operating Cost Savings	30.00%		440

**% of deal value, **% of Target's noninterest expense*

Core Deposit Intangible (CDI)	
CDI Amount	411
CDI as % of Deposits	0.50%
Amortization Method	SYD
Amortization (Years)	10 Years

SYD = Sum of-the-Years Digits, SL = Straight Line

ASC 805 Yield Adjustment		Prem/Disc	Price
MBS and Investments	$	-	100.00%
Gross Loans		-	100.00%
Other Assets		-	100.00%
Time Deposits		-	100.00%
Borrowings and senior debt		-	100.00%
Subordinated debt		-	100.00%
Trust preferred		-	100.00%

ASC 805 Credit Mark		
Target's Existing ALLL	$	(1,217)
Credit Mark on Loans		2,646
Net Credit Mark on Loans	$	1,429
Net Credit Mark / Gross Loans		1.29%
Credit mark on OREO	$	155
Credit Mark / OREO		35.00%
Total Credit Mark, Net of ALLL	$	1,584
Credit Mark / Gross Loans and OREO		1.43%

Purchase Price Allocation			
	Consideration - Stock	$	6,957
	Consideration - Cash		6,957
A.	**Aggregate Purchase Price**	$	13,914
	less:		
	Historical Target Book Value	$	16,761
	Pre-Transaction Adjustments		-
	Transaction Expenses		(917)
	Compensation/Benefit Adjustments		-
	Break-Up Fee		-
	Target Existing CDI		-
	Target Existing Goodwill		-
	Target Existing Other Intangibles		-
	CDI Fair Value Adjustment		411
	Deferred Tax Impact of CDI		(148)
	Section 382 NOL Recapture		-
	Loan/OREO Credit Mark, Net of ALLL		(1,584)
	Deferred Tax Impact of Credit Mark		570
	Prem/(Disc) Yield Adjustment		-
	Deferred Tax Impact of Yield Adjustment		-
B.	**Adjusted Target**	$	15,094
A-B	**Total Goodwill Created**	$	(1,180)
	Pre-Tax Gain on Bargain Purchase		1,180
	Increase in Retained Earnings	$	755

The pro forma balance sheet shows the combined entity will have $848 million in total assets and $694 million in deposits with tangible common capital of 9.52%. The transaction is projected to be 13.75% accretive to RBLG's tangible book, but dilutive to THRD's tangible book value . . .

($000's)		THRD Mar-12	+		RBLG Mar-12	+		Transaction Adjustments		=		Pro Forma Combined
Total Cash and Cash Equivalents	$	4,367		$	7,671		$	(9,794)	(a)		$	2,244
MBS and Investments		124,765			40,238			-	(b)			165,003
Loans, gross		519,946			110,592			(2,646)	(c)			627,892
Loans, net		513,783			109,375			(1,429)	(c)			621,729
Total Intangibles		4,324			-			411	(d)			4,735
Total Other Assets		6,625			6,408			806	(e)			13,839
Total Assets	$	653,864		$	163,692		$	(10,005)			$	807,551
Total Deposits		547,040			131,811			-				678,851
Borrowings and senior debt		51,084			12,855			-				63,939
Subordinated debt		-			-			-				-
Trust preferred		-			-			-				-
Other Liabilities		7,161			2,265			-				9,426
Total Liabilities	$	605,285		$	146,931		$	-			$	752,216
Noncontrolling Interest		-			-			-				-
Preferred Stock		-			-			-				-
Common Equity		80,102			16,761			(10,005)	(a)			86,858
Total Equity	$	80,102		$	16,761		$	(10,005)			$	86,858
Total Liabilities and Equity	$	685,387		$	163,692		$	(10,005)			$	839,074
Common Shares Outstanding		2,835			1,687			(1,374)				3,148
Bank Level Tier 1 Leverage Ratio		9.87%			8.50%							8.49%
Bank Level Total Risk Based Capital		16.73%			16.02%							14.75%
Tangible Equity / Tangible Assets		11.67%			10.24%							10.23%
Tangible Common Equity / Tangible Assets		11.67%			10.24%							10.23%
Book Value Per Share	$	28.25		$	9.94						$	27.60
Tangible Book Value Per Share		26.73			9.94							26.09
TBVS Workback (In Years)												

	Accretion/(Dilution) Buyer		Accretion/(Dilution) Target	
Book Value Per Share	$ (0.65)	-2.30%	$ 0.29	2.91%
Tangible Book Value Per Share	(0.64)	-2.39%	(0.27)	-2.72%
TBVS Workback (In Years)	5			

The following table shows the projected core EPS accretion over a three year horizon . . .

Core EPS Accretion/(Dilution)						
($000's)		2013		2014		2015
Stand Alone Core Earnings						
Buyer Stand Alone	$	4,100	$	4,428	$	4,782
Buyers Earnings Growth Rate				*8.00%*		*8.00%*
Target Stand Alone		501		602		710
Target Earnings Growth Rate				*20.16%*		*17.94%*
Transaction Earnings Impact						
Cost Savings	$	341	$	440	$	453
Revenue Enhancements		-		-		-
Opportunity Cost of Cash		(157)		(144)		(129)
CDI Amortization		(75)		(67)		(60)
Pre-Tax Core Earnings Impact		110		229		264
Tax Expense		(40)		(82)		(95)
Cash Dividends on Preferred Stock		-		-		-
Transaction Core Earnings Impact	$	70	$	146	$	169
Pro Forma Combined Core Earnings	**$**	**4,671**	**$**	**5,176**	**$**	**5,661**
Target Earnings Growth Rate				*10.81%*		*9.37%*
Avg. Fully Diluted Shares						
Buyer Stand Alone		2,728		2,728		2,728
Target Stand Alone		1,663		1,663		1,663
Adjustment to FD Shares For Transaction		(1,374)		(1,374)		(1,374)
Pro Forma Combined Shares		3,017		3,017		3,017
Core EPS, diluted						
Buyer Stand Alone	$	1.50	$	1.62	$	1.75
Target Stand Alone		0.30		0.36		0.43
Pro Forma Combined Core EPS, Diluted	**$**	**1.55**	**$**	**1.72**	**$**	**1.88**
Core EPS Accretion/Dilution						
Buyer Accretion/(Dilution) ($)	$	0.05	$	0.10	$	0.13
Buyer Accretion/(Dilution) (%)		3.33%		6.17%		7.43%
Target Accretion/(Dilution) ($)	$	0.27	$	0.28	$	0.27
Target Accretion/(Dilution) (%)		91.49%		77.07%		62.04%

Roebling Financial Corp Inc.

Potential Stand Alone Valuation

The DCF assumptions . . .

- The goal of this approach is to determine the present value of the Company's cash flows to shareholders assume a stand alone strategy or a sale strategy in five years.
- The type of DCF utilized is a Discounted Dividend method, whereby the value of the Bank is a primarily made up of two component parts:
  - The present value of expected dividends over the time horizon, plus;
  - The terminal value, whereby the value is driven by either the EPS multiple or tangible book multiple.
- The following assumptions were utilized to project the Company's EPS and tangible book value per share:
  - 3% growth in assets in 2012 and 2013 followed by growth of 3.5% from 2014-2016.
  - ROAA was assumed at 0.30% in 2012 and increased by 0.05% each successive year. EPS is projected at record levels in 2014.
  - No dividends were assumed in 2012. The dividend payout in 2013 was assumed at 10% and increased by 5% each successive year.

Based on a DCF analysis, the Company's investment value ranges from $5.29 based on the earning approach and $8.85 based on the tangible book approach . . .

Year	0.0	1.0	2.0	3.0	4.0	5.0	5.0
Discount Period	0.0	0.5	1.5	2.5	3.5	4.5	5.0
Assets	164,441	169,374	174,455	180,561	186,881	193,422	
- Growth		3.00%	3.00%	3.50%	3.50%	3.50%	
ROAA		0.30%	0.35%	0.40%	0.45%	0.50%	
ROAE		2.95%	3.43%	3.92%	4.42%	4.90%	
Net income		501	602	710	827	951	
Shares, Fully Diluted		1,660	1,660	1,660	1,660	1,660	
EPS		$ 0.30	$ 0.36	$ 0.43	$ 0.50	$ 0.57	
Tangible Equity / Assets	10.19%	10.19%	10.20%	10.19%	10.20%	10.22%	
Tangible Equity	16,751	17,252	17,792	18,394	19,053	19,762	
Shares	1,687	1,687	1,687	1,687	1,687	1,687	
Tangible Book Value	$ 9.93	$ 10.23	$ 10.55	$ 10.91	$ 11.30	$ 11.72	
Dividend Payout Ratio	0%	0%	10%	15%	20%	25%	
Dividends per Share	$ -	$ -	$ 0.04	$ 0.06	$ 0.10	$ 0.14	
Discount Dividend Value (11.20%)	$ -	$ -	$ 0.03	$ 0.05	$ 0.07	$ 0.09	
Total Discounted Dividends							$ 0.24
Terminal Value Based on Earnings (15x)							$ 8.59
Present Value (11.20%)							$ 5.05
Terminal Value Based on Tang. Book (125%)							$ 14.65
Present Value (11.20%)							$ 8.61

Investment Value Based on Earnings	**$ 0.24**	**+**	**$ 5.05**	**=**	**$ 5.29**
Investment Value Based on Tang. Book	**$ 0.24**	**+**	**$ 8.61**	**=**	**$ 8.85**

The following is a sensitivity analysis for a range of discount rates and terminal multiples for both the earnings and tangible book approach . . .

Investment Value - Earnings Approach

Price to EPS Acquisition Multiple Range

Discount Rate	11.00x	13.00x	**15.00x**	20.00x	25.00x
14.00%	**$ 3.49**	$ 4.08	$ 4.68	$ 6.17	$ 7.65
13.00%	$ 3.64	$ 4.27	$ 4.89	$ 6.44	$ 8.00
12.00%	$ 3.81	$ 4.46	$ 5.11	$ 6.73	$ 8.36
11.20%	$ 3.94	$ 4.62	$ 5.29	$ 6.97	$ 8.66
11.00%	$ 3.98	$ 4.66	$ 5.34	$ 7.04	$ 8.74
10.00%	$ 4.16	$ 4.87	$ 5.58	$ 7.36	$ 9.14
9.00%	$ 4.35	$ 5.09	$ 5.84	$ 7.70	**$ 9.56**

Investment Value - Tang. Book Approach

Price to Tang. Book Value Acquisition Multiple Range

Discount Rate	**100%**	**110%**	**125%**	**140%**	**150%**
14.00%	**$ 6.30**	$ 6.91	$ 7.83	$ 8.74	$ 9.35
13.00%	$ 6.58	$ 7.22	$ 8.17	$ 9.13	$ 9.76
12.00%	$ 6.88	$ 7.55	$ 8.54	$ 9.54	$ 10.21
11.20%	$ 7.13	$ 7.82	$ 8.85	$ 9.89	$ 10.57
11.00%	$ 7.19	$ 7.89	$ 8.93	$ 9.97	$ 10.67
10.00%	$ 7.52	$ 8.25	$ 9.34	$ 10.43	$ 11.16
9.00%	$ 7.87	$ 8.63	$ 9.77	$ 10.92	**$ 11.68**

Conclusions:

- Assuming record earnings in year 2014 with 16% annual compounded growth for 2015-2016 the projected stand alone value is $5.29 on an earnings basis and $8.85 per share on a tangible book basis.
- The institution will never trade on an earnings basis and therefore value will grow at the rate of tangible book value which equates to the ROE adjusted for any dividend payout. This figure is between 3-4% annually.
- Even when favorable acquisition multiples are applied (the two right hand columns in the tables above) the value does not exceed tangible book value by much.

CAPITAL MARKETS PRESENTATION
(October 26, 2012)

Roebling Bank

Capital Markets Presentation

October 26, 2012

** CONFIDENTIAL **

FinPro Capital Advisors, Inc.
... 9336 • F: (908) 604-5951 • fca@finprocapitaladvisors.com ... www.finprocapitaladvisors.com

Financial Overview of TF Financial Corporation ("THRD")

TF Financial Corporation operates 15 branches in both New Jersey and Pennsylvania. The Bank had $685.4 million in assets as of June 30, 2012 . . .

Ticker:	THRD (NASDAQ)
Headquarters:	Newtown, PA
Established:	July 13, 1994
Branches:	15

<u>Management:</u>

Chief Executive Officer	Kent C. Lufkin
Chief Financial Officer	Dennis R. Stewart
Chief Operating Officer	Kent C. Lufkin
Chairman of the Board	Albert M. Tantala Sr.

Branch Map


Philadelphia

● 15 Branches

Financial Highlights (000s)

Total Assets	$	685,387
Net Loans & Leases	$	513,783
Tangible Equity / Tangible Assets (%)		11.13
NPAs / Total Assets (%)		2.80
(NPAs - TDR) / Tier 1 + ALLL (%)		24.89
Net Interest Margin (%)		3.94
ROAE (%)		6.28

Note: Data is most recent available quarter

Recent Events & News

- May 4, 2011- Newtown, Pa.-based TF Financial Corp. changed its state of incorporation to Pennsylvania from Delaware on April 29, through a merger with and into TF Pennsylvania Corp., a subsidiary of TF Financial established for this purpose,

The branches have experienced deposit modest growth between 2008 and 2012 . . .

	Street Address	City	County, ST	Zip code	Open date	Close date	For the period ending June 30, 2008	2009	2010	2011	2012	CAGR (%)
Branch 1	6633 Roosevelt Blvd	Philadelphia, PA	Philadelphia, PA	19149	1/1/1921		$ 66,806	$ 72,137	$ 75,959	$ 73,218	$ 68,295	0.6
Branch 2	2601 Orthodox St	Philadelphia, PA	Philadelphia, PA	19137	1/1/1921		46,319	44,375	46,815	45,029	44,887	(0.8)
Branch 3	2330 E York St	Philadelphia, PA	Philadelphia, PA	19125	1/1/1921		35,696	35,339	37,842	37,254	40,253	3.0
Branch 4	1201 Buck Rd	Feasterville-Trevose,	Bucks, PA	19053	06/30/87		31,834	42,268	45,044	43,622	42,951	7.8
Branch 5	12051 Knights Rd	Philadelphia, PA	Philadelphia, PA	19154	06/30/88		26,569	26,146	28,989	32,126	34,489	6.7
Branch 6	60 N Main St	Doylestown, PA	Bucks, PA	18901	01/01/06		33,146	32,473	33,173	34,225	36,513	2.4
Branch 7	834 N Easton Hwy	Doylestown, PA	Bucks, PA	18901	01/01/06		53,208	55,513	61,430	61,522	62,679	4.2
Branch 8	600 Town Ctr	New Britain, PA	Bucks, PA	18901	06/30/89		35,699	43,052	44,298	42,952	45,587	6.3
Branch 9	950 Newtown Yardley F	Newtown, PA	Bucks, PA	18940	01/00/00		35,919	48,279	49,229	49,193	42,993	4.6
Branch 10	4625 Frankford Ave	Philadelphia, PA	Philadelphia, PA	19124	03/31/92		28,965	27,758	27,046	25,575	25,354	(3.3)
Branch 11	2075 Pennington Rd	Ewing, NJ	Mercer, NJ	08618	01/01/12		41,262	44,110	50,226	49,867	50,473	5.2
Branch 12	1850 Rt 33	Hamilton Square, NJ	Mercer, NJ	08690	06/30/85		49,571	51,780	50,249	48,013	45,571	(2.1)
Branch 13	905 N 2nd St	Philadelphia, PA	Philadelphia, PA	19123	04/07/03		8,378	7,693	7,501	7,661	8,616	0.7
Branch 14	136 W Girard Ave	Philadelphia, PA	Philadelphia, PA	19123	09/30/05		1,667	3,381	5,852	5,380	6,714	41.7
						Total	$ 495,039	$ 534,304	$ 563,653	$ 555,637	$ 555,375	2.9

Demographic data for Bucks, Philadelphia and Mercer counties projects moderate population and income growth over the next five years . . .

Market Share and Demographics

County, State	Market Rank	Number of Branches	Deposits in Market ($000)	Market Share (%)	Population: Total 2011 (Actual)	Population: Change 2010-11 (%)	Population: Change 2011-16 (%)	Median HH Income: Total 2011 (Actual)	Median HH Income: Proj. Change 2011-16 (%)	Unemployment: Rate Jun-12 (%)	Unemployment: 1 Yr. Change (%)
Bucks, PA	17	6	$ 231,514	1.45	626,529	0.20	1.59	75,722	12.56	7.50	1.35
Philadelphia, PA	16	7	226,243	0.51	1,533,009	0.46	1.02	35,418	18.54	10.90	1.87
Mercer, NJ	19	2	97,880	0.82	367,878	0.37	2.03	71,646	15.47	8.80	6.02
TF Financial Corporation Total		**15**	**$ 555,637**	**0.77**	**2,527,416**	**0.38**	**1.31**	**58,593**	**14.66**	**9.11**	**2.39**

Median HH Income 2011



$60
$58
$56
$54
$52
$50
$48
$46
$44
$58.6
$49.4
$58.1
$50.2
TF Financial Corporation
State
MSA
National

Median HH Income Proj. Change 2011-16



25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
14.66%
17.70%
23.12%
14.55%
TF Financial Corporation
State
MSA
National

THRD's stock price experienced moderate appreciation. The stock currently trades at 84.75% of tangible book value . . .

TF Financial Corporation Current Trading Position	Ticker: THRD
Closing Price ($)	$ 22.65
Date of Closing Price:	10/23/2012
Market Capitalization ($M)	64.3
Shares Outstanding	2,836,946
Current Pricing Multiples	
Price/ Book (%)	80.17
Price/ Tangible Book (%)	84.75
Price/ Earnings (x)	12.31
Price/ Trailing-four-quarter EPS (x)	12.24
Price/ Core EPS (x)	12.31
Price/ LTM Core EPS (x)	13.69
Current Dividend Yield (%)	0.88
LTM Dividend Payout Ratio (%)	10.81

THRD Historical Stock Price and Volume
10/24/2009 to 10/23/2012



Stock Price
Volume
30.00
25.00
20.00
15.00
10.00
5.00
0.00
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
Oct-09 Dec-09 Feb-10 Apr-10 Jun-10 Aug-10 Oct-10 Dec-10 Feb-11 Apr-11 Jun-11 Aug-11 Oct-11 Dec-11 Feb-12 Apr-12 Jun-12 Aug-12 Oct-12
Stock Price
Volume

The financial overview of THRD shows that loan levels have declined over the past two years. The Bank's deposits grew from 2007 to 2009 but has since plateaued. The Bank has excess capital . . .

Third Federal Bank	Annual						Quarterly				
(000s)	2007Y	2008Y	2009Y	2010Y	2011Y		2011Q2	2011Q3	2011Q4	2012Q1	2012Q2
Balance Sheet						CAGR					
Total Assets	$ 702,358	$ 734,316	$ 714,566	$ 692,429	$ 682,401	(0.72)	$ 692,104	$ 695,398	$ 682,401	$ 695,629	$ 688,989
Cash & Equivalents	5,678	2,719	12,801	7,266	14,928	27.34	8,615	14,304	14,928	24,185	7,689
Total Securities	136,774	143,444	122,634	127,489	117,091	(3.81)	127,587	120,483	117,091	126,270	117,855
Net Loans & Leases	518,085	546,008	530,733	501,657	494,614	(1.15)	499,263	505,731	494,614	491,376	513,783
OREO	-	-	1,279	7,482	11,731	NA	9,245	8,909	11,731	10,247	6,625
Total Deposits	476,782	493,940	557,029	553,789	555,376	3.89	555,637	554,415	555,376	567,462	555,375
Total Borrowings	155,079	169,904	81,873	63,479	48,259	(25.31)	56,767	60,922	48,259	48,036	52,364
Subordinated Debt	-	-	-	-	-	NA	-	-	-	-	-
Total Equity	64,960	64,647	68,368	70,604	74,214	3.39	72,809	74,636	74,214	75,112	76,414
Minority Interest	NA	NA	-	-	-	NA	-	-	-	-	-
Balance Sheet Ratios						Average					
Cash & Equivalents / Total Assets (%)	0.81	0.37	1.79	1.05	2.19	1.24	1.24	2.06	2.19	3.48	1.12
Total Securities / Total Assets (%)	19.47	19.53	17.16	18.41	17.16	18.35	18.43	17.33	17.16	18.15	17.11
Net Loans / Total Assets (%)	73.76	74.36	74.27	72.45	72.48	73.46	72.14	72.73	72.48	70.64	74.57
Deposits / Total Assets (%)	67.88	67.27	77.95	79.98	81.39	74.89	80.28	79.73	81.39	81.58	80.61
Borrowings / Total Assets (%)	22.08	23.14	11.46	9.17	7.07	14.58	8.20	8.76	7.07	6.91	7.60
Capital											
Tangible Equity / Tangible Assets (%)	8.69	8.26	9.02	9.63	10.31	9.18	9.96	10.17	10.31	10.24	10.53
Tier 1 Leverage Ratio (%)	8.81	8.34	8.94	9.56	10.21	9.17	9.78	9.87	10.21	10.21	10.45
Tier 1 / Risk Weighted Assets (%)	15.50	14.39	15.17	16.22	17.31	15.72	16.36	16.51	17.31	16.16	16.13
Tier 1 Common Risk Based Ratio (%)	15.50	14.39	15.17	16.22	17.31	15.72	16.36	16.51	17.31	16.16	16.13
Toal Risk Based Capital Ratio (%)	16.13	15.18	16.28	17.47	18.56	16.72	17.61	17.76	18.56	17.41	17.37

The Bank's asset quality problems peaked in fiscal 2010 and the Bank has begun to work through their problem assets . . .

Third Federal Bank (000s)	Annual 2007Y	2008Y	2009Y	2010Y	2011Y		Quarterly 2011Q2	2011Q3	2011Q4	2012Q1	2012Q2
Asset Quality Migration						CAGR					
Loans 30-89 Days Past Due	$ 305	$ 891	$ 933	$ 4,386	$ 3,894	89.03	$ 239	$ 316	$ 3,894	$ 742	$ 2,441
Loans 90+ Days Past Due	1	-	-	-	-	(100.00)	-	-	-	-	-
Restructured Loans	-	-	2,476	-	-	NA	-	-	-	-	-
Nonaccrual Loans	5,011	4,142	7,743	16,785	10,239	19.56	14,742	13,182	10,239	13,889	12,566
OREO	-	-	1,279	7,482	11,731	NA	9,245	8,909	11,731	10,247	6,625
Total Problem Assets	$ 5,317	$ 5,033	$ 12,431	$ 28,653	$ 25,864	48.51	$ 24,226	$ 22,407	$ 25,864	$ 24,878	$ 21,632
Total Loan & Lease Charge-offs	$ 96	$ 228	$ 777	$ 1,027	$ 1,725	105.89	$ 1,083	$ 54	$ 303	$ 100	$ 1,325
Total Reserves	2,495	3,325	4,676	5,896	5,797	23.46	5,540	5,666	5,797	6,981	6,163
Asset Quality Ratios						Average					
NPLs / Total Loans (%)	0.96	0.75	1.91	3.31	2.06	1.80	2.92	2.58	2.05	2.79	2.42
NPAs / Total Assets (%)	0.71	0.56	1.26	3.50	3.22	1.85	3.47	3.18	3.22	3.47	2.79
(NPAs - TDR) / Tier 1 + ALLL (%)	7.82	6.45	13.25	33.91	29.32	18.15	33.03	30.04	29.32	31.36	24.89
ALLL / Gross Loans (%)	0.48	0.61	0.87	1.16	1.16	0.86	1.10	1.11	1.16	1.40	1.19
ALLL / Nonaccrual Loans (%)	49.79	80.28	60.39	35.13	56.62	56.44	37.58	42.98	56.62	50.26	49.05
NCOs / Average Loans (%)	-	0.03	0.13	0.19	0.33	0.14	0.85	0.04	0.21	0.07	1.04

Earnings have plateaued over the past three years. However, year to date, provision expense normalized and earnings improved . . .

Third Federal Bank	Annual						Quarterly				
(000s)	2007Y	2008Y	2009Y	2010Y	2011Y		2011Q2	2011Q3	2011Q4	2012Q1	2012Q2
Income Statement						CAGR					
Interest Income	$ 38,269	$ 39,116	$ 36,819	$ 33,806	$ 31,491	(4.76)	$ 7,998	$ 7,962	$ 7,671	$ 7,318	$ 7,399
Interest Expense	18,522	18,243	14,057	10,243	7,431	(20.41)	1,947	1,907	1,553	1,477	1,281
Net Interest Income	19,747	20,873	22,762	23,563	24,060	5.06	6,051	6,055	6,118	5,841	6,118
Provision Expense	-	1,500	2,930	4,241	3,728	NA	1,450	528	850	500	500
Noninterest Income	3,520	3,345	3,515	3,378	2,540	(7.83)	564	532	732	1,029	448
Noninterest Expense	15,898	16,313	17,702	17,729	17,919	3.04	4,346	4,526	4,361	4,716	4,314
Gain / (Loss) on Securities	217	271	910	-	760	36.80	210	-	550	-	-
Net Income Before Taxes	7,586	6,676	6,555	4,971	5,713	(6.84)	1,029	1,533	2,189	1,654	1,752
Tax Expense	2,085	1,789	1,686	1,243	1,274	(11.59)	191	364	555	382	429
Extraordinary Items/Minority Interest	-	-	-	-	-	NA	-	-	-	-	-
Net Income	$ 5,501	$ 4,887	$ 4,869	$ 3,728	$ 4,439	(5.22)	$ 838	$ 1,169	$ 1,634	$ 1,272	$ 1,323
Profitability						Average					
Yield on Earning Assets (%)	6.04	5.75	5.43	5.10	4.95	5.45	5.05	4.98	4.83	4.66	4.66
Yield on Loans and Leases (%)	6.42	6.02	5.64	5.41	5.25	5.75	5.36	5.29	5.13	5.07	4.95
Cost of Int. Bearing Deposits (%)	3.07	2.63	1.97	1.40	1.07	2.03	1.13	1.12	0.90	0.80	0.68
Cost of Int. Bearing Liabilites (%)	3.29	2.98	2.31	1.73	1.31	2.32	1.38	1.34	1.10	1.02	0.86
Cost of Funds (%)	3.08	2.80	2.17	1.61	1.22	2.18	1.28	1.24	1.02	0.97	0.84
Net Spread (%)	2.75	2.77	3.12	3.37	3.64	3.13	3.68	3.64	3.73	3.64	3.81
Net Interest Margin (%)	3.15	3.09	3.36	3.56	3.79	3.39	3.82	3.79	3.85	3.72	3.86
Noninterest Income / Avg. Assets (%)	0.53	0.46	0.49	0.48	0.37	0.47	0.33	0.31	0.43	0.60	0.26
Noninterest Expense / Avg. Assets (%)	2.37	2.27	2.45	2.49	2.60	2.44	2.52	2.61	2.53	2.77	2.54
Net Noninterest Expense / Avg. Assets (%)	1.84	1.81	1.96	2.01	2.23	1.97	2.19	2.30	2.10	2.17	2.28
ROAA (%)	0.82	0.68	0.67	0.52	0.64	0.67	0.49	0.67	0.95	0.75	0.78
ROAE (%)	8.79	7.76	7.33	5.35	6.09	7.06	4.64	6.34	8.78	6.81	6.98
Efficiency Ratio (%)	68.33	67.36	67.37	65.81	67.36	67.25	65.70	68.71	63.66	66.46	63.54

THRD's loan portfolio is heavily weighted in residential mortgages with 66.8% of the loan portfolio. The Bank's total loan portfolio has fluctuated over the past several quarters . . .

Loan Portfolio as of 2012Q2



3.7%
3.7%
3.1%
17.0%
66.8%
4.4%
0.0%
0.9%
0.4%
Residential Mortgages
HELOCS
Consumer Loans
Commercial & Industrial Loans
Other Loans
Construction & Land Loans

(000s)		Balance	% of Mix	% of RBC
Residential Mortgages	$	347,092	66.8%	454.3%
HELOCS		23,028	4.4%	30.1%
Consumer Loans		2,055	0.4%	2.7%
Commercial & Industrial Loans		4,538	0.9%	5.9%
Other Loans		-	0.0%	0.0%
Construction & Land Loans		16,128	3.1%	21.1%
CRE - Own. Occ.		19,112	3.7%	25.0%
CRE - Non Own. Occ.		88,537	17.0%	115.9%
Multifamily Loans		19,456	3.7%	25.5%
Loans, gross	**$**	**519,946**	**100.0%**	**680.6%**
Regulatory CRE Concentration Guidance	$	124,121	23.9%	162.5%

Yield on Loans: 4.95%

Gross Loan Growth Trend (000s)



$525,000
$520,000
$515,000
$510,000
$505,000
$500,000
$495,000
$490,000
$485,000
$504,803
$511,397
$500,411
$498,357
$519,946
2011Q2
2011Q3
2011Q4
2012Q1
2012Q2

The Bank's deposit mix is weighted towards savings and money market accounts. The Bank's level of deposits has generally remained near $550 million and saw a decline in the most recent quarter after growing in the first quarter of 2012 . . .

Deposit Portfolio as of 2012Q2



0.0%
0.0%
6.5%
29.7%
63.8%
Transaction accounts
Savings and MMDA accounts
Retail time deposits
Brokered deposits
Other

(000s)		Balance	Mix
Transaction Accounts	$	35,836	6.5%
Savings and MMDA Accounts		354,549	63.8%
Retail Time Deposits		164,990	29.7%
Brokered Deposits		-	0.0%
Other		-	0.0%
Total Deposits	**$**	**555,375**	**100.0%**

Noninterest Bearing / Total Deposits	2.42%
Core Deposits / Total Deposits	70.29%
Brokered Deposits / Total Deposits	0.00%

Cost Of Interest Bearing Deposits: 0.68%

Deposit Growth Trend (000s)



$570,000
$565,000
$560,000
$555,000
$550,000
$545,000
$555,637
$554,415
$555,375
$567,462
$555,375
2011Q2
2011Q3
2011Q4
2012Q1
2012Q2

THRD's current president and CEO and President is Kent C. Lufkin and the Chairman of the Board is Robert N. Dusek. Four insiders own a considerable amount of stock . . .

TF Financial Corporation (NASDAQ: THRD) Top Executives			
Name	Position	Age	Compensation ($)
Kent C. Lufkin	President & CEO	60	388,925
Dennis R. "Denny" Stewart	Executive VP, Treasurer & CFO	62	293,559

*Compensation is for the fiscal year ended 12/31/2011

Board of Directors				
Name		Age	Elected	Term Ends
Robert N. Dusek	Chairman of the Board	72	1994	2013
Carl F. Gregory		77	1994	2015
Kent C. Lufkin		60	2006	2015
Dennis Pollack		61	2012	2014
Joseph F. Slabinski III		62	2010	2015
John R. Stranford		70	1994	2014
Kenneth A. Swanstrom		72	2010	2013
Albert M. Tantala Sr.		73	1994	2014
James B. "Jim" Wood		51	2010	2013

Inside Ownership: Top 10 Individuals by Market Value					
Name	Position	Position Change	Shares Out (%)	Market Value ($)	As Of
Albert M. Tantala Sr.	137,231	124	4.84	3,108,282	10/4/2012
Robert N. Dusek	124,415	679	4.39	2,818,000	10/4/2012
John R. Stranford	121,711	124	4.29	2,756,754	10/4/2012
Carl F. Gregory	107,836	124	3.80	2,442,485	10/4/2012
Kent C. Lufkin	28,372	942	1.00	642,626	4/10/2012
Joseph F. Slabinski III	18,557	124	0.65	420,316	10/4/2012
Dennis R. "Denny" Stewart	13,982	0	0.49	316,692	3/28/2012
Kenneth A. Swanstrom	8,663	124	0.31	196,217	10/4/2012
Dennis Pollack	8,007	124	0.28	181,359	10/4/2012
Floyd P. Haggar	7,350	0	0.26	166,478	3/28/2012

The Bank's standstill agreement with Larry Seidman has just expired . . .

Institutional Ownership Information - Total Positions						
Holder	Position	Position Change	Shares Out (%)	Market Value ($)	Report Date	Source
Thomson Horstmann & Bryant Inc.	273,036	21,117	9.62	6,184,265	6/30/2012	13F Form
Dimensional Fund Advisors LP	184,518	1,778	6.50	4,179,333	6/30/2012	13F Form
Seidman & Associates LLC	154,768	2,728	5.46	3,505,495	11/4/2011	13D
Stilwell Value LLC	137,494	9,000	4.85	3,114,239	9/30/2012	13F Form
Vanguard Group Inc.	78,108	0	2.75	1,769,146	6/30/2012	13F Form
Minerva Advisors LLC	54,937	0	1.94	1,244,323	6/30/2012	13F Form
Pvt. Capital Management LP	25,422	(2,646)	0.90	575,808	6/30/2012	13F Form
Renaissance Technologies LLC	14,539	(300)	0.51	329,308	6/30/2012	13F Form
Colorado Public Employees Retirement Association	11,235	0	0.40	254,473	9/30/2012	13F Form
Northern Trust Global Investments Ltd.	9,031	(36)	0.32	204,552	6/30/2012	13F Form
Clark Estates Inc.	8,680	0	0.31	196,602	6/30/2012	13F Form
PNC Bank NA (Trust Department)	7,612	0	0.27	172,412	6/30/2012	13F Subfiler
California Public Employees' Retirement System	800	800	0.03	18,120	6/30/2012	13F Form
BlackRock Advisors LLC	575	(122)	0.02	13,024	6/30/2012	13F Combined
Dimensional Fund Advisors Ltd	265	265	0.01	6,002	5/31/2012	Sum of Funds
Wells Fargo Advisors LLC	1	0	0.00	23	6/30/2012	13F Subfiler
UBS Securities LLC	0	(1,107)	0.00	0	6/30/2012	13F Subfiler
Fidelity Management & Research Co.	0	(15)	0.00	0	6/30/2012	13F Subfiler

Pro Forma Update

[PAGE 14 REDACTED]

[PAGE 15 REDACTED]

[PAGE 16 REDACTED]

RBLG shareholders would also benefit from THRD's dividend levels . . .

	THRD Dividend	x	Exchange Ratio	=	RBLG Equivalent Dividend
Annual	$ 0.20		0.3797		$ 0.08

FAIRNESS OPINION PRESENTATION
(December 17, 2012)

Roebling Financial Corp, Inc.
Fairness Opinion Presentation

12/17/2012

** CONFIDENTIAL **

FinPro Capital Advisors, Inc.
20 Church Street • Liberty Corner, NJ 07938 • P: (908) 604-9336 • F: (908) 604-5951
FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.

Disclosures . . .

- FinPro Capital Advisors, Inc. ("FCA") is serving as financial advisor to Roebling Financial Corp, Inc. ("RBLG") with respect to the proposed transaction.
- FCA will be compensated for its services and a significant part of the compensation is contingent upon the completion of the transaction.
- FinPro, Inc. ("FinPro"), FCA's parent, has provided services to RBLG within the past two years. The amount of compensation received from RBLG is not material to FinPro's gross revenue in either of the two prior years.
- Neither FinPro nor FCA has provided services to TF Financial Corporation ("THRD") within the past two years.
- No material relationship exists between FCA, FinPro, and all parties to the transaction.
- In preparing its opinion, FCA relied upon information provided by RBLG, THRD and other sources that FCA deemed to be reliable without independent verification.
- This fairness opinion expresses no opinion as to the amount of, or nature of, the compensation to be received by any of the companies' officers, directors or employees, or class of such persons.
- This fairness opinion was approved by FCA's Fairness Opinion Committee.

Table of Contents . . .

Executive Summary

Executive Summary . . .

- In arriving at our opinion, FCA considered the following factors:
  - the trading and merger market for bank and thrift stocks;
  - RBLG's and THRD's stock trading history;
  - RBLG's and THRD's financial condition, results of operations and possible forward-looking projections;
  - trading multiples and acquisition multiples of comparable institutions;
  - the investment value of RBLG's shares; and
  - the pro forma financial impact of the transaction.
- In preparing its analysis, FCA relied upon information provided by RBLG and THRD and other sources that FCA deemed to be reliable without independent verification.
- *It is FCA's opinion that, as of this date, the merger consideration offered by THRD is fair from the financial point of view to RBLG and its stockholders.*

Financial Rationale . . .

- RBLG engaged in an auction process. There were 20 institutions contacted. The Merger Consideration represents the best value received.
- The proposed pricing represents a 89% premium to current trading price.
- The proposed pricing is above the projected investment value of RBLG's shares. RBLG's current operations are limited by a regulatory enforcement action. An independent strategy was discussed with management and the board, but it was rejected due the economic, regulatory and execution risks associated with an independent strategy.
- The proposed pricing is reasonable relative to similar size mergers.
- The pro forma transaction is projected to be accretive to RBLG's equivalent earnings.
- RBLG shareholders receiving stock will receive a cash dividend as shareholders of THRD.
- THRD is reasonably valued relative to comparable institutions.
- The transaction will increase the trading liquidity of RBLG's shares.
- The shareholder composition of THRD increases the likelihood that THRD will sell in the next few years, providing the opportunity for RBLG shareholders to "double dip".
- The resulting entity is expected to have an acceptable risk profile.

Overview of
Roebling Financial Corp, Inc.

RBLG is the holding company for Roebling Bank, which operates 5 branches in Southern New Jersey . . .



Newtown
Lower Makefield Township
Woodside
Trenton
Hamilton Square
Morrisville
Village Shires
Woodbourne
White Horse
Groveville
Allentown
Langhorne
Fairless Hills
Levittown
Penndel
Feasterville
Tullytown
Bordentown
Florence
Roebling
Chesterfield
Bensalem
Bristol
Croydon
Cornwells Heights
Burlington
Columbus
Plumsted Township
New Egypt
Edgewater Park
Delanco
Riverside
Willingboro
Jobstown
Wrightstown
Fort Dix
Cinnaminson
Mt Holly
Hainesport
Lumberton
Pemberton
Pemberton Heights
Browns Mills
Country Lake Estates
Lenola
Moorestown
Maple Shade
Rancocas Woods
Vincentown
New Jersey Tpke
Monmouth Rd

Roebling Bank

- Sept. 19, 2012 Roebling Financial names CEO
- July 30, 2012 Roebling Bank enters formal written agreement with OCC
- Founded in 1923

Roebling Bank

RBLG operated 5 branches with total deposits of $137.6 million at June 30, 2012. Deposit growth has been modest . . .

Roebling Bank									For the period ending June 30, 2012					
	Street Address	City	County, ST	Zip code	De novo	In-store	Open date	Close date	2008	2009	2010	2011	2012	CAGR (%)
Branch 1	8 Jacobstown Rd	New Egypt, NJ	Ocean, NJ	08533	No	No	NA		$ 32,320	$ 32,673	$ 32,942	$ 34,964	$ 33,814	1.1
Branch 2	34 Main St	Roebling, NJ	Burlington, NJ	08554	No	No	01/01/23		19,154	23,468	24,358	22,095	25,754	7.7
Branch 3	Rt 130 & Delaware Ave	Roebling, NJ	Burlington, NJ	08554	No	No	01/01/23		51,974	52,868	49,831	48,426	47,898	(2.0)
Branch 4	1934 Rt 541	Westampton, NJ	Burlington, NJ	08060	No	No	07/18/05		17,526	23,936	21,645	19,684	19,036	2.1
Branch 5	3104 Bridgeboro Rd	Delran, NJ	Burlington, NJ	08075	No	No	11/01/06		7,119	12,672	10,612	11,514	11,075	11.7
Total									$ 128,093	$ 145,617	$ 139,388	$ 136,683	$ 137,577	1.8

Roebling's balance sheet has grown at about the rate of inflation from 2007-2011. Assets and loans have declined since 2009 . . .

Roebling Financial Corp, Inc. (000s)	Annual 2007Y	2008Y	2009Y	2010Y	2011Y		Quarterly 2011Q2	2011Q3	2011Q4	2012Q1	2012Q2
Balance Sheet						CAGR					
Total Assets	$ 147,008	$ 154,666	$ 172,346	$ 166,758	$ 163,868	2.75	$ 164,898	$ 163,868	$ 164,441	$ 163,692	$ 163,621
Cash & Equivalents	3,460	6,356	4,074	6,019	3,828	2.56	4,883	3,828	3,520	7,671	7,270
Total Investment Securities	35,495	33,479	42,425	41,466	43,472	5.20	42,743	43,472	43,317	40,238	40,943
Net Loans & Leases	102,772	109,474	118,428	111,967	108,616	1.39	109,448	108,616	110,121	109,374	109,130
Real Estate	-	306	1,203	749	1,611	NA	1,115	1,611	1,286	444	444
Total Deposits	119,208	130,575	141,218	138,769	139,219	3.96	134,695	139,219	134,770	131,811	135,418
Total Borrowings	9,500	5,000	13,000	10,000	6,000	(10.85)	11,750	6,000	10,755	12,855	9,000
Total Equity	16,859	17,308	16,267	16,116	16,630	(0.34)	16,345	16,630	16,751	16,761	16,926
Balance Sheet Composition						Average					
Cash & Equivalents / Total Assets (%)	2.35	4.11	2.36	3.61	2.34	2.95	2.96	2.34	2.14	4.69	4.44
Total Securities / Total Assets (%)	24.14	21.65	24.62	24.87	26.53	24.36	25.92	26.53	26.34	24.58	25.02
Net Loans / Total Assets (%)	69.91	70.78	68.72	67.14	66.28	68.57	66.37	66.28	66.97	66.82	66.70
Deposits / Total Assets (%)	81.09	84.42	81.94	83.22	84.96	83.13	81.68	84.96	81.96	80.52	82.76
Borrowings / Total Assets (%)	6.46	3.23	7.54	6.00	3.66	5.38	7.13	3.66	6.54	7.85	5.50

RBLG posted losses in 2009 and 2010. Earnings have fluctuated over the past five quarters. RBLG does not pay a dividend . . .

Roebling Financial Corp, Inc. (000s)	Annual 2007Y	2008Y	2009Y	2010Y	2011Y	CAGR	Quarterly 2011Q2	2011Q3	2011Q4	2012Q1	2012Q2
Income Statement						CAGR					
Interest Income	$ 7,975	$ 8,626	$ 8,580	$ 7,744	$ 6,892	(3.58)	$ 1,719	$ 1,674	$ 1,641	$ 1,596	$ 1,548
Interest Expense	3,483	3,451	3,149	2,276	1,761	(15.68)	427	420	390	349	320
Net Interest Income	4,492	5,175	5,431	5,468	5,131	3.38	1,292	1,254	1,251	1,247	1,228
Provision Expense	47	278	3,245	1,100	(150)	NA	85	(285)	-	-	-
Noninterest Income	563	512	558	512	481	(3.86)	113	118	124	131	132
Noninterest Expense	4,417	4,667	5,228	5,305	5,068	3.50	1,311	1,445	1,209	1,381	1,196
Gain / (Loss) on Securities	-	-	140	-	-	NA	-	-	-	-	-
Net Income Before Taxes	591	742	(2,344)	(425)	694	4.10	9	212	166	(3)	164
Income Taxes	250	270	(959)	(201)	254	0.40	(2)	89	59	(8)	60
Net Income	341	472	(1,385)	(224)	440	6.58	11	123	107	5	104
Per Share Data						CAGR					
Common Shares Outstanding	1,718,473	1,718,473	1,686,527	1,686,527	1,686,527	(0.47)	1,686,527	1,686,527	1,686,527	1,686,527	1,686,527
Average Diluted Shares	1,653,182	1,662,376	1,656,166	1,645,350	1,654,501	0.02	1,655,644	1,686,527	1,660,220	1,662,507	1,664,795
Book Value per Share	$ 9.81	$ 10.07	$ 9.65	$ 9.56	$ 9.86	0.13	$ 9.69	$ 9.86	$ 9.93	$ 9.94	$ 10.04
Tangible Book Value per Share	9.81	10.07	9.65	9.56	9.86	0.13	9.69	9.86	9.93	9.94	10.04
Diluted EPS before Extraordinary	0.21	0.28	(0.84)	(0.14)	0.27	6.48	0.01	0.08	0.06	-	0.06
Core EPS	0.21	0.28	(0.86)	(0.14)	0.27	6.48	0.01	0.08	0.06	-	0.06
Cash EPS	0.21	0.28	(0.84)	(0.14)	0.27	6.48	0.01	0.08	0.06	-	0.06
Dividends Declared	0.10	0.10	0.10	-	-	(100.00)	-	-	-	-	-

RBLG posted losses in 2009 and 2010. RBLG has been profitable for the last five quarters, however, profitability has been very modest. NPA's have been improving. Capital ratios have been rising . . .

Roebling Financial Corp, Inc.	Annual						Quarterly				
(000s)	2007Y	2008Y	2009Y	2010Y	2011Y	Average	2011Q2	2011Q3	2011Q4	2012Q1	2012Q2
Profitability											
Yield on Interest Earning Assets (%)	6.19	6.02	5.33	4.95	4.41	5.38	4.41	4.31	4.18	4.16	4.08
Cost of Interest-bearing Liab (%)	3.43	3.03	2.41	1.77	1.41	2.41	1.38	NA	1.25	1.17	1.11
Interest Spread (%)	2.76	2.99	2.92	3.18	3.00	2.97	3.03	NA	2.93	2.99	2.97
Net Interest Margin (%)	3.49	3.61	3.37	3.50	3.28	3.45	3.30	3.23	3.22	3.28	3.23
Noninterest Income / Avg. Assets (%)	0.42	0.34	0.33	0.31	0.29	0.34	0.27	0.29	0.30	0.32	0.32
Noninterest Expense / Avg. Assets (%)	3.26	3.11	3.07	3.21	3.10	3.15	3.17	3.52	2.95	3.37	2.92
ROAA (%)	0.25	0.31	(0.82)	(0.14)	0.27	(0.03)	0.03	0.30	0.26	0.01	0.25
ROAE (%)	2.06	2.73	(7.88)	(1.38)	2.71	(0.35)	0.27	2.98	2.56	0.12	2.47
Core ROAA (%)	0.25	0.31	(0.85)	(0.14)	0.27	(0.03)	0.03	0.30	0.26	0.01	0.25
Core ROAE (%)	2.06	2.73	(8.10)	(1.38)	2.71	(0.40)	0.27	2.98	2.56	0.12	2.47
Efficiency Ratio (%)	87.40	81.19	82.63	78.76	83.96	82.79	89.54	85.28	80.07	84.25	86.99
Asset Quality Ratios											
NPLs / Loans (%)	0.42	0.83	5.93	5.08	2.08	2.87	3.94	2.08	2.13	2.49	2.75
NPAs / Total Assets (%)	0.35	0.79	4.88	3.96	2.38	2.47	3.35	2.38	2.22	1.95	2.10
NPA & Loans 90+/ Tang. CE + ALLL (%)	3.26	6.72	43.80	35.53	22.79	22.42	31.53	22.79	21.31	18.85	21.85
ALLL / Gross Loans (%)	0.72	0.87	2.41	2.79	1.19	1.59	2.24	1.19	1.17	1.10	0.90
Reserves / NPAs (%)	144.51	77.85	34.75	48.57	33.50	67.83	45.38	33.50	35.74	38.06	39.15
NCOs / Avg Loans (%)	-	0.07	1.10	0.70	1.58	0.69	2.44	3.31	(0.01)	0.32	0.81
Capital											
Tangible Common Equity / Tangible Assets (%)	11.47	11.19	9.44	9.66	10.15	10.38	9.91	10.15	10.19	10.24	10.34
Tangible Equity / Tangible Assets (%)	11.47	11.19	9.44	9.66	10.15	10.38	9.91	10.15	10.19	10.24	10.34
Tier 1 Common Capital Ratio (%)	13.32	13.09	NA	13.65	14.40	13.62	14.43	14.40	15.00	14.87	15.05
Toal Risk Based Capital Ratio (%)	14.14	13.99	14.14	14.90	15.53	14.54	15.60	15.53	15.64	15.92	16.11

Overview of
TF Financial Corporation

THRD is the holding company for Third Federal Bank, which operates 14 branches in Eastern Pennsylvania and Southern New Jersey . . .



Perkasie
Dublin
Lambertville
Princeton
Plainsboro
Pennington
Franconia
Doylestown
Lawrenceville
Harleysville
Ewing
Montgomeryville
Warrington
Kulpsville
Lansdale
Lower Makefield Township
Newtown
Hamilton Square
Trenton
Warminster
Richboro
Gwynedd
Morrisville
Maple Glen
Horsham
Fairless Hills
White Horse
Hatboro
Levittown
Groveville
Allentown
Trooper
Blue Bell
Ambler
Willow Grove
Feasterville
West Norriton
Whitemarsh
Norristown
Plymouth Meeting
Abington
Bensalem
Chesterfield
King of Prussia
Conshohocken
Glenside
Bristol
Plumsted Township
Croydon
Burlington
Cheltenham
Edgewater Park
Riverside
Willingboro
Fort Dix
Newtown Square
Ardmore
Merion Station
Haverstown
Cinnaminson
Mt Holly
Marple
Moorestown
Lumberton
Pemberton Heights
Browns Mills
Drexel Hill
Philadelphia
Maple Shade
Springfield
Cherry Hill
Ramblewood
Media
Darby
Folsom
Folcroft
Gloucester City
Haddonfield
Leisuretowne
Woodlyn
Marlton
Chester
National Park
Bellmawr
Woodland Township
Paulsboro
Woodbury
Runnemede
Tabernacle

Roebling Bank
3rd Federal Bank

3rd FED BANK
GO GREEN!

- Dec. 3, 2012, THRD entered into an Amendment Agreement with Seidman Group.
- Nov. 29, 2012, Stilwell group discloses 5.1% stake in THRD
- Jan. 26, 2012, THRD names board member selected by Seidman-led investor group

THRD's branches are located in Bucks, Philadelphia and Mercer Counties. The six branches in Bucks County are ranked 17th in that market with a combined deposit share of 1.44% . . .

Bucks, PA

2012 Rank	2011 Rank	Institution (ST)	Type	2012 Number of Branches	2012 Total Deposits in Market ($000)	2012 Total Market Share (%)
1	1	Wells Fargo & Co. (CA)	Bank	34	3,142,681	19.63
2	2	Toronto-Dominion Bank	Bank	19	1,801,664	11.26
3	3	RBS	Bank	21	1,245,106	7.78
4	4	PNC Financial Services Group (PA)	Bank	14	913,306	5.71
5	32	Citigroup Inc. (NY)	Bank	4	887,242	5.54
6	6	FNB Bancorp Inc. (PA)	Bank	17	705,720	4.41
7	5	FSB Mutual Holdings Inc. (PA)	Bank HC	12	684,435	4.28
8	8	Bank of America Corp. (NC)	Bank	12	573,388	3.58
9	9	First FS&LA of Bucks County (PA)	Savings Bank	11	552,228	3.45
10	10	QNB Corp. (PA)	Bank	7	547,649	3.42
17	**17**	**TF Financial Corp. (PA)**	**Thrift**	**6**	**230,723**	**1.44**
		Total For Institutions In Market		**262**	**16,005,986**	

Mercer, NJ

2012 Rank	2011 Rank	Institution (ST)	Type	2012 Number of Branches	2012 Total Deposits in Market ($000)	2012 Total Market Share (%)
1	3	PNC Financial Services Group (PA)	Bank	26	1,915,837	16.14
2	2	Bank of America Corp. (NC)	Bank	17	1,896,877	15.98
3	1	Wells Fargo & Co. (CA)	Bank	18	1,818,811	15.33
4	5	Toronto-Dominion Bank	Bank	8	938,808	7.91
5	4	Roma Financial Corp. (MHC) (NJ)	Thrift	10	860,464	7.25
6	7	First Choice Bank (NJ)	Comm'l Bank	5	669,347	5.64
7	6	Santander	Bank	14	662,879	5.59
8	9	Bank of Princeton (NJ)	Bank	5	433,491	3.65
9	8	NJ Manufacturers Ins Co (NJ)	Thrift HC	1	381,429	3.21
10	11	JPMorgan Chase & Co. (NY)	Bank	9	346,248	2.92
19	**19**	**TF Financial Corp. (PA)**	**Thrift**	**2**	**96,044**	**0.81**
		Total For Institutions In Market		**152**	**11,867,841**	

Philadelphia, PA

2012 Rank	2011 Rank	Institution (ST)	Type	2012 Number of Branches	2012 Total Deposits in Market ($000)	2012 Total Market Share (%)
1	1	Wells Fargo & Co. (CA)	Bank	41	11,826,652	26.54
2	2	RBS	Bank	57	8,813,962	19.78
3	3	PNC Financial Services Group (PA)	Bank	39	6,508,515	14.60
4	4	Bank of America Corp. (NC)	Bank	19	5,344,094	11.99
5	5	Toronto-Dominion Bank	Bank	20	3,135,522	7.04
6	6	Santander	Bank	17	1,439,809	3.23
7	7	Beneficial Mutual Bncp (MHC) (PA)	Thrift	15	1,200,008	2.69
8	12	M&T Bank Corp. (NY)	Bank	7	632,706	1.42
9	8	Bank of New York Mellon Corp. (NY)	Bank	2	597,195	1.34
10	9	Firstrust Savings Bank (PA)	Savings Bank	8	582,912	1.31
16	**16**	**TF Financial Corp. (PA)**	**Thrift**	**6**	**228,608**	**0.51**
		Total For Institutions In Market		**313**	**44,567,436**	

Source: SNL Financial

THRD's balance sheet has remained fairly stable between 2007 and year-to-date 2012. THRD has reduced borrowing levels since 2008. Capital levels are strong . . .

TF Financial Corporation	Annual						Quarterly				
(000s)	2007Y	2008Y	2009Y	2010Y	2011Y		2011Q3	2011Q4	2012Q1	2012Q2	2012Q3
Balance Sheet						CAGR					
Total Assets	$ 701,673	$ 733,708	$ 714,090	$ 691,757	$ 681,929	(0.71)	$ 695,168	$ 681,929	$ 693,421	$ 685,387	$ 697,056
Cash & Equivalents	5,680	2,719	12,801	7,437	14,928	27.32	14,475	14,928	22,340	4,367	3,712
Total Investment Securities	145,727	153,506	132,680	136,899	124,756	(3.81)	128,550	124,756	133,544	124,765	115,285
Net Loans & Leases	518,067	545,989	530,734	501,658	494,613	(1.15)	505,732	494,613	491,376	513,783	534,838
Real Estate	-	-	1,279	7,482	11,730	NA	8,909	11,730	10,247	6,625	7,619
Total Deposits	472,394	489,850	552,716	550,135	551,288	3.94	551,678	551,288	562,201	547,040	533,273
Total Borrowings	153,221	168,148	80,241	61,987	46,908	(25.62)	59,500	46,908	46,685	51,084	75,156
Total Equity	67,843	67,692	71,874	73,416	77,408	3.35	77,499	77,408	78,528	80,102	81,965
Balance Sheet Composition						Average					
Cash & Equivalents / Total Assets (%)	0.81	0.37	1.79	1.08	2.19	1.25	2.08	2.19	3.22	0.64	0.53
Total Securities / Total Assets (%)	20.77	20.92	18.58	19.79	18.29	19.67	18.49	18.29	19.26	18.20	16.54
Net Loans / Total Assets (%)	73.83	74.42	74.32	72.52	72.53	73.52	72.75	72.53	70.86	74.96	76.73
Deposits / Total Assets (%)	67.32	66.76	77.40	79.53	80.84	74.37	79.36	80.84	81.08	79.81	76.50
Borrowings / Total Assets (%)	21.84	22.92	11.24	8.96	6.88	14.37	8.56	6.88	6.73	7.45	10.78
Capital											
Tangible Common Equity / Tangible Assets (%)	9.11	8.69	9.52	10.05	10.79	9.63	10.59	10.79	10.77	11.13	11.21
Tangible Equity / Tangible Assets (%)	9.11	8.69	9.52	10.05	10.79	9.63	10.59	10.79	10.77	11.13	11.21
Toal Risk Based Capital Ratio (%)	16.13	15.18	16.28	17.47	18.56	16.72	17.76	18.56	17.41	17.37	17.62

THRD has a large residential loan portfolio. The deposit mix is attractive with 72% core deposits . . .

Loan Portfolio as of 2012Q3



4.1%
3.6%
3.4%
16.1%
68.0%
3.7%
0.8%
0.4%
Residential Mortgages
HELOCS
Consumer Loans
Commercial & Industrial Loans
Construction & Land Loans
CRE - Own. Occ.

(000s)		Balance	% of Mix	% of RBC
Residential Mortgages	$	368,127	68.0%	436.1%
HELOCS		19,902	3.7%	23.6%
Consumer Loans		1,944	0.4%	2.3%
Commercial & Industrial Loans		4,307	0.8%	5.1%
Construction & Land Loans		18,664	3.4%	22.1%
CRE - Own. Occ.		22,041	4.1%	26.1%
CRE - Non Own. Occ.		87,237	16.1%	103.3%
Multifamily Loans		19,388	3.6%	23.0%
Loans, gross	**$**	**541,610**	**100.0%**	**641.6%**
Regulatory CRE Concentration Guidance	$	125,289	23.1%	148.4%

Yield on Loans: 4.87%

Deposit Portfolio as of 2012Q3



6.5%
28.2%
65.3%
Transaction accounts
Savings and MMDA accounts
Retail time deposits

(000s)		Balance	Mix
Transaction Accounts	$	34,903	6.5%
Savings and MMDA Accounts		351,620	65.3%
Time Deposits		152,018	28.2%
Total Deposits	**$**	**538,541**	**100.0%**
Noninterest Bearing / Total Deposits		2.87%	
Core Deposits / Total Deposits		71.77%	

Cost Of Interest Bearing Deposits: 0.6%

THRD's income levels have recently improved relative to 2010 and 2011 fiscal results . . .

TF Financial Corporation	Annual						Quarterly				
(000s)	2007Y	2008Y	2009Y	2010Y	2011Y		2011Q3	2011Q4	2012Q1	2012Q2	2012Q3
Income Statement						CAGR					
Interest Income	$ 38,128	$ 38,832	$ 36,597	$ 33,568	$ 31,288	(4.82)	$ 7,908	$ 7,613	$ 7,263	$ 7,328	$ 7,395
Interest Expense	18,355	18,071	13,981	10,208	7,415	(20.28)	1,903	1,550	1,471	1,277	1,141
Net Interest Income	19,773	20,761	22,616	23,360	23,873	4.82	6,005	6,063	5,792	6,051	6,254
Provision Expense	-	1,500	2,930	4,241	3,728	NA	528	850	500	500	750
Total Noninterest Income (excl nonrec)	3,736	3,437	3,311	3,507	2,860	(6.46)	583	845	973	739	914
Nonrecurring Revenue	-	-	-	-	-	NA	-	-	264	-	-
Noninterest Income	3,736	3,437	3,311	3,507	2,860	(6.46)	583	845	1,237	739	914
Total Noninterest Expense (excl nonrec)	16,902	16,993	17,418	18,245	18,817	2.72	4,666	4,565	5,056	4,649	4,466
Nonrecurring Expense	-	-	330	-	-	NA	-	-	-	-	-
Noninterest Expense	16,902	16,993	17,748	18,245	18,817	2.72	4,666	4,565	5,056	4,649	4,466
Gain / (Loss) on Securities	-	-	762	20	760	NA	-	550	-	-	-
Net Income Before Taxes	6,607	5,705	6,011	4,401	4,948	(6.97)	1,394	2,043	1,473	1,641	1,952
Income Taxes	1,762	1,469	1,497	1,049	1,019	(12.79)	314	511	318	392	479
Net Income	4,845	4,236	4,514	3,352	3,929	(5.10)	1,080	1,532	1,155	1,249	1,473
Per Share Data						CAGR					
Common Shares Outstanding	2,972,088	2,795,360	2,806,233	2,822,449	2,831,874	(1.20)	2,824,034	2,831,874	2,833,521	2,835,373	2,836,946
Average Diluted Shares	2,866,284	2,767,491	2,648,906	2,682,135	2,702,710	(1.46)	2,705,168	2,711,000	2,722,405	2,728,007	2,731,653
Book Value per Share	$ 22.83	$ 24.22	$ 25.61	$ 26.01	$ 27.33	4.61	$ 27.44	$ 27.33	$ 27.71	$ 28.25	$ 28.89
Tangible Book Value per Share	21.37	22.67	24.07	24.48	25.81	4.83	25.91	25.81	26.19	26.73	27.37
Diluted EPS before Extraordinary	1.70	1.53	1.70	1.25	1.45	(3.90)	0.40	0.57	0.42	0.46	0.54
Core EPS	1.70	1.53	1.59	1.25	1.27	(7.07)	0.40	0.44	0.36	0.46	0.54
Cash EPS	1.70	1.53	1.70	1.25	1.45	(3.90)	0.40	0.57	0.42	0.46	0.54
Dividends Declared	0.76	0.76	0.76	0.76	0.20	(28.64)	0.05	0.05	0.05	0.05	0.05

Profitability measures are moderate, but have been improving over the past few quarters . . .

TF Financial Corporation (000s)	Annual						Quarterly				
	2007Y	2008Y	2009Y	2010Y	2011Y		2011Q3	2011Q4	2012Q1	2012Q2	2012Q3
Profitability						**Average**					
Yield on Interest Earning Assets (%)	6.13	5.73	5.42	5.11	5.02	5.48	5.01	4.88	4.71	4.77	4.66
Cost of Interest-bearing Liab (%)	3.11	2.81	2.17	1.62	1.23	2.19	1.24	1.02	0.98	0.86	0.75
Interest Spread (%)	3.02	2.92	3.25	3.49	3.79	3.29	3.77	3.86	3.73	3.91	3.91
Net Interest Margin (%)	3.21	3.09	3.37	3.58	3.85	3.42	3.86	3.96	3.77	3.94	3.98
Noninterest Income / Avg. Assets (%)	0.56	0.48	0.46	0.49	0.42	0.48	0.34	0.49	0.57	0.43	0.53
Noninterest Expense / Avg. Assets (%)	2.54	2.36	2.41	2.57	2.73	2.52	2.69	2.67	2.95	2.72	2.57
ROAA (%)	0.73	0.59	0.63	0.47	0.57	0.60	0.62	0.89	0.67	0.73	0.85
ROAE (%)	7.24	6.12	6.63	4.55	5.17	5.94	5.67	7.81	5.91	6.28	7.25
Core ROAA (%)	0.73	0.59	0.59	0.47	0.50	0.57	0.62	0.69	0.57	0.73	0.85
Core ROAE (%)	7.22	6.12	6.22	4.53	4.52	5.72	5.67	5.99	5.03	6.28	7.25
Efficiency Ratio (%)	70.60	70.80	67.31	65.14	65.68	67.91	64.39	59.92	68.48	61.66	59.61
Asset Quality Ratios						**Average**					
NPLs / Loans (%)	1.03	0.96	1.55	3.72	2.49	1.95	3.32	2.49	2.79	2.42	1.92
NPAs / Total Assets (%)	0.76	0.72	1.34	3.83	3.56	2.04	3.74	3.56	3.48	2.80	2.59
ALLL / Gross Loans (%)	0.55	0.70	0.97	1.63	1.61	1.09	1.86	1.61	1.40	1.19	1.25
Reserves / NPAs (%)	53.04	73.03	54.53	31.47	33.37	49.09	36.85	33.37	28.92	32.11	37.58
NCOs / Avg Loans (%)	0.00	0.09	0.29	0.22	0.79	0.28	0.04	1.88	1.31	1.05	0.11

THRD's stock price has trended upward over the past 3 years. The 52 week high and low are $22.06 and $26.50, respectively. Average daily volume over the past year is 2 thousand shares . . .

TF Financial Corporation Current Trading Position	Ticker: THRD
Closing Price ($)	$ 24.07
Date of Closing Price:	12/13/2012
Market Capitalization ($M)	68.3
Shares Outstanding	2,838,493
Current Pricing Multiples	
Price/ Book (%)	83.31
Price/ Tangible Book (%)	87.95
Price/ Earnings (x)	11.14
Price/ Trailing-four-quarter EPS (x)	12.10
Price/ Core EPS (x)	11.14
Price/ LTM Core EPS (x)	13.41
Current Dividend Yield (%)	0.83
LTM Dividend Payout Ratio (%)	10.05

THRD Historical Stock Price and Volume
12/14/2009 to 12/13/2012



Stock Price
30.00
25.00
20.00
15.00
10.00
5.00
0.00
Volume
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
Sep-09
Dec-09
Mar-10
Jun-10
Sep-10
Dec-10
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Stock Price
Volume

Summary of Significant Deal Terms

Summary of Significant Deal Terms . . .

- The Merger Consideration is 0.3640 shares of THRD stock or $8.60 in cash. The exchange ratio is fixed. The aggregate deal value is $14.6 million.
- Consideration is 50% stock and 50% cash. Individual stockholders can elect to receive all stock, all cash or some combination of stock and cash, subject to the overall consideration mix.
- RBLG will be merged into THRD.
- THRD offers one board seat at both the bank and the holding company levels.
- All employment agreements will be honored, subject to the 280G limit.
- Severed non-contract employees will receive 2 weeks salary per year of service with a maximum of 26 weeks.
- A stay bonus will be used to retain key employees.

Summary of Significant Deal Terms (continued) . . .

- All directors of RBLG will sign a support agreement.
- THRD will indemnify RBLG officers and directors for 6 years and obtain 3 years of D&O insurance.
- The break up fee will be $650 thousand payable under certain circumstances related to third party interference with the transaction.
- The merger agreement will contain customary representations, warranties and covenants.
- As a condition to close, RBLG must have Adjusted Stockholders Equity greater than $15.25 million. Adjusted Stockholders Equity is defined as equity with full accrual for all transaction expenses, less the unrealized gain or loss. Currently, this figure is approximately $16.0 million.
- As a condition to close, RBLG must have NPAs (nonaccrual, 90 days+ PD, OREO and TDRs with some exceptions) less than $3.75 million and net charge offs less than $1.0 million. The current NPA figure is approximately $1.7 million.

As the exchange ratio is fixed, RBLG shareholders receiving stock consideration will receive a fixed number of shares. However, the value of those shares will float with THRD's stock price. . .

	THRD	x exchange	RBLG Stock Value
▪ 10 day Volume Weighted Avg. Price*	$23.63	x 0.3640 =	$8.60
▪ December 14, 2012 close	$23.87	x 0.3640 =	$8.69
▪ 52 week low close	$22.06	x 0.3640 =	$8.30
▪ 52 week high close	$26.50	x 0.3640 =	$9.65

- The price protection mechanism is a 15%/15% double trigger walkaway. This mechanism provides that if THRD's stock drops 15% and underperforms an index by 15%, RBLG can terminate the deal. Upon the receipt of the termination notice, under this provision THRD has the option to add stock consideration to remedy the shortfall.
- For example, based upon THRD's price of $23.38 and a constant market, the double trigger walkaway would be triggered if the THRD stock price drops below $19.87 per share and RBLG consideration value could reach $7.92 per share (taking the consideration mix into account) without the trigger be tripped.
- There is no upside cap. For example, if THRD's price goes to $32.00 per share, RBLG receives $10.12 (taking the consideration mix into account) per share.

* Excluding days without any trades.

Trading and Merger Market Analysis

Trading Market Analysis

Year-to-date, financial stocks have been a market leader. Financial stocks underperformed the broader markets in 2011, continuing a trend that began in 2007. . .

Historical Performance of Select Indices



3,000
2,500
2,000
1,500
1,000
500
Bank and Thrift Index
7,000
6,000
5,000
4,000
3,000
2,000
1,000
NASDAQ and S&P 500 Index
13-Dec-00
13-Dec-01
13-Dec-02
13-Dec-03
13-Dec-04
13-Dec-05
13-Dec-06
13-Dec-07
13-Dec-08
13-Dec-09
13-Dec-10
13-Dec-11
13-Dec-12
SNL Thrift
SNL Bank
NASDAQ
S&P 500

Percentage Change in Index from the Prior Year

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10	Dec-11	Dec-12
SNL Bank	15.0%	-1.2%	-11.5%	30.9%	8.5%	-2.1%	13.0%	-25.2%	-45.6%	-2.8%	11.2%	-23.7%	27.3%
SNL Thrift	55.5%	5.0%	16.9%	38.1%	8.3%	0.7%	13.2%	-42.2%	-38.2%	-10.2%	0.9%	-18.7%	14.1%
S&P 500	-10.1%	-13.0%	-23.4%	26.4%	9.0%	3.0%	13.6%	3.5%	-38.5%	23.5%	12.8%	0.0%	12.9%
NASDAQ	-39.3%	-21.1%	-31.5%	50.0%	8.6%	1.4%	9.5%	9.8%	-40.5%	43.9%	16.9%	-1.8%	14.9%

Data as of 12/14/2012

Price to tangible book trading multiples improved in 2012 . . .

National Bank and Thrift Trading Multiples



300.0
250.0
200.0
150.0
100.0
50.0
-
Trading Price to Tangible Book (%)
25.0
20.0
15.0
10.0
5.0
-
Trading Price to LTM EPS (x)

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	14-Dec-12
National Bank P/TB	179.6	237.7	248.0	234.1	232.6	167.5	123.3	101.0	120.6	101.2	112.4
National Thrift P/TB	131.3	179.6	183.4	158.9	157.7	121.1	85.6	84.5	83.8	79.6	87.8
National Bank P/E	13.7	16.9	18.1	16.0	16.8	13.9	15.6	16.1	15.3	12.7	12.5
National Thrift P/E	12.6	16.3	16.6	16.0	18.9	21.0	17.7	19.8	16.8	15.9	17.6

Source: SNL Securities, FCA calculations

Merger Market Analysis

Merger activity in 2012 has rebounded following a weak 2011 where the number of deals was below 2010 levels. Aggregate deal value remains below historic levels . . .

Historical Merger Activity



Aggregate Deal Value
Number of Deals
350,000
300,000
250,000
200,000
150,000
100,000
50,000
500
450
400
350
300
250
200
150
100
50

Merger Activity	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012 YTD
Number of Deals	475	334	254	250	211	260	269	269	293	286	142	118	173	145	209
Aggregate Deal Value	288,485	68,690	93,770	40,423	17,189	72,348	130,793	29,172	105,599	72,040	31,798	1,324	12,223	16,960	12,993
Average Deal Value	607	206	369	162	81	278	486	108	360	252	224	11	71	117	62

Data as of 12/14/2012

Median national acquisition tangible book multiples for both banks and thrifts have improved from 2011, but remain well below historic levels. Bank and thrift earnings multiples have declined year-to-date in 2012 . . .



Median National Acquisition Multiples
Acquisition Price to Tangible Book (%)
Acquisition Price to LTM EPS (x)
250.0
200.0
150.0
100.0
50.0
0.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
National Bank P/TB	169.1	211.8	219.9	223.0	230.3	220.2	160.6	114.7	114.7	106.7	118.4
National Thrift P/TB	150.3	177.2	192.0	180.5	198.4	161.9	124.9	108.9	125.8	109.5	110.7
National Bank P/E	19.0	21.6	22.5	22.8	22.6	22.7	22.4	18.3	23.0	25.2	18.2
National Thrift P/E	19.3	19.4	22.5	22.4	25.3	22.6	26.2	-	20.6	30.2	29.1

Note: In 2009, no thrift deal reported a price to earnings multiple.

Valuation

Valuation Approach – There are three valuation approaches . . .

- Net asset value – this approach measures the difference between the market value of assets and the market value of liabilities. This method is appropriate in the instance of a liquidation. As RBLG is currently a viable organization, no emphasis was placed on this valuation approach.
- Market value (market comparable) – this approach compares the price paid for one institution relative to another, whether on a trading or acquisition basis. This approach was analyzed on both a trading and acquisition basis.
- Investment value (DCF) – this approach provides the projected present value of the company based on the company's projected earnings or cash flows. This approach was analyzed.

Market Value Analysis – Trading History

RBLG's stock is extremely thinly traded. The 52 week high and low are $6.00 and $3.20 per share . . .

RBLG Historical Stock Price and Volume
12/14/2009 to 12/13/2012



10.00
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
Stock Price
250,000
200,000
150,000
100,000
50,000
0
Volume
Merger Consideration
Dec-09
Mar-10
Jun-10
Sep-10
Dec-10
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Stock Price
Volume

THRD has higher trading volumes relative to RBLG. The 52 week high and low are $26.50 and $22.06, respectively. The closing price on December 13, 2012 was $24.07 per share . . .

THRD Historical Stock Price and Volume
12/14/2009 to 12/13/2012



30.00
25.00
20.00
15.00
10.00
5.00
0.00
Stock Price
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
Volume
Dec-09
Feb-10
Apr-10
Jun-10
Aug-10
Oct-10
Dec-10
Feb-11
Apr-11
Jun-11
Aug-11
Oct-11
Dec-11
Feb-12
Apr-12
Jun-12
Aug-12
Oct-12
Stock Price
Volume

Over the past three years THRD has significantly outperformed the SNL Thrift Index . . .


Historical Trading Price Performance Compared to SNL Thrift Index
From 12/2009 To 12/2012
THRD
SNL U.S. Thrift
60.00
50.00
40.00
30.00
20.00
10.00
0.00
(10.00)
(20.00)
(30.00)
12/11/2009
1/11/2010
2/11/2010
3/11/2010
4/11/2010
5/11/2010
6/11/2010
7/11/2010
8/11/2010
9/11/2010
10/11/2010
11/11/2010
12/11/2010
1/11/2011
2/11/2011
3/11/2011
4/11/2011
5/11/2011
6/11/2011
7/11/2011
8/11/2011
9/11/2011
10/11/2011
11/11/2011
12/11/2011
1/11/2012
2/11/2012
3/11/2012
4/11/2012
5/11/2012
6/11/2012
7/11/2012
8/11/2012
9/11/2012
10/11/2012
11/11/2012
12/11/2012

Market Value Analysis – RBLG Comparable Trading Multiples

To compare the relative values of THRD and RBLG, FCA generated a comparable group for RBLG using the following criteria . . .

- Fully public banks and thrifts,
- Located in the Mid-Atlantic region,
- That were not targets of announced mergers,
- With total assets less than $500 million,
- With an IPO date earlier than December 13, 2011.
- Average daily trade volume above 1,000 shares for the last year.

Using the criteria established, the Comparable Trading Group was created.

A variance to the Comparable median was established for each data field.

RBLG is half the size of the comparable group median. RBLG has high levels or securities, but lower levels of cash. Loan levels are in-line. RBLG has higher deposits, but a similar level of borrowings . . .

	Corporate							Balance Sheet						
Company Name	Ticker	Exchange	City	State	Number of Offices (Actual)	IPO Date	TARP Participant	Total Assets LTM $000	Cash/ Assets LTM (%)	Securities/ Assets LTM (%)	Gross Loans/ Assets LTM (%)	Gross Loans/ Deposits LTM (%)	Deposits/ Assets LTM (%)	Debts/ Assets LTM (%)
Alliance Bancorp, Inc. of Pennsylvania	ALLB	NASDAQ	Broomall	PA	9	01/18/11	No	464,730	22.99	11.06	59.84	75.18	80.36	0.67
Cecil Bancorp, Inc.	CECB	Pink	Elkton	MD	11	11/10/94	Participating	442,979	7.15	8.64	69.44	91.89	77.23	16.18
Commercial National Financial Corporatic	CNAF	Pink	Latrobe	PA	10	NA	No	376,006	16.77	32.03	45.10	53.90	84.05	-
FedFirst Financial Corporation	FFCO	NASDAQ	Monessen	PA	7	09/21/10	No	321,625	3.27	16.46	75.35	111.20	68.41	11.76
Fraternity Community Bancorp, Inc.	FRTR	Pink	Baltimore	MD	4	04/01/11	No	170,167	10.19	19.42	64.84	93.47	69.93	11.75
Glen Burnie Bancorp	GLBZ	NASDAQ	Glen Burnie	MD	8	NA	No	379,292	3.46	25.56	66.69	78.84	85.47	5.27
Hilltop Community Bancorp, Inc.	HTBC	Pink	Summit	NJ	3	NA	Redeemed	170,524	7.95	26.19	63.63	76.34	84.23	3.01
Liberty Bell Bank	LBBB	Pink	Marlton	NJ	4	08/08/03	Applied	184,722	15.80	11.61	67.04	75.98	89.15	4.06
OBA Financial Services, Inc.	OBAF	NASDAQ	Germantown	MD	7	01/22/10	No	388,755	5.98	13.36	76.04	109.69	69.89	9.99
Somerset Hills Bancorp	SOMH	NASDAQ	Bernardsville	NJ	6	09/30/96	Redeemed	351,836	16.60	11.01	67.91	79.31	85.69	2.13
WVS Financial Corp.	WVFC	NASDAQ	Pittsburgh	PA	6	11/29/93	No	296,854	1.15	84.50	13.14	27.57	47.73	41.41
Maximum:					11			464,730	22.99	84.50	76.04	111.20	89.15	41.41
Minimum:					3			170,167	1.15	8.64	13.14	27.57	47.73	-
Average:					7			322,499	10.12	23.62	60.82	79.40	76.56	9.66
Median:					**7**			**351,836**	**7.95**	**16.46**	**66.69**	**78.84**	**80.36**	**5.27**
Regional Median - Liquid								287,159	7.60	24.05	64.73	75.31	84.95	3.18
National Median - Liquid								271,813	11.17	19.61	63.58	75.37	85.28	3.21
Roebling Financial Corp, Inc.	**RBLG**	**Pink**	**Roebling**	**NJ**	**5**		**No**	**163,621**	**4.44**	**25.02**	**66.90**	**81.32**	**82.76**	**5.50**
Variance to the Comparable Median								*(188,215)*	*(3.51)*	*8.56*	*0.21*	*2.49*	*2.41*	*0.23*

RBLG has lower capital levels than the comparable group median. NPLs are lower, but NPAs are higher. Reserves as a percentage of loans are lower, but NPA coverage is higher . . .

	Capitalization					Asset Quality						
Company Name	Equity/ Assets LTM (%)	Tang. Equity/ Tang. Assets LTM (%)	TCE/ Tang. Assets LTM (%)	Leverage Ratio LTM (%)	Total Risk Based Capital LTM (%)	NPLs/ Loans LTM (%)	NPAs/ Assets LTM (%)	Texas Ratio LTM (%)	Reserves/ Loans LTM (%)	Reserves/ NPLs LTM (%)	Reserves/ NPAs LTM (%)	NCOs/ Avg. Loans LTM (%)
Alliance Bancorp, Inc. of Pennsylvania	17.56	17.56	17.56	12.50	23.78	4.94	4.09	30.98	1.59	32.13	23.50	0.28
Cecil Bancorp, Inc.	3.85	3.85	0.67	7.39	NA	21.73	24.66	239.40	3.10	14.25	8.92	3.38
Commercial National Financial Corporatic	14.86	14.86	14.86	13.76	25.94	-	0.17	1.14	0.97	NA	252.21	0.01
FedFirst Financial Corporation	18.30	18.01	17.99	14.80	26.01	1.73	1.38	8.78	1.26	73.14	69.92	0.17
Fraternity Community Bancorp, Inc.	17.44	17.44	17.44	13.95	26.29	4.44	3.95	26.59	1.25	28.23	20.75	0.21
Glen Burnie Bancorp	8.78	8.78	8.78	7.99	13.93	1.30	1.10	11.94	1.54	119.84	94.90	0.07
Hilltop Community Bancorp, Inc.	12.29	12.10	12.10	11.31	16.47	1.55	1.00	7.62	1.64	105.66	105.66	0.59
Liberty Bell Bank	6.47	6.47	6.47	6.66	10.07	6.81	8.07	114.34	1.53	22.49	12.86	1.06
OBA Financial Services, Inc.	19.48	19.48	19.48	15.59	28.82	3.46	2.66	16.03	1.05	30.48	30.36	0.11
Somerset Hills Bancorp	11.79	11.79	11.79	11.22	16.22	0.35	0.24	3.24	1.31	370.84	370.84	0.03
WVS Financial Corp.	10.48	10.48	10.48	10.73	18.60	4.01	0.61	6.03	0.92	23.07	20.01	0.00
Maximum:	19.48	19.48	19.48	15.59	28.82	21.73	24.66	239.40	3.10	370.84	370.84	3.38
Minimum:	3.85	3.85	0.67	6.66	10.07	-	0.17	1.14	0.92	14.25	8.92	0.00
Average:	12.85	12.80	12.51	11.45	20.61	4.57	4.36	42.37	1.47	82.01	91.81	0.54
Median:	**12.29**	**12.10**	**12.10**	**11.31**	**21.19**	**3.46**	**1.38**	**11.94**	**1.31**	**31.31**	**30.36**	**0.17**
Regional Median - Liquid	9.82	9.74	9.63	9.48	16.45	2.11	1.63	16.56	1.42	65.77	56.55	0.22
National Median - Liquid	9.95	9.84	9.45	9.72	16.13	3.00	2.57	23.42	1.79	60.45	44.87	0.43
Roebling Financial Corp, Inc.	**10.34**	**10.34**	**10.34**	**8.73**	**16.11**	**2.75**	**2.10**	**21.85**	**0.90**	**45.04**	**39.15**	**1.11**
Variance to the Comparable Median	*(1.95)*	*(1.76)*	*(1.76)*	*(2.58)*	*(5.08)*	*(0.71)*	*0.72*	*9.91*	*(0.41)*	*13.74*	*8.79*	*0.95*

Profitability levels are lower than the comparable group. Yield and margin are lower than the comparable group median, and noninterest expense, as measured as a percentage of assets, is higher . . .

	Profitability					Components of Profitability							
Company Name	ROAA LTM (%)	Core ROAA LTM (%)	ROAE LTM (%)	Core ROAE LTM (%)	ROATE LTM (%)	Yield on Int. Earn. Assets LTM (%)	Cost of Int.-bearing Liab. LTM (%)	Spread LTM (%)	Net Int. Margin LTM (%)	Provision/ Avg. Assets LTM (%)	Nonint. Inc./ Avg. Assets LTM (%)	Nonint. Exp./ Avg. Asset LTM (%)	Efficiency Ratio LTM (%)
Alliance Bancorp, Inc. of Pennsylvania	0.57	0.46	3.27	2.64	3.27	3.97	0.92	3.08	3.21	0.25	0.17	2.36	74.28
Cecil Bancorp, Inc.	(4.08)	(4.08)	(61.17)	(61.17)	(61.17)	4.73	1.20	3.25	3.04	1.49	0.70	4.29	74.33
Commercial National Financial Corporatic	2.13	1.57	14.96	11.05	15.06	4.65	0.61	4.28	4.26	-	0.73	3.02	62.62
FedFirst Financial Corporation	0.52	0.48	2.98	2.73	3.16	4.55	1.10	2.89	3.29	0.11	0.95	3.22	78.03
Fraternity Community Bancorp, Inc.	0.09	0.04	0.50	0.26	0.50	4.09	1.55	2.28	2.52	0.22	0.16	2.36	91.70
Glen Burnie Bancorp	0.76	0.72	8.83	8.46	8.83	4.53	1.14	3.38	3.58	0.12	0.44	2.89	74.56
Hilltop Community Bancorp, Inc.	0.62	0.61	5.02	4.94	5.11	4.69	0.61	4.07	4.14	0.15	0.19	3.16	76.00
Liberty Bell Bank	(1.46)	(1.38)	(18.32)	(17.29)	(18.32)	NA	1.10	3.53	3.49	0.99	0.33	3.95	95.04
OBA Financial Services, Inc.	0.11	0.11	0.58	0.58	0.58	4.52	0.79	3.13	3.62	0.27	0.20	2.99	85.89
Somerset Hills Bancorp	0.95	0.92	8.17	7.91	8.17	4.11	0.53	3.46	3.68	0.07	0.62	2.54	62.24
WVS Financial Corp.	0.50	0.53	4.59	4.80	4.59	2.52	0.40	1.99	1.96	(0.04)	0.17	1.32	62.67
Maximum:	2.13	1.57	14.96	11.05	15.06	4.73	1.55	4.28	4.26	1.49	0.95	4.29	95.04
Minimum:	(4.08)	(4.08)	(61.17)	(61.17)	(61.17)	2.52	0.40	1.99	1.96	(0.04)	0.16	1.32	62.24
Average:	0.06	(0.00)	(2.78)	(3.19)	(2.75)	4.24	0.90	3.21	3.34	0.33	0.42	2.92	76.12
Median:	**0.52**	**0.48**	**3.27**	**2.73**	**3.27**	**4.52**	**0.92**	**3.25**	**3.49**	**0.15**	**0.33**	**2.99**	**74.56**
Regional Median - Liquid	0.78	0.73	7.26	6.99	7.28	4.54	0.92	3.50	3.65	0.20	0.54	2.81	69.25
National Median - Liquid	0.59	0.55	5.80	5.42	5.88	4.52	0.84	3.60	3.72	0.29	0.66	3.23	73.93
Roebling Financial Corp, Inc.	**0.21**	**0.21**	**2.03**	**2.03**	**2.03**	**4.09**	**1.06**	**3.06**	**3.16**	**(0.17)**	**0.31**	**3.19**	**84.14**
Variance to the Comparable Median	*(0.32)*	*(0.27)*	*(1.24)*	*(0.70)*	*(1.24)*	*(0.43)*	*0.14*	*(0.19)*	*(0.33)*	*(0.32)*	*(0.02)*	*0.20*	*9.57*

Asset and deposit growth rates for RBLG are lower than the comparable group medians, while loan shrinkage is lower. The Bank does not pay a cash dividend . . .

	Growth Rates				
Company Name	Asset LTM (%)	Net Loan LTM (%)	Deposit LTM (%)	EPS LTM (%)	Core EPS LTM (%)
Alliance Bancorp, Inc. of Pennsylvania	1.02	(3.21)	1.39	155.00	101.02
Cecil Bancorp, Inc.	(5.54)	(8.27)	(0.18)	NM	NM
Commercial National Financial Corporatic	(6.10)	(9.17)	6.93	33.33	(2.47)
FedFirst Financial Corporation	(6.05)	(1.70)	(1.47)	313.33	82.41
Fraternity Community Bancorp, Inc.	(4.82)	0.76	(4.61)	NA	NA
Glen Burnie Bancorp	4.71	11.00	4.68	(2.83)	(5.67)
Hilltop Community Bancorp, Inc.	9.27	0.77	12.63	48.00	30.98
Liberty Bell Bank	9.18	(7.09)	12.24	NM	NM
OBA Financial Services, Inc.	(1.99)	5.46	0.36	(29.41)	(23.65)
Somerset Hills Bancorp	1.99	1.83	2.01	23.53	15.77
WVS Financial Corp.	33.59	(19.41)	(3.42)	(12.99)	(5.75)
Maximum:	33.59	11.00	12.63	313.33	101.02
Minimum:	(6.10)	(19.41)	(4.61)	(29.41)	(23.65)
Average:	3.21	(2.64)	2.78	66.00	24.08
Median:	**1.02**	**(1.70)**	**1.39**	**28.43**	**6.65**
Regional Median - Liquid	3.71	2.11	4.62	5.52	5.20
National Median - Liquid	2.20	0.53	2.42	13.68	14.07
Roebling Financial Corp, Inc.	**(0.77)**	**(0.29)**	**0.54**	**17.65**	**17.65**
Variance to the Comparable Median	*(1.79)*	*1.41*	*(0.85)*	*(10.78)*	*11.00*

	Dividends	
Company Name	Current Dividend Yield (%)	LTM Dividend Payout Ratio (%)
Alliance Bancorp, Inc. of Pennsylvania	1.58	39.22
Cecil Bancorp, Inc.	-	NM
Commercial National Financial Corporatic	5.05	71.83
FedFirst Financial Corporation	0.98	64.52
Fraternity Community Bancorp, Inc.	NA	NM
Glen Burnie Bancorp	3.52	38.83
Hilltop Community Bancorp, Inc.	-	29.73
Liberty Bell Bank	NA	NM
OBA Financial Services, Inc.	NA	NM
Somerset Hills Bancorp	3.66	49.21
WVS Financial Corp.	1.94	23.88
Maximum:	5.05	71.83
Minimum:	-	23.88
Average:	2.09	45.32
Median:	**1.76**	**39.22**
Regional Median - Liquid	2.95	38.16
National Median - Liquid	1.81	32.97
Roebling Financial Corp, Inc.	**NA**	**NM**
Variance to the Comparable Median	*NA*	*NA*

RBLG is trading at a discount to its comparable group on a tangible book basis. However on an earnings basis, RBLG is trading at a premium. . .

Ticker	Short Name	Current Price ($)	Market Value ($M)	12/13/12 Current Trading Price in Relation to MRQ EPS (x)	MRQ Core EPS (x)	LTM EPS (x)	LTM Core EPS (x)	Book Value (%)	Tangible Book Value (%)
ALLB	Alliance Bancorp, Inc. of Pennsylvania	12.66	68.2	26.4	26.4	24.8	30.7	82.8	82.8
CECB	Cecil Bancorp, Inc.	0.56	4.2	NM	NM	NM	NM	140.9	140.9
CNAF	Commercial National Financial Corporati	20.60	58.9	13.6	14.6	7.3	9.8	105.5	105.5
FFCO	FedFirst Financial Corporation	16.25	46.4	17.7	17.9	26.2	29.0	79.1	80.7
FRTR	Fraternity Community Bancorp, Inc.	12.50	19.1	NM	NM	NM	211.1	64.7	64.7
GLBZ	Glen Burnie Bancorp	11.36	31.1	11.8	12.6	11.0	11.5	93.2	93.2
HTBC	Hilltop Community Bancorp, Inc.	5.25	15.0	13.1	19.8	14.2	14.4	71.5	72.8
LBBB	Liberty Bell Bank	0.90	2.7	NM	NM	NM	NM	22.7	22.7
OBAF	OBA Financial Services, Inc.	18.10	78.4	64.6	64.6	NM	150.8	103.6	103.6
SOMH	Somerset Hills Bancorp	8.75	46.6	14.6	14.6	13.9	14.3	112.4	112.4
WVFC	WVS Financial Corp.	8.23	16.9	10.8	11.0	12.3	11.8	54.4	54.4
	Comparable Average		35.2	21.6	22.7	15.7	53.7	84.6	84.9
	Comparable Median		31.1	14.1	16.3	**13.9**	**14.4**	82.8	**82.8**
	Regional Average - Liquid			13.28	19.8	12.9	18.8	91.2	96.8
	Regional Median - Liquid			11.44	12.0	**11.3**	**12.6**	85.2	**87.5**
	National Average - Liquid			12.93	16.8	13.9	18.4	75.4	78.8
	National Median - Liquid			10.70	11.5	**11.5**	**12.6**	72.0	**74.5**
RBLG	**Roebling Financial Corp, Inc.**	**4.80**	**8.1**	**20.00**	**20.00**	**24.00**	**24.00**	**47.8**	**47.8**

Market Value Analysis –
THRD Comparable Trading Multiples

To compare the relative values of THRD and RBLG, FCA generated a comparable group for THRD using the following criteria . . .

- Fully public banks and thrifts,
- Listed on a national exchange,
- Located in the states of Pennsylvania or New Jersey,
- With total assets between $500 million and $900 million,
- With an IPO date earlier than December 13, 2011,
- Not a merger target.

Using the criteria established, the Comparable Trading Group was created.

A variance to the Comparable median was established for each data field.

THRD is similar in size to the comparable median. Loan and borrowing levels, as a percentage of assets, are above the comparable median level . . .

	Corporate							Balance Sheet						
Company Name	Ticker	Exchange	City	State	Number of Offices (Actual)	IPO Date	TARP Participant	Total Assets LTM $000	Cash/ Assets LTM (%)	Securities/ Assets LTM (%)	Gross Loans/ Assets LTM (%)	Gross Loans/ Deposits LTM (%)	Deposits/ Assets LTM (%)	Debts/ Assets LTM (%)
Penns Woods Bancorp, Inc.	PWOD	NASDAQ	Williamsport	PA	14	NA	No	840,606	2.52	35.79	57.46	75.66	76.27	11.21
Unity Bancorp, Inc.	UNTY	NASDAQ	Clinton	NJ	14	NA	Participating	802,675	9.04	13.76	72.97	93.06	78.88	11.27
Harleysville Savings Financial Corporation	HARL	NASDAQ	Harleysville	PA	9	08/04/87	No	802,626			62.22	91.80	67.64	23.98
Royal Bancshares of Pennsylvania, Inc.	RBPAA	NASDAQ	Narberth	PA	15	NA	Participating	801,681	4.92	45.86	42.21	60.05	71.26	16.74
1st Constitution Bancorp	FCCY	NASDAQ	Cranbury	NJ	14	NA	Redeemed	796,158	1.76	27.69	64.74	75.23	83.02	8.76
Parke Bancorp, Inc.	PKBK	NASDAQ	Sewell	NJ	5	NA	Resold	770,190	13.10	3.34	76.86	94.35	83.06	5.70
Mid Penn Bancorp, Inc.	MPB	NASDAQ	Millersburg	PA	14	12/31/91	Participating	723,504	6.53	23.45	66.20	76.70	87.08	3.12
Community Partners Bancorp	CPBC	NASDAQ	Tinton Falls	NJ	16	NA	Redeemed	705,130	6.16	9.47	77.89	96.08	81.92	4.59
Norwood Financial Corp.	NWFL	NASDAQ	Honesdale	PA	16	NA	No	696,697	5.06	21.57	68.11	88.54	77.51	8.58
Stewardship Financial Corporation	SSFN	NASDAQ	Midland Park	NJ	14	NA	Redeemed	683,812	2.54	30.43	63.04	75.09	85.32	5.79
Colonial Financial Services, Inc.	COBK	NASDAQ	Vineland	NJ	9	07/13/10	No	630,294	3.93	43.96	46.97	53.46	88.27	0.32
DNB Financial Corporation	DNBF	NASDAQ	Downingtown	PA	13	NA	Redeemed	626,193	3.03	28.97	63.59	77.70	82.70	7.55
Bancorp of New Jersey, Inc.	BKJ	NYSE MKT	Fort Lee	NJ	8	NA	No	548,793	5.97	15.95	75.46	84.86	89.74	-
Emclaire Financial Corp.	EMCF	NASDAQ	Emlenton	PA	13	12/12/96	Redeemed	530,173	4.34	27.69	62.87	74.19	85.54	3.77
Sussex Bancorp	SBBX	NASDAQ	Franklin	NJ	10	NA	Approved	504,294	2.09	25.09	66.61	81.56	82.76	7.71
Maximum:					16			840,606	13.10	45.86	77.89	96.08	89.74	23.98
Minimum:					5			504,294	1.76	3.34	42.21	53.46	67.64	-
Average:					12			697,655	5.07	25.22	64.48	79.89	81.40	7.94
Median:					**14**			**705,130**	**4.63**	**26.39**	**64.74**	**77.70**	**82.76**	**7.55**
Regional Median - Liquid								1,064,358	7.21	22.36	65.08	81.23	79.65	8.37
National Median - Liquid								1,268,643	6.99	19.98	65.65	82.40	79.95	7.55
TF Financial Corporation	**THRD**	**NASDAQ**	**Newtown**	**PA**	**14**		**Approved**	**697,056**	**0.53**	**16.54**	**76.95**	**101.40**	**76.50**	**10.78**
Variance to the Comparable Median								*(8,074)*	*(4.10)*	*(9.85)*	*12.22*	*23.71*	*(6.25)*	*3.23*

THRD has higher capital levels relative to the comparable group medians. NPLs are lower, while NPAs are higher than the comparable group . . .

	Capitalization				Asset Quality						
Company Name	Equity/ Assets LTM (%)	Tang. Equity/ Tang. Assets LTM (%)	TCE/ Tang. Assets LTM (%)	Total Risk Based Capital LTM (%)	NPLs/ Loans LTM (%)	NPAs/ Assets LTM (%)	Texas Ratio LTM (%)	Reserves/ Loans LTM (%)	Reserves/ NPLs LTM (%)	Reserves/ NPAs LTM (%)	NCOs/ Avg. Loans LTM (%)
Penns Woods Bancorp, Inc.	11.16	10.83	10.83	15.25	3.54	2.23	19.77	1.54	43.54	40.05	0.34
Unity Bancorp, Inc.	9.52	9.35	6.85	15.78	6.02	4.66	43.49	2.56	42.53	40.88	0.92
Harleysville Savings Financial Corporation	7.44	7.44	7.44	NA	2.48	1.55	19.65	0.80	32.30	32.30	0.04
Royal Bancshares of Pennsylvania, Inc.	8.61	8.61	4.44	20.44	8.76	7.84	76.36	5.04	57.51	27.71	1.47
1st Constitution Bancorp	7.50	6.89	6.89	13.03	1.06	2.00	26.01	1.29	121.03	42.08	0.37
Parke Bancorp, Inc.	10.59	10.59	8.57	16.44	15.18	15.50	120.00	2.89	19.03	14.65	1.36
Mid Penn Bancorp, Inc.	7.87	7.73	6.35	NA	2.51	1.76	21.55	1.33	53.12	50.66	0.23
Community Partners Bancorp	12.90	10.56	8.81	13.28	1.59	1.76	20.17	1.35	85.09	60.41	0.15
Norwood Financial Corp.	13.16	11.85	11.85	16.97	2.86	2.06	16.62	1.11	38.95	37.16	0.46
Stewardship Financial Corporation	8.46	8.46	6.28	14.95	7.38	5.17	50.30	2.87	38.90	35.62	2.50
Colonial Financial Services, Inc.	11.13	11.13	11.13	NA	10.53	6.06	52.21	1.01	9.59	7.87	2.42
DNB Financial Corporation	8.89	8.86	6.79	15.67	1.77	1.73	21.85	1.63	92.25	60.53	0.32
Bancorp of New Jersey, Inc.	9.88	9.88	9.88	NA	1.51	1.15	10.68	1.20	79.32	79.32	0.12
Emclaire Financial Corp.	9.84	8.99	7.08	NA	2.31	1.53	15.49	1.49	64.50	62.09	0.06
Sussex Bancorp	8.17	7.65	7.65	NA	7.05	5.78	53.05	1.97	28.01	23.10	1.25
Maximum:	13.16	11.85	11.85	20.44	15.18	15.50	120.00	5.04	121.03	79.32	2.50
Minimum:	7.44	6.89	4.44	13.03	1.06	1.15	10.68	0.80	9.59	7.87	0.04
Average:	9.67	9.26	8.06	15.76	4.97	4.05	37.81	1.87	53.71	40.96	0.80
Median:	**9.52**	**8.99**	**7.44**	**15.67**	**2.86**	**2.06**	**21.85**	**1.49**	**43.54**	**40.05**	**0.37**
Regional Median - Liquid	10.00	9.11	8.77	15.76	2.48	1.81	18.44	1.49	56.52	45.62	0.45
National Median - Liquid	10.69	9.59	9.21	15.89	2.86	2.45	22.23	1.67	55.79	42.79	0.58
TF Financial Corporation	**11.76**	**11.21**	**11.21**	**17.62**	**2.14**	**2.84**	**23.56**	**1.25**	**58.51**	**34.05**	**1.07**
Variance to the Comparable Median	*2.24*	*2.22*	*3.77*	*1.95*	*(0.72)*	*0.78*	*1.71*	*(0.24)*	*14.97*	*(6.00)*	*0.70*

ROAA for THRD is above the comparable group, while ROAE is below. Yield and margin are higher than the comparable group median. Noninterest expense, as measured as a percentage of assets, is also higher . . .

	Profitability					Components of Profitability					
Company Name	ROAA LTM (%)	Core ROAA LTM (%)	ROAE LTM (%)	Core ROAE LTM (%)	ROATE LTM (%)	Yield on Int. Earn. Assets LTM (%)	Net Int. Margin LTM (%)	Provision/ Avg. Assets LTM (%)	Nonint. Inc./ Avg. Assets LTM (%)	Nonint. Exp./ Avg. Asset LTM (%)	Efficiency Ratio LTM (%)
Penns Woods Bancorp, Inc.	1.78	1.64	16.43	15.07	17.03	5.45	4.57	0.34	1.05	2.69	50.60
Unity Bancorp, Inc.	0.45	0.42	4.97	4.61	5.09	4.69	3.59	0.54	0.76	2.99	69.39
Harleysville Savings Financial Corporatior	0.61	0.61	8.66	8.62	8.66	4.30	2.42	0.11	0.26	1.63	62.52
Royal Bancshares of Pennsylvania, Inc.	(1.12)	(0.85)	(12.50)	(10.16)	(12.50)	4.30	2.93	0.66	0.73	3.67	105.63
1st Constitution Bancorp	0.64	0.66	8.73	9.04	9.99	4.82	4.04	0.38	0.63	2.92	59.87
Parke Bancorp, Inc.	0.92	0.86	9.02	8.43	9.02	5.27	4.20	1.21	0.54	1.91	36.42
Mid Penn Bancorp, Inc.	0.72	0.70	9.36	9.11	9.62	4.69	3.56	0.10	0.45	2.74	69.89
Community Partners Bancorp	0.70	0.72	5.40	5.58	6.98	4.91	4.15	0.19	0.37	2.86	64.18
Norwood Financial Corp.	1.27	1.15	9.62	8.66	11.01	4.91	4.15	0.32	0.53	2.36	52.04
Stewardship Financial Corporation	(0.03)	(0.15)	(0.31)	(1.79)	(0.31)	4.55	3.69	1.64	0.56	2.63	64.97
Colonial Financial Services, Inc.	0.02	(0.01)	0.20	(0.08)	0.20	3.93	2.89	0.93	0.25	2.02	67.87
DNB Financial Corporation	0.84	0.82	9.85	9.58	9.94	4.47	3.81	0.24	0.57	2.75	65.50
Bancorp of New Jersey, Inc.	0.80	0.77	7.62	7.33	7.62	4.64	3.44	0.24	0.03	1.87	55.19
Emclaire Financial Corp.	0.80	0.68	8.01	6.76	9.42	4.51	3.44	0.33	0.69	2.70	66.55
Sussex Bancorp	0.27	0.15	3.34	1.90	3.61	4.42	3.57	0.70	1.02	3.45	73.99
Maximum:	1.78	1.64	16.43	15.07	17.03	5.45	4.57	1.64	1.05	3.67	105.63
Minimum:	(1.12)	(0.85)	(12.50)	(10.16)	(12.50)	3.93	2.42	0.10	0.03	1.63	36.42
Average:	0.58	0.54	5.89	5.51	6.36	4.66	3.63	0.53	0.56	2.61	64.31
Median:	**0.70**	**0.68**	**8.01**	**7.33**	**8.66**	**4.64**	**3.59**	**0.34**	**0.56**	**2.70**	**64.97**
Regional Median - Liquid	0.71	0.71	6.68	6.81	8.22	4.44	3.55	0.29	0.64	2.71	64.13
National Median - Liquid	0.74	0.71	6.55	6.25	8.00	4.53	3.66	0.32	0.85	3.04	66.48
TF Financial Corporation	**0.79**	**0.71**	**6.81**	**6.15**	**7.21**	**4.76**	**3.91**	**0.38**	**0.51**	**2.73**	**62.37**
Variance to the Comparable Median	*0.09*	*0.03*	*(1.20)*	*(1.18)*	*(1.45)*	*0.12*	*0.32*	*0.04*	*(0.05)*	*0.03*	*(2.60)*

Asset and deposit growth are below the comparable medians. Loan and EPS growth are above the comparable medians. THRD's dividend yield and payout ratios are lower . . .

	Growth Rates						Dividends	
Company Name	Asset LTM (%)	Net Loan LTM (%)	Deposit LTM (%)	EPS LTM (%)	Core EPS LTM (%)	Company Name	Current Dividend Yield (%)	LTM Dividend Payout Ratio (%)
Penns Woods Bancorp, Inc.	11.69	12.47	11.44	19.42	10.51	Penns Woods Bancorp, Inc.	4.97	50.95
Unity Bancorp, Inc.	(2.19)	(0.95)	(3.22)	350.00	419.24	Unity Bancorp, Inc.	-	NM
Harleysville Savings Financial Corporatioi	(3.96)	(3.97)	3.53	(7.64)	5.38	Harleysville Savings Financial Corporatioi	5.08	59.40
Royal Bancshares of Pennsylvania, Inc.	(6.49)	(23.50)	(1.15)	NM	NM	Royal Bancshares of Pennsylvania, Inc.	-	NM
1st Constitution Bancorp	7.23	19.10	2.42	51.01	51.54	1st Constitution Bancorp	NA	NM
Parke Bancorp, Inc.	0.41	(5.61)	2.84	(16.54)	(14.42)	Parke Bancorp, Inc.	NA	NM
Mid Penn Bancorp, Inc.	0.37	(0.16)	(0.91)	34.69	29.04	Mid Penn Bancorp, Inc.	2.04	15.15
Community Partners Bancorp	5.98	7.41	6.17	28.57	23.30	Community Partners Bancorp	NA	NM
Norwood Financial Corp.	2.92	5.49	2.86	9.09	(2.32)	Norwood Financial Corp.	4.05	34.09
Stewardship Financial Corporation	(3.18)	(5.07)	(0.75)	NM	NM	Stewardship Financial Corporation	2.22	NM
Colonial Financial Services, Inc.	6.78	(2.81)	8.16	(97.26)	NM	Colonial Financial Services, Inc.	NA	NM
DNB Financial Corporation	2.81	(2.27)	3.89	21.53	31.00	DNB Financial Corporation	1.28	11.43
Bancorp of New Jersey, Inc.	25.76	18.44	29.07	37.50	36.07	Bancorp of New Jersey, Inc.	2.22	62.34
Emclaire Financial Corp.	7.77	8.08	8.48	20.93	(1.93)	Emclaire Financial Corp.	3.60	39.42
Sussex Bancorp	1.70	0.99	0.55	(48.05)	(69.16)	Sussex Bancorp	-	NM
Maximum:	25.76	19.10	29.07	350.00	419.24	Maximum:	5.08	62.34
Minimum:	(6.49)	(23.50)	(3.22)	(97.26)	(69.16)	Minimum:	-	11.43
Average:	3.84	1.84	4.89	31.02	43.19	Average:	2.32	38.97
Median:	**2.81**	**(0.16)**	**2.86**	**20.93**	**16.90**	**Median:**	**2.22**	**39.42**
Regional Median - Liquid	2.01	2.70	2.80	5.66	6.23	Regional Median - Liquid	2.77	42.42
National Median - Liquid	1.82	2.55	2.75	18.58	16.14	National Median - Liquid	1.97	39.01
TF Financial Corporation	**0.27**	**5.76**	**(3.34)**	**76.11**	**66.71**	**TF Financial Corporation**	**0.83**	**10.05**
Variance to the Comparable Median	*(2.54)*	*5.92*	*(6.20)*	*55.18*	*49.81*	*Variance to the Comparable Median*	*(1.39)*	*(29.37)*

THRD trades at a premium to the comparable median price to tangible book multiple and on an earnings basis, but at a discount relative to national and regional medians . . .

				12/13/12 Current Trading Price in Relation to					
Ticker	Short Name	Current Price ($)	Market Value ($M)	MRQ EPS (x)	MRQ Core EPS (x)	LTM EPS (x)	LTM Core EPS (x)	Book Value (%)	Tangible Book Value (%)
PWOD	Penns Woods Bancorp, Inc.	37.81	145.1	9.8	10.7	10.2	11.2	154.7	159.9
UNTY	Unity Bancorp, Inc.	6.05	45.4	15.1	14.8	22.4	25.7	80.5	82.7
HARL	Harleysville Savings Financial Corporatio	15.75	59.4	13.1	13.1	11.8	11.9	99.4	99.4
RBPAA	Royal Bancshares of Pennsylvania, Inc.	1.48	19.7	NM	NM	NM	NM	53.8	53.8
FCCY	1st Constitution Bancorp	8.62	48.7	8.3	8.0	9.0	8.7	74.1	81.2
PKBK	Parke Bancorp, Inc.	5.39	29.0	5.4	6.2	5.3	5.8	44.0	44.0
MPB	Mid Penn Bancorp, Inc.	9.78	34.1	7.4	8.6	7.4	7.6	72.7	74.4
CPBC	Community Partners Bancorp	5.60	44.7	9.3	9.0	10.4	10.0	56.6	73.9
NWFL	Norwood Financial Corp.	29.61	97.0	11.0	13.4	11.2	12.5	105.5	119.0
SSFN	Stewardship Financial Corporation	3.60	21.3	22.5	56.5	NM	NM	49.7	49.7
COBK	Colonial Financial Services, Inc.	13.00	51.0	27.1	27.9	NM	NM	72.7	72.7
DNBF	DNB Financial Corporation	15.60	42.4	7.8	8.4	8.9	9.2	99.2	99.6
BKJ	Bancorp of New Jersey, Inc.	10.80	56.2	12.3	14.2	14.0	14.6	103.7	103.7
EMCF	Emclaire Financial Corp.	20.00	35.0	16.1	25.2	9.6	11.7	83.1	94.2
SBBX	Sussex Bancorp	5.30	18.0	7.8	24.0	13.3	23.9	43.7	46.9
	Comparable Average		49.8	12.4	17.1	11.1	12.7	79.6	83.7
	Comparable Median		44.7	10.4	13.3	**10.3**	**11.4**	74.1	**81.2**
	Regional Average - Liquid			15.91	17.7	16.3	20.2	96.3	107.9
	Regional Median - Liquid			12.28	13.0	**13.2**	**13.4**	93.2	**103.1**
	National Average - Liquid			14.61	17.1	15.8	17.6	96.2	107.2
	National Median - Liquid			12.14	12.6	**13.1**	**13.4**	90.7	**101.1**
THRD	**TF Financial Corporation**	**24.07**	**68.3**	**11.1**	**11.1**	**12.1**	**13.4**	**83.3**	**88.0**

Source: SNL Securities, FCA calculations

Market Value Analysis - Acquisition

In order to evaluate the proposed consideration, FCA considered the pricing of other recent bank and thrift mergers. FCA selected two comparable acquisition groups. It is important to recognize that none of the targets are clones of RBLG . . .

- Group 1 (Regional) selection criteria used is as follows:
  - The deal was announced after January 1, 2012,
  - The target was located in the Mid Atlantic Region,
  - Target had assets less than $500 million, and
  - Not a merger of two mutuals.
- Group 2 (Size) selection criteria used is as follows:
  - The deal was announced after January 1, 2012,
  - The target had assets less than $250 million.

Utilizing the Regional analysis, RBLG is receiving a higher earnings and core earnings multiple, but a lower tangible book multiple and premium to core deposits value relative to the comparable medians . . .

				Seller's Financials					Deal Pricing at Announcement					
Buyer Name	Target Name	Announce Date	Target State	Total Assets ($000)	Tang. Equity/ Assets (%)	ROAA (%)	ROAE (%)	NPAs/ Assets (%)	Deal Value ($M)	Price/ LTM EPS (x)	Price/ LTM Core EPS (x)	Price/ Tang. Book (%)	Tang. Bk Prem/ Core Deposits (%)	Premium to 1 Mnth Trading Price (%)
Center Bancorp Inc.	Saddle River Valley Bank	02/01/12	NJ	120,216	10.88	(2.85)	(19.41)	1.41	11.5	NM	NA	90.0	(1.6)	NA
Customers Bancorp Inc	CMS Bancorp Inc.	08/10/12	NY	247,158	8.86	(0.19)	(2.19)	3.92	20.8	NM	NM	95.0	(0.8)	NA
F.N.B. Corp.	Annapolis Bancorp Inc.	10/22/12	MD	437,478	7.98	0.79	9.53	1.91	50.5	18.6	18.6	160.5	NA	73.9
First Priority Financial Corp.	Affinity Bancorp Inc.	05/23/12	PA	176,284	6.86	(0.29)	(4.25)	1.54	12.7	NM	NM	NM	NM	NA
Hana Financial Group Inc.	BNB Financial Services Corp.	07/21/12	NY	355,281	11.99	(0.54)	(4.53)	6.59	11.3	NM	NA	42.2	(7.7)	NA
Jefferson Bancorp Inc.	Carrollton Bancorp	04/08/12	MD	365,360	8.93	0.15	1.63	4.72	NA	NA	NA	NA	NA	NA
Old Line Bancshares Inc	WSB Holdings Inc.	07/11/12	MD	373,647	14.76	0.24	1.66	10.04	49.0	43.7	51.0	88.7	(2.8)	144.9
Penns Woods Bancorp Inc.	Luzerne National Bank Corp.	10/18/12	PA	306,262	9.11	0.80	8.80	1.28	46.1	20.3	20.3	165.0	7.5	111.1
Provident New York Bancorp	Gotham Bank	01/17/12	NY	419,896	7.51	0.83	11.54	0.25	40.5	16.8	NM	128.5	4.1	NA
S&T Bancorp Inc.	Gateway Bank of Pennsylvania	03/29/12	PA	120,260	12.62	0.51	4.23	-	21.3	34.2	NA	140.1	10.2	NA
		Median		330,772	9.02	0.19	1.64	1.72	21.3	20.3	20.3	111.7	(0.8)	111.1
		Minimum		120,216	6.86	(2.85)	(19.41)	-	11.3	16.8	18.6	42.2	(7.7)	73.9
		Maximum		437,478	14.76	0.83	11.54	10.04	50.5	43.7	51.0	165.0	10.2	144.9
TF Financial Corporation	Roebling Financial Corp, Inc.	NA	NJ	161,793	10.44	0.08	0.84	1.23	14.6	108.0	108.0	86.2	(2.0)	72.8

List of similar sized deals . . .

				Seller's Financials						Deal Pricing at Announcement					
Buyer Name	Target Name	Announce Date	Target State	Total Assets ($000)	Tang. Equity/ Assets (%)	ROAA (%)	ROAE (%)	NPAs/ Assets (%)	Deal Value ($M)	Price/ LTM EPS (x)	Price/ LTM Core EPS (x)	Price/ Tang. Book (%)	Tang. Bk Prem/ Core Deposits (%)	Premium to 1 Mnth Trading Price (%)
American Bancorp. Inc.	Osage Bancshares Inc.	07/27/12	OK	153,930	14.44	0.69	4.40	0.62	28.1	25.2	22.2	124.0	8.2	47.0
Associated Community Bncp Inc	InsurBanc	11/29/12	CT	182,617	11.27	0.23	2.06	0.64	NA	NA	NA	NA	NA	NA
Bank of Commerce	State Bank & Trust Co	03/07/12	MT	100,136	9.62	0.97	9.87	2.96	9.7	16.4	NA	100.8	0.1	NA
Bank of the Ozarks Inc.	Genala Banc Inc.	10/04/12	AL	170,422	16.53	1.38	8.43	1.16	27.3	16.7	NA	95.4	(1.0)	NA
BBCN Bancorp Inc.	Pacific International Bancorp	10/22/12	WA	208,636	10.61	NA	NA	NA	14.7	NA	NA	37.2	(7.2)	59.1
CapStar Bank	American Security B&TC	02/09/12	TN	168,889	11.20	(0.32)	(2.81)	4.76	15.4	NM	NA	81.7	(2.5)	NA
CapStone Bank	Patriot State Bk	09/20/12	NC	138,740	11.51	0.59	5.01	3.30	10.6	NM	NM	66.4	NA	NA
Center Bancorp Inc.	Saddle River Valley Bank	02/01/12	NJ	120,216	10.88	(2.85)	(19.41)	1.41	11.5	NM	NA	90.0	(1.6)	NA
Central Bancshares Inc.	Bank of Naples	04/26/12	FL	154,190	2.49	(3.43)	(93.66)	9.76	NA	NA	NA	NA	NA	NA
Chambers Bancshares Inc.	Peterson Holding Co.	12/07/12	AR	127,305	2.53	(3.59)	(157.58)	28.18	NA	NA	NA	NA	NA	NA
Circle I Bank Group Inc.	Western Bancshares Inc.	09/04/12	TX	178,723	10.27	0.78	8.57	1.14	NA	NA	NA	NA	NA	NA
Commerce Bancshares Corp.	Mercantile Capital Corp	03/21/12	MA	191,910	10.62	1.10	10.60	-	29.9	16.3	NA	194.4	6.1	NA
Cooper Investments Inc.	Bank Star of the LeadBelt	09/29/12	MO	115,642	8.26	0.18	2.12	2.12	NA	NA	NA	NA	NA	NA
Coronado First Bank	San Diego Private Bank	11/27/12	CA	129,198	10.11	0.43	4.11	0.28	15.5	NM	NA	118.7	2.4	NA
Customers Bancorp Inc	CMS Bancorp Inc.	08/10/12	NY	247,158	8.86	(0.19)	(2.19)	3.92	20.8	NM	NM	95.0	(0.8)	NA
Drummond Banking Co.	Williston Holding Co.	06/14/12	FL	188,234	7.45	(2.55)	(33.07)	7.21	15.6	NM	NA	82.7	(2.1)	NA
First Priority Financial Corp.	Affinity Bancorp Inc.	05/23/12	PA	176,284	6.86	(0.29)	(4.25)	1.54	12.7	NM	NM	NM	NM	NA
FNB Bancorp	Oceanic Bank Holding Inc.	03/25/12	CA	169,427	18.94	0.73	4.09	2.75	27.8	27.4	NA	86.2	(8.0)	NA
Framingham Co-operative Bank	Natick FSB	03/13/12	MA	155,587	9.23	(0.05)	(0.53)	1.26	NA	NA	NA	NA	NA	NA
GNB Bancorp.	Delaware Service Co.	03/23/12	IA	148,902	11.85	1.34	12.38	0.85	NA	NA	NA	NA	NA	NA
Grandpoint Capital Inc.	California Community Bank	01/19/12	CA	243,775	10.58	0.37	3.42	3.37	30.0	34.7	34.7	116.1	2.5	NA
GWY LLC	Northwest Bank	04/04/12	OR	104,389	8.43	(0.57)	(6.96)	5.13	NA	NA	NA	NA	NA	NA
Heartland Financial USA Inc.	First Shares Inc.	07/31/12	WI	130,018	11.00	0.26	2.35	1.96	11.0	34.7	NA	84.6	(1.8)	NA
Heartland Financial USA Inc.	Heritage Bank NA	10/11/12	AZ	106,959	11.79	0.99	8.20	2.77	15.6	NM	NA	124.0	3.7	NA
Horizon Bancorp	Heartland Bancshares	02/09/12	IN	235,647	9.11	0.12	1.35	4.38	21.3	NM	NM	96.0	(0.1)	NM
Independent Bancshares Inc.	Security State Bk Fergus Falls	10/16/12	MN	140,420	9.38	1.11	12.54	2.10	NA	NA	NA	NA	NA	NA
Independent Bk Group Inc.	Community Group Inc.	07/17/12	TX	105,206	9.99	0.90	9.06	2.34	NA	NA	NA	NA	NA	NA
Investor group	Anchor Commercial Bank	08/31/12	FL	116,341	2.43	(3.84)	(136.18)	17.87	NA	NA	NA	NA	NA	NA
Investor group	FEB Bancshares Inc.	07/27/12	AL	178,708	1.89	(12.28)	(363.85)	7.39	NA	NA	NA	NA	NA	NA
Investor group	Westside Cmnty Bank	08/21/12	WA	104,700	2.78	(6.28)	(142.72)	30.89	NA	NA	NA	NA	NA	NA
Jeff Davis Bancshares Inc.	Guaranty Capital Corp.	10/12/12	LA	143,371	11.05	0.77	7.25	1.03	NA	NA	NA	NA	NA	NA

Relative to the similar size group, RBLG is receiving a higher earnings and core earnings multiple, but a lower tangible book multiple and premium to core deposits value relative to the comparable medians . . .

				Seller's Financials					Deal Pricing at Announcement					
Buyer Name	Target Name	Announce Date	Target State	Total Assets ($000)	Tang. Equity/ Assets (%)	ROAA (%)	ROAE (%)	NPAs/ Assets (%)	Deal Value ($M)	Price/ LTM EPS (x)	Price/ LTM Core EPS (x)	Price/ Tang. Book (%)	Tang. Bk Prem/ Core Deposits (%)	Premium to 1 Mnth Trading Price (%)
Landmark Credit Union	Hartford Savings Bank	09/13/12	WI	194,045	9.94	(0.62)	(6.11)	9.13	NA	NA	NA	NA	NA	NA
LCNB Corp.	First Capital Bancshares Inc.	10/09/12	OH	152,724	9.33	0.61	6.02	0.65	19.6	21.6	NA	155.0	5.1	NA
Leackco Bank Holding Co.	ASB Bank Holding Company	03/14/12	SD	148,463	9.96	1.16	11.78	-	NA	NA	NA	NA	NA	NA
Mission Bancorp	Mojave Desert Bank NA	07/23/12	CA	103,834	8.34	0.09	1.06	0.92	7.1	NM	NM	79.6	(1.7)	41.8
Morrill Bancshares Inc.	JTB Bancshares Inc.	08/06/12	KS	114,321	7.57	0.43	4.63	3.82	12.0	NM	NA	226.0	7.0	NA
New Hampshire Thrift Bncshrs	Nashua Bank	08/01/12	NH	118,308	13.97	0.35	2.49	1.27	19.1	49.4	NA	115.7	2.9	NA
Northfield Bancorp Inc. (MHC)	Flatbush Fed Bncp Inc. (MHC)	02/29/12	NY	144,102	10.53	(0.73)	(6.72)	NA	18.2	NM	NM	120.1	3.8	110.5
Ohio Farmers Insurance Co.	Western Reserve Bancorp	06/05/12	OH	190,461	9.71	0.59	6.05	3.98	23.0	25.7	25.9	124.6	3.3	103.2
Olney Bancshares of Texas Inc.	Town & Country Bank	11/20/12	TX	210,070	10.84	1.40	12.97	-	NA	NA	NA	NA	NA	NA
Overton Financial Corporation	First National Bank of Canton	08/02/12	TX	125,762	9.02	1.27	13.98	1.69	17.0	17.7	NA	149.9	5.0	NA
People First Bancshares Inc.	Two subs of Lima Bancshares	09/20/12	IL	119,354	NA	NA	NA	NA	14.3	8.3	NA	128.0	3.1	NA
Pinnacle Bancorp Inc.	First State Bank of Joplin	10/09/12	MO	177,526	12.11	1.66	14.30	0.93	NA	NA	NA	NA	NA	NA
Pinnacle Bancorp Inc.	Hastings State Bank	10/10/12	NE	139,501	7.93	0.76	10.11	2.58	NA	NA	NA	NA	NA	NA
Prosperity Bancshares Inc.	Community National Bank	04/26/12	TX	182,793	9.54	0.44	4.61	2.51	25.7	37.3	61.7	142.2	6.2	NA
PSB Holdings Inc.	Marathon State Bank	03/15/12	WI	108,413	18.42	0.54	2.84	-	5.6	9.9	NA	100.0	-	NA
Red River Bancshares Inc.	Fidelity Bancorp Inc.	11/15/12	LA	125,681	11.69	0.29	2.60	6.17	NA	NA	NA	NA	NA	NA
S&T Bancorp Inc.	Gateway Bank of Pennsylvania	03/29/12	PA	120,260	12.62	0.51	4.23	-	21.3	34.2	NA	140.1	10.2	NA
Scottrade Financial Services	Bunker Hill Bancorp Inc.	10/25/12	MO	153,900	8.78	0.57	6.50	0.56	NA	NA	NA	NA	NA	NA
SKBHC Holdings LLC	ICB Financial	07/19/12	CA	227,305	13.80	(0.16)	(1.22)	5.11	30.0	NM	NM	94.7	(0.8)	11.7
SKBHC Holdings LLC	Security Business Bancorp	03/23/12	CA	233,414	12.20	0.08	0.67	0.91	26.4	NM	NM	135.0	4.3	NA
Steele Holdings Inc.	East TX Natl Bk of Palestine	11/20/12	TX	145,604	6.62	0.54	7.26	0.31	NA	NA	NA	NA	NA	NA
Sterling Financial Corp.	American Heritage Holdings	10/22/12	CA	149,649	9.74	(0.34)	(3.66)	11.97	6.5	NM	NA	50.7	(5.1)	NA
Western Alliance Bancorp	Western Liberty Bancorp	08/17/12	NV	198,712	36.90	(2.53)	(6.79)	17.31	55.4	NM	NM	74.6	(16.9)	42.1
		Median		149,276	9.99	0.40	3.13	2.12	17.6	25.2	30.3	100.8	1.3	47.0
		Minimum		100,136	1.89	(12.28)	(363.85)	-	5.6	8.3	22.2	37.2	(16.9)	11.7
		Maximum		247,158	36.90	1.66	14.30	30.89	55.4	49.4	61.7	226.0	10.2	110.5
TF Financial Corporation	**Roebling Financial Corp, Inc.**	**NA**	**NJ**	**161,793**	**10.44**	**0.08**	**0.84**	**1.23**	**14.6**	**108.0**	**108.0**	**86.2**	**(2.0)**	**72.8**

Investment Value Analysis

FCA utilized the following assumptions to prepare the investment value analysis . . .

- FCA used the Bank's 2013 profit plan for 2013 financials and then assumed the following:
  - 2% growth in assets for 2014-2016.
  - ROAA gradually increases from 0.23% for 2014 to 0.35% for 2017.
  - No dividends were assumed in 2013-2014. Dividends were assumed to be $0.04, $0.08 and $0.10 per share for 2015-2017, respectively.
- The discount rate was 9.98%, which represents the industry median rate (adjusted for size) for the third quarter of 2012 as provided by Morningstar. FCA also prepared a sensitivity analysis around the selected discount rate.
- The terminal value was calculated based on a price to earnings multiple of 17x and an acquisition price to tangible book value of 100%. These multiples were based upon the median Mid Atlantic trading multiples for 2007 through 2012 year-to-date. FCA also prepared a sensitivity analysis around the selected multiples.

Based on a DCF analysis, the Company's investment value ranges from $3.90 based on the earning approach and $7.11 based on the tangible book approach . . .

	2012	2013	2014	2015	2016	2017	
Year	**0.0**	**1.0**	**2.0**	**3.0**	**4.0**	**5.0**	**5.0**
Discount Period	**0.0**	**0.5**	**1.5**	**2.5**	**3.5**	**4.5**	**5.0**
Assets	161,793	157,974	161,133	164,356	167,643	170,996	
- Asset Growth		-2.36%	2.00%	2.00%	2.00%	2.00%	
ROAA	0.08%	0.19%	0.23%	0.27%	0.31%	0.35%	
ROAE	0.84%	1.76%	2.08%	2.44%	2.80%	3.16%	
Net income	126	301	364	437	512	590	
Shares, Fully Diluted	1,664	1,664	1,664	1,664	1,664	1,664	
EPS	$ 0.08	$ 0.18	$ 0.22	$ 0.26	$ 0.31	$ 0.35	
Tangible Equity / Assets	10.44%	10.97%	10.98%	10.99%	11.00%	11.03%	
Tangible Equity	16,895	17,335	17,699	18,068	18,445	18,866	
Shares	1,687	1,687	1,687	1,687	1,687	1,687	
Tangible Book Value	$ 10.02	$ 10.28	$ 10.49	$ 10.71	$ 10.94	$ 11.19	
Dividend Payout Ratio	0%	0%	0%	15%	25%	27%	
Dividends per Share	$ -	$ -	$ -	$ 0.04	$ 0.08	$ 0.10	
Discount Dividend Value (9.98%)	$ -	$ -	$ -	$ 0.03	$ 0.06	$ 0.07	
						Total Discounted Dividends	$ 0.15
Terminal Value Based on Earnings (17x)							$ 6.02
						Present Value (9.98%)	$ 3.74
Terminal Value Based on Tang. Book (100%)							$ 11.19
						Present Value (9.98%)	$ 6.95

Investment Value Based on Earnings	**$ 0.15**	**+**	**$ 3.74**	**=**	**$ 3.90**
Investment Value Based on Tang. Book	**$ 0.15**	**+**	**$ 6.95**	**=**	**$ 7.11**

The following tables provide for a range of values with varied assumed discount rates and terminal value multiples. The Merger Consideration is above all the values using the earnings approach and toward the higher end of the values using the tangible book approach . . .

Investment Value - Earnings Approach

Price to EPS Acquisition Multiple Range

Discount Rate	13.00x	15.00x	17.00x	20.00x	23.00x
13.00%	**$ 2.64**	$ 3.02	$ 3.41	$ 3.99	$ 4.56
12.00%	$ 2.76	$ 3.16	$ 3.56	$ 4.17	$ 4.77
11.00%	$ 2.88	$ 3.30	$ 3.72	$ 4.35	$ 4.99
10.00%	$ 3.01	$ 3.45	$ 3.89	$ 4.55	$ 5.21
9.00%	$ 3.15	$ 3.61	$ 4.07	$ 4.77	$ 5.46
8.00%	$ 3.30	$ 3.78	$ 4.26	$ 4.99	$ 5.71
7.00%	$ 3.45	$ 3.96	$ 4.47	$ 5.22	**$ 5.98**

Investment Value - Tang. Book Approach

Price to Tang. Book Value Acquisition Multiple Range

Discount Rate	80%	90%	100%	110%	120%
13.00%	**$ 5.00**	$ 5.60	$ 6.21	$ 6.82	$ 7.43
12.00%	$ 5.22	$ 5.86	$ 6.49	$ 7.13	$ 7.76
11.00%	$ 5.46	$ 6.12	$ 6.79	$ 7.45	$ 8.12
10.00%	$ 5.71	$ 6.41	$ 7.10	$ 7.79	$ 8.49
9.00%	$ 5.98	$ 6.70	$ 7.43	$ 8.16	$ 8.88
8.00%	$ 6.26	$ 7.02	$ 7.78	$ 8.54	$ 9.30
7.00%	$ 6.55	$ 7.35	$ 8.15	$ 8.94	**$ 9.74**

Pro Forma Financial Impact of the Transaction

This section analyzes the pro forma financial impact of the transaction to THRD and RBLG.

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RBLG's shareholders are getting more than their share of loans, core deposits, equity, and earnings, but less than their share of assets, deposits and tangible equity . . .

Contribution Analysis

($000's)	Buyer THRD	Target RBLG	Contribution (%) THRD	Contribution (%) RBLG
Total Assets	$ 697,056	$ 161,793	81.2%	18.8%
Total Net Loans	534,838	106,001	83.5%	16.5%
Core Deposits	381,255	74,150	83.7%	16.3%
Total Deposits	533,273	128,905	80.5%	19.5%
Total Equity Capital	81,965	16,895	82.9%	17.1%
Tangible Equity	77,641	16,895	82.1%	17.9%
Total Common Equity	81,965	16,895	82.9%	17.1%
Tangible Common Equity	77,641	16,895	82.1%	17.9%
Historical Core Net Income	4,888	125	97.5%	2.5%
Historical Net Income, With Synergies	4,888	904	84.4%	15.6%
Year 1 Proj. Core Earnings	4,964	301	94.3%	5.7%
Year 1 Proj. Core Earnings With Synergies	4,964	1,212	80.4%	19.6%
Year 2 Proj. Core Earnings	5,311	364	93.6%	6.4%
Year 2 Proj. Core Earnings With Synergies	5,311	1,529	77.6%	22.4%
Pro Forma Ownership: Stock - 100%			82.2%	17.8%

**Core Deposits Do Not Include CDs < $100k*